UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CA, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock of CA, Inc.
(2)

Aggregate number of securities to which transaction applies: As of July 6, 2018, there were outstanding: (1) 418,169,359 shares of common stock (which include 4,936,683 shares of restricted stock); (2) 4,669,490 shares of common stock issuable pursuant to outstanding options with exercise prices below the per share merger consideration of $44.50; (3) 1,492,139 shares of common stock underlying restricted stock units; (4) 1,981,504 shares of common stock underlying performance-based restricted stock units calculated at maximum performance levels and (5) 647,388 shares of common stock underlying deferred stock units.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): In accordance with Exchange Act Rule 0-11(c), the filing fee of $2,347,698.80 was determined by multiplying ..0001245 by the aggregate merger consideration of $18,857,018,498.33. The aggregate merger consideration was calculated based on the sum of (a) the product of 418,169,359 shares of common stock (which includes 4,936,683 shares of restricted stock) and the per share merger consideration of $44.50; (b) the product of (i) 4,669,490 shares of common stock issuable pursuant to outstanding options with exercise prices below the per share merger consideration of $44.50 (which include unvested options that will be assumed by Broadcom Inc. in the merger) and (ii) the difference between $44.50 and $30.56, the weighted average exercise price of such options; (c) the product of 1,492,139 shares of common stock underlying restricted stock units that will be assumed by Broadcom Inc. in the merger and the per share merger consideration of $44.50; (d) the product of 1,981,504 shares of common stock underlying performance-based restricted stock units calculated at maximum performance levels that will be assumed by Broadcom Inc. in the merger and the per share merger consideration of $44.50; and (e) the product 647,388 shares of common stock underlying deferred stock units that will be assumed by Broadcom Inc. in the merger and the per share merger consideration of $44.50.

	(4)	Proposed maximum aggregate value of transaction: $18,857,018,498.33
	(5)	Total fee paid: $2,347,698.80
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

[●], 2018

Dear CA, Inc. Stockholder:

On July 11, 2018, CA, Inc. (which we refer to as “CA,” “we” or “us”) entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) with Broadcom Inc. (which we refer to as “Broadcom”) and Collie Acquisition Corp., a wholly owned subsidiary of Broadcom (which we refer to as “Merger Sub”), pursuant to which Broadcom will acquire CA in a merger transaction (which we refer to as the “merger”) if certain conditions to the merger are satisfied, including the affirmative vote of the holders of a majority of outstanding shares of CA common stock. We are calling a special meeting of CA’s stockholders to be held on [●], 2018, at [●], Eastern time, at [●] to enable CA’s stockholders to vote on the merger agreement in order to satisfy this condition to the merger.

Upon completion of the merger, you will be entitled to receive $44.50 in cash, without interest, for each share of CA common stock that you hold as of immediately prior to the effective time of the merger (unless you properly exercise your appraisal rights under applicable law). This price represents a premium of approximately:

•	20% based on the closing price per share of $37.21 on July 11, 2018, the last trading day before the public announcement of the execution of the merger agreement;

•	23% over the $36.30 volume weighted average trading price of CA’s common stock during the 30-day period prior to the public announcement of the execution of the merger agreement;

•	26% over the $35.33 volume weighted average trading price of CA’s common stock during the 90-day period prior to the public announcement of the execution of the merger agreement; and

•	19% over the highest price at which CA’s common stock traded during the 10-year period prior to the public announcement of the execution of the merger agreement.

At a meeting on July 11, 2018, the board of directors of CA (which we refer to as the “CA board”) unanimously determined that the merger agreement and merger are advisable, and fair to and in the best interests of CA’s stockholders, and approved the merger agreement and the merger. The CA board unanimously recommends that you vote “FOR” the proposal described herein to adopt the merger agreement in order to satisfy a condition to the merger.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of CA common stock will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares of CA common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of CA common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of CA common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of CA common stock “FOR” the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

We are also soliciting the approval of CA stockholders for two additional proposals to be considered at the special meeting. The first is a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. The second is a proposal to approve certain compensation matters that we are required to submit for the approval, on an advisory basis, of CA stockholders at the special meeting under applicable law. However, because approval of such compensation matters is advisory in nature, it will not be binding upon CA, the CA board, the CA board’s compensation committee or Broadcom. Further, some of the compensation plans and arrangements that are being submitted for stockholder approval are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, if the merger is completed, certain compensation plans and arrangements will or may become payable to CA’s named executive officers in connection with the merger in accordance with the terms and conditions applicable to such compensation plans and arrangements regardless of the outcome of the vote on this compensation proposal.

The accompanying proxy statement provides you with detailed information about the merger, the merger agreement, the special meeting and the compensation related proposal described above. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about CA from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of CA common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway

New York, NY 10018

Stockholders May Call:

(800) 322-2885 (toll-free from the U.S. or Canada);

(212) 929-5500 (from other locations)

Thank you in advance for your cooperation and continued support.

Sincerely,

Arthur F. Weinbach

Chairman of the CA Board of Directors

Michael P. Gregoire

Chief Executive Officer

The proxy statement is dated [●], 2018 and is first being mailed to CA’s stockholders on or about [●], 2018.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

CA, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

CA, Inc. (which we refer to as “CA,” “we” or “us”) will hold a special meeting of stockholders on [●], 2018 at [●], Eastern time, at [●], for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 11, 2018 (as it may be amended or modified from time to time, the “merger agreement”), by and among CA, Broadcom Inc., a Delaware corporation (“Broadcom”), and Collie Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Broadcom (“Merger Sub”), pursuant to which Merger Sub will be merged with and into CA (the “merger”) and CA will become a wholly owned subsidiary of Broadcom.

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3. To approve, on an advisory (non-binding) basis, specified compensation that will or may become payable to the named executive officers of CA in connection with the merger (the “CA advisory proposal on specified compensation”).

In accordance with our bylaws, the close of business on [●], 2018 has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of CA common stock that you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of CA common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of CA common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of CA common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of CA common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote.

The CA board has unanimously determined that the merger agreement and merger are advisable, and fair to and in the best interests of CA’s stockholders, and has unanimously approved in all respects the merger agreement and the other transactions contemplated by the merger agreement. The CA board made its determination after consultation with its legal and financial advisors and consideration of a number of factors. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

The CA board unanimously recommends that you vote:

•	“FOR” the proposal to adopt the merger agreement

•

“FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement

•	“FOR” the CA advisory proposal on specified compensation

If you plan to attend the special meeting in person, please mark the designated box on the enclosed proxy card. Alternatively, if you utilize the Internet voting system, please indicate your plans to attend the special meeting when prompted to do so by the system. If you are a stockholder of record, you should bring the top half of the enclosed proxy card as your admission card and present the card upon entering the special meeting. If you are planning to attend the special meeting and your shares are held in “street name” by a bank, brokerage firm or other nominee, you should ask the bank, brokerage firm or other nominee for a legal proxy or bring your most recent account statement to the special meeting so that we can verify your ownership of CA common stock. Please note, however, that if your shares are held in “street name” and you do not bring a legal proxy from the record owner, you will be able to attend the special meeting, but you will not be able to vote at the special meeting.

The accompanying proxy statement provides a detailed description of the merger and the merger agreement. We urge you to read the accompanying proxy statement, including any documents incorporated by reference, and the annexes carefully and in their entirety. If you have any questions concerning the merger agreement, the merger or the proxy statement of which this notice forms a part, would like additional copies of the proxy statement or need help voting your shares of CA common stock, please contact CA’s proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway

New York, NY 10018

Stockholders May Call:

(800) 322-2885 (toll-free from the U.S. or Canada);

(212) 929-5500 (from other locations)

CA stockholders who do not expect to attend the special meeting in person, but wish for their CA common stock to be voted on matters to be transacted at the special meeting, are urged to sign, date and mail the enclosed proxy in the accompanying envelope, to which no postage need be affixed if mailed in the United States. You also have the option of voting your shares by telephone or on the Internet. Voting instructions are printed on your proxy card. If you vote by telephone or Internet, you do not need to mail back your proxy. Voting promptly, regardless of the number of shares you hold, will aid CA in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.

By Order of the CA Board of Directors,

Arthur F. Weinbach

Chairman of the CA Board of Directors

New York City, New York

[●], 2018

-i-

-ii-

SUMMARY

The following summary highlights selected information contained in this proxy statement but may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find More Information,” beginning on page 102.

Parties to the Merger (page 21)

CA, Inc. (which we refer to as “CA,” “we” or “us”) is a Delaware corporation headquartered in New York City. CA is a global leader of software solutions, including enterprise solutions and mainframe solutions, for businesses, government agencies and organizations of various types and sizes. Our solutions enable customers to plan, develop, automate, manage and secure applications across mobile, cloud, distributed and mainframe platforms. Our principal executive offices are located at 520 Madison Avenue, New York, New York 10022 and our telephone number is (800) 225-5224. For more information about CA, please visit our website at https://www.ca.com/us.html. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. See also the section of this proxy statement entitled “Where You Can Find More Information,” beginning on page 102. CA common stock is publicly traded on the NASDAQ Global Select Market (which we refer to as “NASDAQ”) under the symbol “CA.”

Broadcom Inc. (which we refer to as “Broadcom”) is a Delaware corporation headquartered in San Jose, California. Broadcom is a leading designer, developer and global supplier of a broad range of digital and analog semiconductor connectivity solutions. Broadcom’s extensive product portfolio serves four primary end markets: wired infrastructure, wireless communications, enterprise storage and industrial & other. Applications for Broadcom’s products in these end markets include: data center networking, home connectivity, set-top box, broadband access, telecommunications equipment, smartphones and base stations, data center servers and storage, factory automation, power generation and alternative energy systems, and electronic displays. Broadcom’s principal executive offices are located at 1320 Ridder Park Drive, San Jose, California 95131, and its telephone number is (408) 433-8000.

Collie Acquisition Corp. (which we refer to as “Merger Sub”) is a Delaware corporation that was formed by Broadcom solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated July 11, 2018, as it may be amended or modified from time to time, among CA, Broadcom and Merger Sub, as the “merger agreement,” the merger of Merger Sub with and into CA as the “merger,” and each of CA, Broadcom and Merger Sub as a “party.”

The Merger (page 22)

Under the terms of the merger agreement, if the closing conditions in the merger agreement are satisfied (or waived if permissible to do so), Broadcom will acquire CA through the merger of Merger Sub with and into CA. As a result of this merger, each issued and outstanding share of CA common stock (other than shares (i) held in treasury by CA or owned by Broadcom or Merger Sub, (ii) owned by any wholly owned subsidiary of Broadcom or of CA and (iii) held by stockholders of CA who have properly and validly exercised, and not withdrawn or otherwise lost, their appraisal rights in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”)) will be converted into the right to receive $44.50 in cash, without interest

(which we refer to as the “merger consideration”) and will thereafter cease to represent equity in CA. On July 11, 2018, the last trading day prior to the public announcement of the execution of the merger agreement, the closing price of CA common stock on NASDAQ was $37.21 per share. On [●], 2018, the most recent practicable date before we commenced mailing this proxy statement to our stockholders, the closing price for CA common stock on NASDAQ was $[●] per share. You are encouraged to obtain current market quotations for CA common stock in connection with voting your shares of CA common stock.

If the merger is completed, CA will become a wholly owned subsidiary of Broadcom and will cease to be an independent publicly traded company and CA common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended. This will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy in connection with shareholder meetings, no longer applicable to CA.

Material U.S. Federal Income Tax Consequences of the Merger (page 51)

The receipt of the $44.50 merger consideration in cash in exchange for shares of CA common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and/or non-U.S. income or other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder (as defined below in the section of this proxy statement entitled “The Merger (Proposal 1) — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 51) who exchanges CA common stock for cash in the merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. You should consult your tax advisor for complete analysis of the U.S. federal, state, local and/or non-U.S. tax consequences of the merger that are applicable to you. See the section of this proxy statement entitled “The Merger (Proposal 1) — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 51.

Financing of the Merger (page 42)

The merger is not conditioned upon any financing arrangements or contingencies. Broadcom has informed us that the total funds needed to complete the merger and pay all amounts due under the merger agreement at the completion of the merger, including amounts due to CA’s stockholders and holders of equity awards under the merger agreement and amounts required to refinance certain indebtedness of CA or its subsidiaries and to pay fees, costs and expenses related to the foregoing, will be funded through Broadcom’s cash on hand and new third party debt financing.

In connection with its entry into the merger agreement, Broadcom entered into a debt commitment letter with certain financial institutions pursuant to which such financial institutions have committed to provide, subject to the terms and conditions of the debt commitment letter, senior unsecured term facilities in aggregate principal amount of approximately $18 billion. The availability of the term facilities is conditioned on the consummation of the merger in accordance with the terms of the merger agreement (subject to certain customary exceptions and qualifications) and certain other customary conditions. We believe, but cannot assure you, that Broadcom’s cash on hand, combined with the debt financing described in the debt commitment letter, will be sufficient to complete the merger.

Conditions to the Merger (page 76)

The respective obligations of CA, Broadcom and Merger Sub to consummate the merger are subject to the satisfaction (or waiver if permitted under the merger agreement) of customary conditions, including the adoption of the merger agreement by CA’s stockholders by the affirmative vote of a majority of the outstanding shares of CA common stock, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of approvals or clearances required under the antitrust laws of the European Union and Japan.

The obligations of Broadcom and Merger Sub to consummate the merger are also subject to the absence of a CA material adverse effect (as defined in the section of this proxy statement entitled “The Merger Agreement — Representations and Warranties” beginning on page 60) after the date of the merger agreement that is continuing, the accuracy of CA representations and warranties and compliance by CA with its obligations and agreements under the merger agreement, as described in the section of this proxy statement entitled “The Merger Agreement — Representations and Warranties” beginning on page 60.

The merger agreement does not include a financing condition.

Under the terms of the merger agreement, Broadcom and CA are required to close the merger on the 3rd business day following the date on which the closing conditions to the merger are satisfied. However, if the closing date would occur either within 35 days of the end of Broadcom’s fiscal year or within 15 days of the end of any of Broadcom’s fiscal quarters, Broadcom may, upon written notice to CA, choose to defer the closing of the merger to the 1st business day of its next fiscal quarter (or to another date agreed to between CA and Broadcom). See the section of this proxy statement entitled “The Merger Agreement — When the Merger Becomes Effective” beginning on page 56.

Recommendation of the CA Board of Directors (page 30)

After careful consideration of various factors described in the section of this proxy statement entitled “The Merger (Proposal 1) — Recommendation of the CA Board of Directors” beginning on page 30, the CA board of directors (which we refer to as the “CA board”) unanimously (1) determined that the merger agreement and merger were advisable, and fair to and in the best interests of CA’s stockholders, (2) approved the merger agreement and the other transactions contemplated thereby, (3) directed that a special meeting of CA’s stockholders be held for the purposes of voting on the adoption of the merger agreement, and (4) recommended that CA’s stockholders vote in favor of the adoption of the merger agreement.

In considering the recommendation of the CA board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. These interests include, among others, (i) the assumption of certain CA equity awards by Broadcom in connection with the merger, (ii) the cancellation of certain CA equity awards in exchange for specified cash payments in connection with the merger, (iii) the payment of severance benefits upon certain qualifying terminations of employment in connection with or following the merger, and (iv) the right to certain indemnification and insurance benefits pursuant to the terms of the merger agreement. The CA board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of CA. See the section of this proxy statement entitled “The Merger (Proposal 1) — Interests of Certain Persons in the Merger” beginning on page 43.

The CA board unanimously recommends that you vote:

•	“FOR” the proposal to adopt the merger agreement

•

“FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement

•	“FOR” the CA advisory proposal on specified compensation

Opinion of Qatalyst Partners LP (page 33)

We retained Qatalyst Partners LP (which we refer to as “Qatalyst Partners”) to act as our financial advisor in connection with a potential transaction involving CA, such as the merger. We selected Qatalyst Partners to act as our financial advisor based on its qualifications, expertise, reputation and knowledge of CA’s business and the industry in which CA operates, as well as Qatalyst Partners’ prior experience representing leading software companies in similar transactions. At the meeting of the CA board on July 11, 2018, Qatalyst Partners rendered to the CA board its oral opinion, subsequently confirmed in writing, to the effect that, as of July 11, 2018, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the $44.50 merger consideration in cash to be received pursuant to, and in accordance with, the terms of the merger agreement by the CA stockholders (other than Broadcom, CA and their respective affiliates), was fair, from a financial point of view, to such stockholders.

The full text of the opinion of Qatalyst Partners, dated as of July 11, 2018, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety.

Qatalyst Partners’ opinion was provided to the CA board and addressed only, as of the date of the opinion, the fairness, from a financial point of view, of the $44.50 merger consideration per share in cash to be received pursuant to, and in accordance with, the terms of the merger agreement by the CA stockholders (other than Broadcom, CA and their respective affiliates), to such stockholders. It does not address any other aspect of the merger. It does not constitute a recommendation to any stockholder of CA as to how to vote with respect to the merger or any other matter and does not in any manner address the price at which the shares of CA common stock will trade at any time.

For a description of the opinion that the CA board received from Qatalyst Partners, see “The Merger (Proposal 1) — Opinion of Qatalyst Partners LP” beginning on page 33.

Interests of Certain Persons in the Merger (page 43)

When considering the recommendation of the CA board that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. These interests include, among others, (i) the assumption of certain CA equity awards by Broadcom in connection with the merger, (ii) the cancellation of certain CA equity awards in exchange for specified cash payments in connection with the merger, (iii) the payment of severance benefits upon certain qualifying terminations of employment in connection with or following the merger, and (iv) the right to certain indemnification and insurance benefits pursuant to the terms of the merger agreement. The CA board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of CA.

No-Solicitation of Competing Acquisition Proposals (page 63)

Under the terms of the merger agreement, we have agreed not to solicit, encourage or facilitate any competing acquisition proposals for CA, enter into discussions or negotiations with any third parties regarding any actual or potential competing acquisition proposals for CA or enter into any agreements with a third party regarding any actual or potential competing acquisition proposals for CA.

Notwithstanding the foregoing restrictions, if we receive an unsolicited competing acquisition proposal, prior to CA stockholders adopting the merger agreement at the special meeting, that the CA board determines to be superior to the merger or reasonably be expected to lead to a proposal that is superior to the merger, subject to certain conditions set forth in the merger agreement, we are permitted to engage in discussions and negotiations with the party that sent the competing acquisition proposal (and its representatives, advisors and debt financing sources) and furnish non-public information to that party (and its representatives, advisors and debt financing sources).

Under the terms of the merger agreement and subject to certain conditions set forth therein (including the payment of a $566 million termination fee), prior to CA stockholders adopting the merger agreement at the special meeting, we may terminate the merger agreement to accept a competing acquisition proposal that the CA board has determined to be superior to the merger from a financial point of view. See “The Merger Agreement — No Solicitation of Other Offers by CA” beginning on page 63 and “The Merger Agreement — Change of Recommendation; Match Rights” beginning on page 66.

Termination of Merger Agreement (page 77)

Among other customary circumstances, Broadcom or CA may terminate the merger agreement if:

•

any governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the merger;

•

the effective time of the merger has not occurred on or before January 11, 2019 (which we refer to as the “outside date”); however, (i) if, on the outside date, all of the conditions to the merger (other than those conditions relating to antitrust approvals or no injunction (to the extent the relevant injunction or order is in respect of, or any such law is, the HSR Act or any other antitrust law) and those conditions that by their nature are to be satisfied or waived on the closing date of the merger (if such conditions would be satisfied or validly waived were the closing of the merger to occur at such time)) shall have been satisfied or waived, then the outside date shall automatically be extended for a period of two months, and (ii) this right to terminate will not be available to any party whose action or failure to fulfill any obligation was a proximate cause of the failure of the effective time of the merger to occur prior to the outside date and such action or failure to act constitutes a material breach of the merger agreement; or

•

the special meeting (including any adjournments or postponements thereof) has concluded and the CA stockholders have not adopted the merger agreement by the affirmative vote of a majority of the outstanding shares of CA common stock.

Appraisal Rights (page 94)

Stockholders considering seeking appraisal should be aware that the “fair value” of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

Only a stockholder of record may submit a demand for appraisal. To exercise appraisal rights, the stockholder of record must (1) submit a written demand for appraisal to CA before the vote is taken on the proposal to adopt the merger agreement; (2) not vote, in person or by proxy, in favor of the proposal to adopt the merger agreement; (3) continue to hold the subject shares of CA common stock of record through the effective time of the merger; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of CA unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal, as described further in the section of this proxy statement entitled “Appraisal Rights” beginning on page 94. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and a copy of Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, is attached as Annex C to this proxy statement. If you hold your shares of CA common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

CA Advisory Proposal on Specified Compensation (page 93)

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable to our named executive officers in connection with the merger, as disclosed in the section of this proxy statement entitled “The Merger (Proposal 1) — Specified Compensation That Will or May Become Payable to Our Named Executive Officers in Connection With the Merger” beginning on page 47 of this proxy statement and the section of this proxy statement entitled “The Merger (Proposal 1) — Interests of Certain Persons in the Merger” as relates to our named executive officers beginning on page 43 of this proxy statement.

We are asking our stockholders to indicate their approval of the various compensation that will or may become payable to our named executive officers in connection with the merger. These payments are set forth in the section of this proxy statement entitled “The Merger (Proposal 1) — Specified Compensation That Will or May Become Payable to Our Named Executive Officers in Connection With the Merger” beginning on page 47 and the section of this proxy statement entitled “The Merger (Proposal 1) — Interests of Certain Persons in the Merger” as relates to our named executive officers beginning on page 43 of this proxy statement.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the stockholders of CA approve, on a non-binding, advisory basis, the compensation that will or may become payable to our named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section of this proxy statement entitled “The Merger (Proposal 1) — Specified Compensation That Will or May Become Payable to Our Named Executive Officers in Connection With the Merger” and the section of this proxy statement entitled “The Merger (Proposal 1) — Interests of Certain Persons in the Merger” as it relates to our named executive officers.”

Approval of the CA advisory proposal on specified compensation requires the affirmative vote of holders of a majority of the outstanding shares of CA common stock entitled to vote thereon present in person or represented by proxy at the special meeting.

The vote on this non-binding proposal regarding certain merger-related executive compensation arrangements is a vote separate and apart from the vote on the proposal to adopt the merger agreement and the proposal to adjourn the special meeting. Accordingly, you may vote “FOR” the proposal to adopt the merger agreement and the proposal to adjourn the special meeting and vote “AGAINST” or “ABSTAIN” for this non-binding proposal regarding certain merger-related executive compensation arrangements (and vice versa).

Since your vote is advisory, it will not be binding upon CA, the CA board, the CA board’s compensation committee or Broadcom. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory (non-binding) vote, if the merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

The CA board believes that the compensation that will or may become payable to our named executive officers in connection with the merger, as described in this proxy statement, is appropriate, and unanimously recommends that you vote “FOR” approval of the compensation that will or may become payable to our named executive officers in connection with the merger as described in this proxy statement.

The Special Meeting (page 81)

Time, Place and Purpose of the Special Meeting (page 81)

This proxy statement is being furnished to CA’s stockholders as part of the solicitation of proxies by the CA board for use at the special meeting to be held on [●], 2018 at [●], Eastern time, at [●] or at any postponement or adjournment thereof.

At the special meeting, holders of the shares of common stock of CA will be asked to approve the proposals to:

(1) adopt the merger agreement

(2) adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement

(3) approve, on an advisory (non-binding) basis, specified compensation that will or may become payable to the named executive officers of CA in connection with the merger

Record Date and Quorum (page 81)

We have fixed the close of business on [●], 2018, as the record date for the special meeting, and only holders of record of CA common stock as of the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of CA common stock as of the record date. As of the record date, there were [●] shares of CA common stock outstanding and entitled to vote. Each share of CA common stock entitles its holder to one vote on each matter properly brought before the special meeting. The holders of a majority of the aggregate voting power of the issued and outstanding shares of CA common stock entitled to vote thereat, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting.

Vote Required (page 82)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of CA common stock entitled to vote thereon.

Assuming a quorum is present, approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of CA common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Assuming a quorum is present, approval of the CA advisory proposal on specified compensation requires the affirmative vote of holders of a majority of the outstanding shares of CA common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Because this vote is advisory in nature only, it will not be binding on CA, the CA board, the CA board’s compensation committee or Broadcom. Approval of the CA advisory proposal on specified compensation is not a condition to completion of the merger, and failure to adopt the CA advisory proposal on specified compensation will have no effect on the vote to adopt the merger agreement and the transactions contemplated by the merger agreement. Accordingly, because we are contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto and any future amendments thereto, regardless of the outcome of the advisory (non-binding)

vote. Additional information about this advisory (non-binding) vote is provided in the section of this proxy statement entitled “CA Advisory Proposal on Specified Compensation (Proposal No. 3)” beginning on page 93.

Voting Agreement (page 87)

Concurrently with the execution of the merger agreement, Broadcom and Merger Sub entered into a voting agreement with Careal Property Group AG, BigPoint Holding AG, Martin Haefner and Eva Maria Bucher-Haefner, who as of the date of the voting agreement, collectively beneficially owned 103,813,380 shares of CA common stock, or approximately 25% of the outstanding shares of CA common stock. The voting agreement generally requires these stockholders (i) not to transfer, sell, assign, gift, hedge, distribute, pledge or otherwise dispose of or enter into any derivative arrangement with respect to, or create or permit to exist any encumbrance on the shares of CA common stock beneficially owned by them; (ii) to be counted as present for purposes of determining quorum at any annual or special meeting of CA stockholders; (iii) to vote all shares of CA common stock beneficially owned by them in favor of adoption of the merger agreement, in favor of any proposal to adjourn or postpone any such meeting if there are not sufficient votes to adopt the merger agreement, and against any action, proposal agreement or transaction (including any alternative to the merger) involving CA that is intended, or would reasonably be expected to, postpone or prevent the consummation of the merger; and (iv) not to take any action that would have the effect of impairing these stockholders from performing their obligations under the voting agreement or that would, or would reasonably be expected to, have the effect of preventing, impairing or materially delaying the consummation of the merger or the other transactions contemplated by the merger agreement. For more information, see the section of this proxy statement entitled “The Voting Agreement” beginning on page 87.

Proxies and Revocation (page 84)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope or may vote in person by appearing at the special meeting.

If your shares of CA common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of CA common stock using the instructions provided by your bank, brokerage firm or other nominee. If you do not give instructions to your bank, brokerage firm or other nominee on how to vote your shares of CA common stock for any of the proposals described in this proxy statement, your bank, brokerage firm or nominee will not be entitled to vote your shares for you and a broker “non-vote” will occur for such proposal. Banks, brokerage firms and other nominees typically have discretionary voting authority with respect to “routine” matters; however, they typically do not have discretionary authority to vote on “non-routine“ matters. We believe the proposals described in this proxy statement are “non-routine” matters. Accordingly, if you hold your shares of CA common stock through a bank, brokerage firm or other nominee and do not provide your bank, brokerage firm or other nominee with instructions on how to vote your shares of CA common stock on the proposal to adopt the merger agreement, your bank, brokerage firm or other nominee will generally not be permitted to vote your shares of CA common stock on the proposal to adopt the merger agreement.

If you fail to submit a proxy or vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of CA common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will not have an effect on approval of the proposal to adjourn the special meeting or the CA advisory proposal on specified compensation if a quorum is present. Abstentions will be counted for purposes of establishing if a quorum is present, but broker non-votes will not be counted for purposes of establishing if a quorum is present.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE MERGER AGREEMENT AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a CA stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 102.

Q:	What is the proposed transaction and what effects will it have on CA?

A:	The proposed transaction is the acquisition of CA by Broadcom pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into CA, with CA being the surviving corporation in the merger. As a result of the merger, CA will become a wholly owned subsidiary of Broadcom and will no longer be a publicly held corporation, and you will no longer have any equity in CA. In addition, CA common stock will be delisted from NASDAQ and deregistered under the Exchange Act. This will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy in connection with shareholder meetings, no longer applicable to CA.

Q:	What will I receive if the merger is completed?

A:	Upon completion of the merger, you will be entitled to receive the $44.50 merger consideration in cash, without interest, for each share of CA common stock that you own immediately prior to the effective of the merger (as described in more detail in the section of this proxy statement entitled “The Merger Agreement — Merger Consideration Payable Pursuant to the Merger” beginning on page 56), unless you have properly exercised, perfected and not validly withdrawn or otherwise lost your appraisal rights under the DGCL with respect to such shares, and certain other conditions under the DGCL are satisfied (as described in more detail in the section of this proxy statement entitled “The Merger Agreement — Dissenters’ Rights” beginning on page 58). You will not own any shares of the capital stock in the surviving corporation.

Q:	Am I entitled to appraisal rights under the DGCL?

A:

If the merger is consummated, stockholders who do not vote in favor of the adoption of the merger agreement, who continuously hold such shares through the effective time of the merger, who have properly exercised, perfected and not withdrawn or otherwise lost their rights to appraisal of their shares and who meet certain other conditions and statutory requirements described under Section 262 of the DGCL will be entitled to seek appraisal of their shares in connection with the merger. This means that holders of shares of CA common stock may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of CA common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) to be paid on the amount determined to be “fair value” from the effective time of the merger through the date of payment of the judgment, as determined by the court (subject, in the case of interest payments, to any voluntary cash payments made by CA pursuant to subsection (h) of Section 262 of the DGCL, as described in more detail in the section of this proxy statement entitled “Appraisal Rights” beginning on page 94). Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.

The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, which description is qualified in its entirety by the relevant section of the DGCL regarding appraisal rights attached as Annex C to this proxy statement.

Q:	How does the $44.50 merger consideration in cash compare to the market price of CA common stock prior to announcement of the merger?

A:

The $44.50 merger consideration in cash represents a premium of approximately: 20% based on the closing price per share of $37.21 on July 11, 2018, the last trading day before the public announcement of the execution of the merger agreement; 23% over the $36.30 volume weighted average trading price of CA’s common stock during the 30-day period prior to the public announcement of the execution of the merger agreement; 26% over the $35.33 volume weighted average trading price of CA’s common stock during the 90-day period prior to the public announcement of the execution of the merger agreement; and 19% over the highest price at which CA’s stock traded during the 10-year period prior to the public announcement of the execution of the merger agreement.

Q:	After the merger is completed, how will I receive the cash for my shares?

A:

How you receive payment of the merger consideration for your shares depends on how you hold your shares. The following paragraphs describe the different payment processes. In all cases, the amount of your payment will be without interest and will be reduced by any required tax withholding.

Shares held at a bank, brokerage firm or other nominee, or “street name” shares: If your shares of CA common stock are held on your behalf by a bank, brokerage firm or other nominee, although each bank, brokerage firm or other nominee establishes its own procedures, we believe that payment for those shares will be deposited in your account with such bank, brokerage firm or other nominee.

Shares held in direct registration form at our transfer agent, Computershare Trust Company, N.A., or “book entry” shares: If you hold only book entry shares at Computershare Trust Company, N.A., a paying agent that will be designated by Broadcom (which we refer to as the “paying agent”) will mail you a check in the amount of the aggregate merger consideration for those shares.

Shares for which you have a stock certificate, or “certificated” shares: If you hold stock certificates representing shares of CA common stock, the paying agent will mail you a letter of transmittal that you must complete and return to the paying agent. Once the paying agent receives your properly completed letter of transmittal and stock certificate(s), the paying agent will mail you a check in the amount of the aggregate merger consideration for your certificated shares.

If you hold both book entry shares at Computershare Trust Company, N.A. and certificated shares, the paying agent will mail you a letter of transmittal that you must complete and return to the paying agent. Once the paying agent receives your properly completed letter of transmittal and stock certificate(s), the paying agent will mail you a check in the amount of the aggregate merger consideration for your certificated shares and for your book entry shares.

Q:	What will happen to my stock options, restricted stock units, performance stock units, restricted stock awards and deferred stock awards in connection with the merger?

A:

At the effective time of the merger, each option to purchase shares of CA common stock (each referred to as a “CA option”) that is vested and outstanding immediately prior to the effective time of the merger will be cancelled and the holder of such CA option will be entitled to receive an amount in cash equal to (i) the number of shares of CA common stock subject to such CA option immediately prior to the effective time of the merger multiplied by (ii) the excess (if any) of the merger consideration over the per share exercise price applicable to such CA option, less applicable tax withholdings.

At the effective time of the merger, each CA option that is unvested and outstanding as of immediately prior to the effective time of the merger will be assumed and converted automatically into an option to purchase shares of Broadcom common stock (each such award, an “adjusted option”). Each adjusted option will be subject to the same terms and conditions applicable to the CA option, including vesting terms generally and those set forth on the CA disclosure letter, except that (i) the number of shares of Broadcom common stock subject to the adjusted option will equal the product obtained by multiplying (A) the number of shares of CA common stock subject to such CA option immediately prior to the effective time of the merger, by (B) the “equity award exchange ratio” (defined below), with any fractional share rounded down to the nearest whole share and (ii) the adjusted option will have an exercise price per share of Broadcom common stock equal to (A) the per share exercise price for shares of CA common stock subject to the corresponding CA option immediately prior to the effective time of the merger divided by (B) the equity award exchange ratio, rounded up to the nearest whole cent.

At the effective time of the merger, each deferred stock unit award (each, referred to as a “CA DSU award”) award that is outstanding immediately prior to the effective time of the merger and that is held by a non-employee director of CA will vest as of the effective time of the merger and will be cancelled, with the holder of such CA DSU award receiving, at the time or times elected by the applicable non-employee director, the merger consideration in respect of each share of CA common stock subject to such CA DSU award immediately prior to the effective time of the merger.

At the effective time of the merger, each CA restricted stock unit award (each, referred to as a “CA RSU award”) and each CA performance share or performance share unit award (each, referred to as a “CA PSU award”) that is outstanding immediately prior to the effective time of the merger will be assumed and converted automatically into a restricted stock unit award with respect to shares of Broadcom common stock (each such award, an “adjusted RSU award”). Each adjusted RSU award will be subject to the same terms and conditions applicable to the CA RSU award or CA PSU award, as applicable, including vesting terms generally and those set forth on the CA disclosure letter, except that (i) the number of shares of Broadcom common stock subject to the adjusted RSU award will equal the product obtained by multiplying (A) the total number of shares of CA common stock subject to the CA RSU award or CA PSU award, as applicable, immediately prior to the effective time of the merger, by (B) the equity award exchange ratio, with the result rounded up to the nearest whole share and (ii) any adjusted RSU award that replaces a CA PSU award will no longer be subject to any performance-based vesting conditions and will instead vest solely based on continued service following the merger. For purposes of the immediately preceding sentence, the number of shares of CA common stock subject to a CA PSU award immediately prior to the effective time of the merger will equal the number of shares that would vest or become eligible to vest as if performance had been achieved at target levels.

At the effective time of the merger, each award of restricted shares of CA common stock (each, referred to as a “CA RS award”) that is outstanding immediately prior to the effective time of the merger will be assumed and converted automatically into an award of restricted shares of Broadcom common stock (each such award, an “adjusted RS award”). Each adjusted RS award will be subject to the same terms and conditions applicable to the CA RS award, including vesting terms generally and those set forth on the CA disclosure letter, except that the number of shares of Broadcom common stock subject to the adjusted RS award will equal the product obtained by multiplying (i) the total number of shares of CA common stock subject to the CA RS award immediately prior to the effective time of the merger, by (ii) the equity award exchange ratio, with the result rounded up to the nearest whole share.

As used in this section, the “equity award exchange ratio” is the quotient obtained by dividing (1) the merger consideration, by (2) the volume weighted average closing sale price of one share of Broadcom common stock, as reported on NASDAQ for the 10 consecutive trading days ending on the trading day immediately preceding the effective time of the merger (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events) rounded to four decimal places.

Q:	What will happen to the 2012 Employee Stock Purchase Plan in the merger?

A:	No new offering period under CA’s 2012 Employee Stock Purchase Plan (the “ESPP”) will commence on or after the date of the merger agreement. With respect to any offering period underway on the date of the merger agreement, the last day of such offering period will be accelerated to a date before the closing date and the final settlement or purchase of shares under the ESPP will be made on that date in accordance with the terms of the ESPP. No employee who is not participating in the ESPP as of the date of the merger agreement will be permitted to commence participation in the ESPP on or after the date of the merger agreement and no participant may increase the percentage amount of his or her payroll deduction election under the ESPP from that in effect as of the date of the merger agreement. The ESPP will be terminated effective immediately prior to the effective time of the merger, subject to the consummation of the merger. All shares of CA common stock purchased under the ESPP that remain outstanding as of immediately prior to the effective time of the merger will be cancelled at the effective time of the merger and converted into the right to receive the merger consideration.

Q:	What will be the consequences of the merger to CA’s directors and executive officers?

A:	A number of CA’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of CA’s stockholders generally. These interests include, among others, (i) the assumption of certain CA equity awards by Broadcom in connection with the merger, (ii) the cancellation of certain CA equity awards in exchange for specified cash payments in connection with the merger, (iii) the payment of severance benefits upon certain qualifying terminations of employment in connection with or following the merger, and (iv) the right to certain indemnification and insurance benefits pursuant to the terms of the merger agreement.

For a description of these interests, see the section of this proxy statement entitled “The Merger (Proposal 1) — Interests of Certain Persons in the Merger” beginning on page 43.

Q:	Who will be the directors of CA if the merger is completed?

A:	If the merger is completed, unless otherwise determined by Broadcom, the board of directors of the surviving corporation following the completion of the merger will be composed of the directors of Merger Sub immediately prior to the completion of the merger and all directors of CA immediately prior to the completion of the merger will cease to be directors of CA as of the time of the completion of the merger.

Q:	How does the CA board recommend that I vote?

A:	The CA board unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, and “FOR” the CA advisory proposal on specified compensation.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, and we presently anticipate that the merger will be completed in the fourth calendar quarter of 2018, subject to the satisfaction or waiver of all closing conditions. However, the exact timing of the completion of the merger cannot be predicted. In order to complete the merger, our stockholders must adopt the merger agreement and the other closing conditions under the merger agreement must be satisfied or waived, as described in the section of this proxy statement entitled “The Merger Agreement — Conditions to the Merger” beginning on page 76.

Q:	What governmental and regulatory approvals are required?

A:	Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the merger under the HSR Act has expired or been terminated. Additionally, under the terms of the merger agreement, the merger cannot be completed until approvals or clearances required under the antitrust laws of the European Union and Japan have been obtained or are deemed to have been obtained.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by the stockholders of CA or if the merger is not completed for any other reason, the stockholders of CA will not receive any payment for their shares of CA common stock in connection with the merger. Instead, CA will remain an independent public company and CA common stock will continue to be listed and traded on NASDAQ. Under specified circumstances, CA may be required to pay to Broadcom the $566 million termination fee with respect to the termination of the merger agreement, as described under the section of this proxy statement entitled “The Merger Agreement — Termination Fee and Expenses” beginning on page 78.

Q:	Is the merger expected to be taxable to me?

A:	Yes. The exchange of shares of CA common stock for cash pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local and/or non-U.S. income or other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder (as defined below in the section of this proxy statement entitled “The Merger (Proposal 1) — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 51) who exchanges CA common stock for cash in the merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. You should read the section of this proxy statement entitled “The Merger (Proposal 1) — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 51 for a more complete discussion of the U.S. federal income tax consequences of the merger to U.S. holders. Because individual circumstances may differ, you should consult your tax advisor to determine the particular U.S. federal, state, local and/or non-U.S. tax consequences of the merger to you.

Q:	Why am I receiving this proxy statement and proxy card or voting instruction form?

A:	You are receiving this proxy statement and proxy card or voting instruction form because you owned shares of CA common stock as of the record date of [●], 2018, which entitles you to receive notice of, and to vote at, the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of CA common stock with respect to such matters.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders of CA will be held on [●], 2018 at [●], Eastern time, at [●].

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to consider and vote on (1) a proposal to adopt the merger agreement that provides for the acquisition of CA by Broadcom; (2) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and (3) a proposal to approve, on an advisory (non-binding) basis, specified compensation that will or may become payable to the named executive officers of CA in connection with the merger.

Q:	What vote is required for CA’s stockholders to approve the proposal to adopt the merger agreement?

A:

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of CA common stock entitled to vote thereon. Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of CA common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:

What vote of CA stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement?

A:

Assuming a quorum exists, approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of CA common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Abstaining will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. If you fail to submit a proxy or vote in person at the special meeting or if your shares of CA common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of CA common stock, your shares of CA common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting if a quorum is present.

Q:	What vote is required for CA’s stockholders to approve the CA advisory proposal on specified compensation?

A:

Assuming a quorum exists, the adoption of the CA advisory proposal on specified compensation requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of CA common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Abstaining will have the same effect as a vote “AGAINST” the CA advisory proposal on specified compensation. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of CA common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of CA common stock, your shares of CA common stock will not be voted, but this will not have an effect on the CA advisory proposal on specified compensation if a quorum is present.

Q:	What will happen if CA’s stockholders do not approve the CA advisory proposal on specified compensation?

A:

The vote on the CA advisory proposal on specified compensation is a vote separate and apart from the vote to adopt the merger agreement. You may vote for this proposal and against adoption of the merger agreement, or vice versa. Because the vote on the CA advisory proposal on specified compensation is advisory only, it is not binding on CA, the CA board, the CA board’s compensation committee or Broadcom. Approval of the CA advisory proposal on specified compensation is not a condition to completion of the merger and failure to adopt the CA advisory proposal on specified compensation will have no effect on the vote to adopt the merger agreement. Accordingly, because we are contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto and any future amendments thereto, regardless of the outcome of the advisory (non-binding) vote.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If you hold your shares in an account at our transfer agent Computershare Trust Company, N.A. or have a CA stock certificate, you are considered, with respect to those shares of CA common stock, the “stockholder of record.” This proxy statement and your proxy card have been sent directly to you by CA.

If your shares of CA common stock are held in “street name” through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of those shares of CA common stock. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote those shares of CA common stock by following their instructions for voting.

Q:	Who can vote at the special meeting?

A:

All stockholders of record of CA common stock as of the close of business on [●], 2018, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of CA common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of CA common stock that such holder owned as of the record date. If your shares of CA common stock are held through a bank, brokerage firm or other nominee, in order to vote those shares at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Q:	Who is entitled to attend the special meeting?

A:

Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives). If your shares of CA common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting your statement evidencing your beneficial ownership of CA common stock as of the record date. Please note that if your shares are held through a bank, brokerage firm or other nominee, even if you bring your statement evidencing your beneficial ownership of CA common stock as of the record date, you will not be able to vote your shares at the special meeting unless you provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting. All stockholders must also bring photo identification acceptable to us, such as a valid driver’s license or passport.

Q:	What is a quorum?

A:

The holders of a majority of the voting power of the issued and outstanding shares of CA common stock entitled to vote thereat, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

Q:	How do I vote?

A:

If your shares of CA common stock are held through a bank, brokerage firm or other nominee, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the below choices are available to you. Please note that if your shares of CA common stock are held through a bank, brokerage firm or other nominee and you wish to vote those shares in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

If you are a stockholder of record, you may vote your shares of CA common stock with respect to which you are the stockholder of record at the special meeting in any of the following ways:

•

By Internet: You may submit a proxy over the Internet by following the instructions on the proxy card. Please have your proxy card in hand when you log onto the website. Internet voting facilities will be available 24 hours a day and will close at [●] Eastern Time on [●], 2018.

•

By Telephone: You may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at [●] Eastern Time on [●], 2018.

•

By Mail: You may indicate your vote by marking, dating and signing your proxy card in accordance with the instructions on it and returning the bottom half of the card by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to commencement of the special meeting.

•

In Person: You may vote in person at the special meeting if you satisfy the admission requirements to the special meeting, as described in the Notice of Special Meeting of the Stockholders. Even if you plan to attend the special meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted in the event you later decide not to attend the special meeting.

Q:	If my shares of CA common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of CA common stock for me?

A:

Your bank, brokerage firm or other nominee will only be permitted to vote your shares of CA common stock if you instruct your bank, brokerage firm or other nominee how to vote. If your shares of CA common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of CA common stock using the instructions provided by your bank, brokerage firm or other nominee. If you do not give instructions to your bank, brokerage firm or other nominee on how to vote your shares of CA common stock for any of the proposals described in this proxy statement, your bank, brokerage firm or nominee will not be entitled to vote your shares for you and a broker “non-vote” will occur for such proposal. Banks, brokerage firms and other nominees typically have discretionary voting authority with respect to “routine” matters; however, they typically do not have discretionary authority to vote on “non-routine” matters. We believe the proposals described in this proxy statement are “non-routine” matters. Accordingly, if you hold your shares of CA common stock through a bank, brokerage firm or other nominee and do not provide your bank, brokerage firm or other nominee with instructions on how to vote your shares of CA common stock on the proposal to adopt the merger agreement, your bank, brokerage firm or other nominee will generally not be permitted to vote your shares of CA common stock on the proposal to adopt the merger agreement or the other proposals described in this proxy statement.

You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of CA common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of CA common stock, your shares of CA common stock will not be counted for purposes of determining whether a quorum is present and will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement, but this will not have an effect on the other two proposals if a quorum is present.

Q:	How can I change or revoke my vote?

A:

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you or by attending the special meeting and voting in person.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of CA common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of CA common stock is called a “proxy card.” We have designated each of Michael P. Gregoire, Chief Executive Officer of CA, Ava M. Hahn, Executive Vice President, General Counsel and Corporate Secretary of CA, and Kristen W. Prohl, Senior Vice President, Chief Corporate Counsel and Assistant Corporate Secretary of CA, individually, with full power of substitution and re-substitution, as proxies for the special meeting.

Q:	If a stockholder gives a proxy, how are the shares of CA common stock voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of CA common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of CA common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and “FOR” the CA advisory proposal on specified compensation.

Q:	What do I do if I receive more than one proxy or set of voting instructions?

A:

If you hold shares directly as a stockholder of record and as a beneficial owner through a bank, brokerage firm or other nominee, you may receive more than one proxy and/or set of voting instructions relating to the special meeting.

These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q:	What happens if I sell my shares of CA common stock before the special meeting?

A:

The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the date of the consummation of the merger. If you transfer your shares of CA common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies CA in writing of such special arrangements, you will retain your right to vote such shares at the special meeting, but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	What do I need to do now?

A:

We urge you to carefully read this proxy statement in its entirety, including its annexes, and to consider how the merger would affect you. Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you are a stockholder of record, please vote your shares of CA common stock by (i) completing, signing, dating and returning the appropriate portion of the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card, or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner of CA common stock, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q:	Should I send in my stock certificates now?

A:

No. If you are a record holder of certificated shares of CA common stock, you will be sent a letter of transmittal promptly after the completion of the merger, describing how you may exchange your shares of CA common stock for the merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q:	How will I receive the merger consideration if I have lost my stock certificate?

A:

If your stock certificate is lost, stolen or destroyed, you must deliver an affidavit and may be required by Broadcom or the surviving corporation to post a bond as indemnity against any claim that may be made with respect to such certificate prior to receiving the merger consideration, without interest, less any required tax withholding.

Q:	Will a proxy solicitor be used?

A:

We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies and provide related advice and informational support for a services fee of $75,000 plus customary reimbursement of expenses.

Q:	Who can help answer my other questions?

A:

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of CA common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway

New York, NY 10018

Stockholders May Call:

(800) 322-2885 (toll-free from the U.S. or Canada);

(212) 929-5500 (from other locations)

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “potential,” “predict,” “aim,” and other similar expressions among others, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, our actual results may differ materially from our expectations or projections.

The following factors, among others, could cause our actual results to differ materially from those described in these forward-looking statements:

•	the risk that the conditions to the closing of the merger are not satisfied (including a failure of our stockholders to approve, on a timely basis or otherwise, the merger and the risk that regulatory approvals required for the merger are not obtained, on a timely basis or otherwise, or are obtained subject to conditions that are not anticipated);

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement and risk that the circumstances of such termination could require us to pay Broadcom the $566 million termination fee;

•	Broadcom’s failure to obtain the necessary debt financing set forth in the debt commitment letter entered into in connection with the merger, or to procure alternative financing, or the failure of any such financing, together with other capital resources, to be sufficient to complete the merger and the other transactions contemplated by the merger agreement;

•	litigation or other legal proceedings relating to the merger;

•	uncertainties as to the timing of the consummation of the merger and the ability of CA and Broadcom to consummate the merger;

•	risks that the proposed transaction disrupts the current plans and operations, and diverts the attention of management or employees, of CA or Broadcom;

•	the ability of CA to retain and hire key personnel;

•	the fact that under the terms of the merger agreement, we are unable to solicit other acquisition proposals during the pendency of the merger;

•	the impact of foreign currency exchange rate and interest rate fluctuations on our results;

•	the fact that the merger would be a taxable transaction to CA’s stockholders for U.S. federal income tax purposes;

•	the risk that the tax consequences to the receipt of $44.50 merger consideration may change due to changes in tax law;

•	unknown liabilities;

•	unexpected costs, charges or expenses resulting from the merger;

•	the fact that, if the merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of CA’s current strategy as an independent company;

•	risks that our stock price may decline significantly if the merger is not completed;

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; and

•	legislative, regulatory and economic developments.

The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in CA’s and Broadcom’s respective most recent Annual Reports on Form 10-K and CA’s and Broadcom’s more recent other reports filed with the SEC. CA and Broadcom can give no assurance that the conditions to the merger will be satisfied. Except as required by applicable law, neither CA nor Broadcom undertakes any obligation to revise or update any forward-looking statement, or to make any other forward-looking or other statements, whether as a result of new information, future events or otherwise.

PARTIES TO THE MERGER

CA

CA is a Delaware corporation headquartered in New York City. CA is a global leader of software solutions, including enterprise solutions and mainframe solutions, for businesses, government agencies and organizations of various types and sizes. Our solutions enable customers to plan, develop, automate, manage and secure applications across mobile, cloud, distributed and mainframe platforms. Our principal executive offices are located at 520 Madison Avenue, New York, New York 10022 and our telephone number is (800) 225-5224. For more information about CA, please visit our website at https://www.ca.com/us.html. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. See also the section of this proxy statement entitled “Where You Can Find More Information,” beginning on page 102. CA common stock is publicly traded on NASDAQ under the symbol “CA.”

Broadcom

Broadcom is a Delaware corporation headquartered in San Jose, California. Broadcom is a leading designer, developer and global supplier of a broad range of digital and analog semiconductor connectivity solutions. Broadcom’s extensive product portfolio serves four primary end markets: wired infrastructure, wireless communications, enterprise storage and industrial & other. Applications for Broadcom’s products in these end markets include: data center networking, home connectivity, set-top box, broadband access, telecommunications equipment, smartphones and base stations, data center servers and storage, factory automation, power generation and alternative energy systems, and electronic displays. Broadcom’s principal executive offices are located at 1320 Ridder Park Drive, San Jose, California 95131, and its telephone number is (408) 433-8000.

Merger Sub

Merger Sub is a Delaware corporation that was formed by Broadcom solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

THE MERGER (PROPOSAL 1)

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

General

The merger agreement provides that, subject to the terms and conditions therein, Merger Sub will merge with and into CA. CA will be the surviving corporation in the merger and will continue to do business following the merger as a wholly owned subsidiary of Broadcom. As a result of the merger, CA will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

In the merger, each issued and outstanding share of CA common stock (other than shares (i) owned or held in treasury by CA or owned by Broadcom or Merger Sub, (ii) owned by any wholly owned subsidiary of Broadcom or CA and (iii) held by stockholders of CA who have properly and validly exercised, and not withdrawn or otherwise lost, their appraisal rights in accordance with the DGCL) will be cancelled and automatically converted into the right to receive $44.50 in cash, without interest.

Background of the Merger

The following chronology summarizes the key events that culminated in the signing of the merger agreement. This chronology does not purport to catalogue every conversation among the CA board or the representatives of CA and Broadcom and other parties.

The CA board and our senior management team regularly evaluate CA’s strategic direction and ongoing business plan with a view toward strengthening its business and enhancing stockholder value. As part of this evaluation, we have pursued a business strategy centered on maintaining our strong mainframe software business, while extending our expertise in devops, security and agile management on growing platforms including on-premise distributed, public and private clouds, and mobile. We have executed this strategy through a mix of organic software development and strategic acquisitions. Although we have been focused on growing CA as an independent company, the CA board and our management team have remained open to the possibility of a sale of CA or other strategic business transactions if they received a transaction proposal that presented a compelling opportunity for CA’s stockholders.

In early December 2015, we received an unsolicited indication of interest from a large private equity sponsor (which we refer to as “Sponsor A”), expressing interest in acquiring CA for between $34.50 and $36.50 per share in cash. At that time CA’s stock was trading at approximately $28.44 per share. On December 18, 2015, the CA board held a telephonic meeting, which was attended by senior management and representatives of CA’s outside counsel, to discuss Sponsor A’s proposal on a preliminary basis and the need to engage a financial advisor to assist the CA board in evaluating Sponsor A’s proposal. During an executive session, the CA board discussed potential financial advisors, including Qatalyst Partners LP (which we refer to as “Qatalyst Partners”) based on their industry reputation and experience, as well as prior experience with the firm. After discussion, the CA board authorized management to contact Qatalyst Partners to make inquiries regarding their availability to help the CA board evaluate Sponsor A’s proposal.

On January 13, 2016, the CA board had a follow-up telephonic meeting, which was attended by senior management, representatives of Qatalyst Partners, and representatives of CA’s outside counsel, to evaluate Sponsor A’s proposal. During the meeting, representatives of Qatalyst Partners offered preliminary observations on Sponsor A and its indication of interest, as well as on the potential engagement with Sponsor A. During an executive session without external advisors, the CA board discussed potential next steps, including the retention of Qatalyst Partners. After considering their qualifications, expertise, reputation and knowledge of CA’s business and the industry in which CA operates, as well as Qatalyst Partners’ prior experience representing software companies in similar transactions, the CA board determined to engage Qatalyst Partners as its financial advisor with respect to a potential transaction regarding CA and to instruct Qatalyst Partners to respond verbally to Sponsor A on CA’s behalf.

Subsequently, representatives of Qatalyst Partners had multiple conversations with representatives of Sponsor A. On February 4, 2016, the CA board held an in-person meeting in New York, which was attended by senior management, representatives of Qatalyst Partners, and representatives of CA’s outside counsel, to review the status of discussions with Sponsor A. Due to, among other things, the lack of progress in discussions with Sponsor A and the worsening availability of credit to finance leveraged buyouts, the CA board decided to terminate discussions with Sponsor A.

In early April 2017, we received an unsolicited indication of interest from a large private equity sponsor (which we refer to as “Sponsor B”) expressing interest in acquiring CA at a valuation range of $38 to $40 per share in cash. At that time CA’s stock was trading for approximately $31.65 per share. Shortly thereafter, the CA board held a telephonic meeting, which was attended by senior management, representatives of Qatalyst Partners, and representatives of CA’s outside counsel, to evaluate Sponsor B’s proposal. After discussion, the CA board authorized senior management and representatives of Qatalyst Partners to engage in further discussions with Sponsor B to assess its willingness to consider a transaction price above the high end of its proposed price range.

After preliminary discussions in which Sponsor B suggested it might be willing to consider a transaction price above the high end of its initially proposed price range, the CA board, with the assistance of Qatalyst Partners, carefully considered the landscape of strategic parties and financial sponsors with the most likely strategic interest and financial ability to acquire a company as large as CA and regulatory considerations of such an acquisition. On the basis of this assessment, the CA board authorized representatives of Qatalyst Partners to contact five additional parties on behalf of CA to assess their respective interest in exploring an acquisition of CA, one of whom was a strategic party and four of whom were large financial sponsors, including Sponsor A. As a result of this strategic outreach, during late April 2017, we received an indication of interest from Sponsor A expressing interest in acquiring CA for between $39 to $41 per share in cash. At that time CA’s stock was trading for approximately $32.85 per share. We did not receive an indication of interest in acquiring CA from any of the other parties that Qatalyst Partners contacted.

Members of our senior management team and representatives of Qatalyst Partners continued a dialogue with Sponsor A and Sponsor B throughout May 2017 to help each of them better understand CA’s business and growth potential. In early June 2017, we received revised indications of interest from Sponsor A and Sponsor B expressing interest in acquiring CA for $40.25 and $38 per share in cash, respectively. At that time CA’s stock was trading for approximately $31.77 per share. Shortly thereafter the CA board held two meetings, both of which were attended by members of senior management of CA and representatives of Qatalyst Partners and CA’s outside counsel, to evaluate the revised proposals from Sponsor A and Sponsor B and review a financial presentation by Qatalyst Partners. Following the first meeting, representatives of Qatalyst Partners had several discussions with Sponsor B regarding its proposal, during which representatives of Sponsor B indicated that Sponsor B could not support a price higher than the price reflected in its most recent proposal. The CA board was informed of Sponsor B’s position at the second meeting. Before concluding the meeting, the CA board authorized senior management and representatives of Qatalyst Partners to continue discussions with Sponsor A and to initiate a due diligence process with Sponsor A and its representatives and advisors.

On June 20, 2017, news and media outlets began to report that CA was considering a potential sale to a large, diversified enterprise software company owned by a financial sponsor. The following day, CA’s stock closed at $35.80 per share. Following these media reports, two additional financial sponsors and one additional strategic party contacted representatives of Qatalyst Partners or members of our senior management team to express interest in a potential acquisition of CA. Representatives of Qatalyst Partners engaged in preliminary discussions with each of these parties, requesting that each of them perform a preliminary evaluation of CA based on publicly available information and submit a preliminary indication of interest if they wished to engage in discussions with the company regarding a potential transaction. We did not receive a written indication of interest in acquiring CA from any of these parties.

For the remainder of June 2017 and throughout July 2017, we continued to engage in discussions with Sponsor A and its representatives and advisors concerning a potential transaction, and to support Sponsor A’s due diligence review of CA. During this period of time, legal counsel for CA and Sponsor A also conducted an evaluation of the regulatory and other aspects of a potential acquisition of CA by Sponsor A.

On July 23, 2017, representatives of Qatalyst Partners had a call with representatives of Sponsor A, during which representatives of Sponsor A indicated, among other things, that due to the potential regulatory and other aspects of an acquisition of CA by Sponsor A, the value at which they would be willing to acquire CA would be considerably below their prior indication of interest of $40.25.

On July 28, 2017, the CA board held a telephonic meeting, which was attended by members of senior management and representatives of Qatalyst Partners and CA’s outside counsel, to discuss the status of negotiations with Sponsor A and the associated implications on the ability of CA to obtain a compelling price from Sponsor A. After discussion, the CA board decided to terminate discussions with Sponsor A.

On April 24, 2018, a representative of Broadcom’s financial advisor contacted a representative of Qatalyst Partners to indicate that Broadcom was interested in meeting with representatives of CA to discuss a potential transaction. Later that same day, a representative of Qatalyst Partners spoke telephonically with Tom Krause, Broadcom’s Chief Financial Officer, regarding Broadcom’s interest in exploring a potential acquisition of CA. After these conversations, the representative of Qatalyst Partners contacted Mike Gregoire, CA’s Chief Executive Officer, to convey Broadcom’s interest. Mr. Gregoire observed that he would need to discuss the matter with the CA board and the next day, Mr. Gregoire informed the CA board of Broadcom’s interest. In a series of discussions, Mr. Gregoire and other members of the CA board discussed the situation, including Broadcom’s track record of successful acquisitions and its expressed interest in infrastructure software. The CA board observed that Broadcom’s lack of competitive software offerings would simplify the regulatory aspects of a transaction with Broadcom. Mr. Gregoire and the other members of the CA board also discussed the customer and employee disruption caused by the prior public reports of sale discussions and all agreed that they did not wish to unnecessarily expose CA to similar disruption again. On the basis of these discussions, the CA board authorized Mr. Gregoire, Kieran McGrath, CA’s Chief Financial Officer, and Jacob Lamm, CA’s Head of Strategy and Corporate Development, to meet with Hock Tan, Broadcom’s Chief Executive Officer, and Mr. Krause to provide a confidential overview of CA’s business. At this time, the CA board’s intent was to give Broadcom sufficient information regarding CA to determine whether Broadcom would be willing to make a compelling transaction proposal that could be negotiated without the business disruptions created by a protracted transaction process of the nature CA had conducted the previous year.

On May 8, 2018, Broadcom and CA entered into a customary confidentiality agreement pursuant to which the parties agreed to customary standstill provisions, which permitted Broadcom to convey confidential proposals to the CA board, did not contain restrictions on non-public requests for waivers of the standstill restrictions, and fell away in the event, among others, that CA entered into a definitive agreement regarding a sale of the company to another party.

On May 14, 2018, Messrs. Gregoire, McGrath and Lamm and Messrs. Tan and Krause met in New York, New York. Representatives of Qatalyst Partners also attended the meeting. During the meeting, Messrs. Gregoire, McGrath and Lamm gave a detailed presentation covering, among other things, CA’s product portfolio, market positioning, go-to-market strategy, and financial performance. Later that same day, Messrs. Gregoire and McGrath had dinner with Messrs. Tan and Krause during which they further discussed CA’s business, strategy and prospects. Messrs. Tan and Krause did not make any proposals to acquire CA throughout the day or during dinner, nor did they ask Messrs. Gregoire or McGrath to remain with CA if Broadcom acquired it or otherwise make any proposals regarding their respective roles, responsibilities or employment with CA upon an acquisition by Broadcom.

On May 17, 2018, a representative of Qatalyst Partners called Mr. Krause to follow-up on the May 14 meeting and inquire about Broadcom’s interest in pursuing an acquisition of CA. During this conversation, Mr. Krause confirmed Broadcom’s interest in acquiring CA and suggested Broadcom might deliver a non-binding indicative offer following CA’s scheduled May 30, 2018 analyst day. Mr. Krause also indicated that there were certain business-related diligence items that Broadcom would like to assess before submitting any non-binding indicative offer. In several conversations between May 17, 2018 and May 24, 2018, CA and Qatalyst Partners responded to Broadcom’s additional due diligence questions and requests.

On May 29, 2018, it was reported that BMC Software had entered into an agreement to be acquired by a large financial sponsor, generating some speculation about potential consolidation in the enterprise software sector in which CA operates. Prior to this report CA’s stock was trading for approximately $35.56.

On June 2, 2018, a representative of Qatalyst Partners and Mr. Krause spoke by telephone and Mr. Krause indicated that Broadcom intended to submit a non-binding indicative offer for CA on Friday, June 8, 2018 that would likely propose an all-cash transaction. The representative of Qatalyst Partners and Mr. Krause discussed potential alternative structures, including the possibility of paying a portion of the transaction consideration in Broadcom stock if CA believed it was necessary to obtain the requisite support of CA’s largest stockholders, Careal Holding AG and its affiliates (which we collectively refer to as the “Careal parties”).

On June 8, 2018, Mr. Krause called a representative of Qatalyst Partners and indicated that Broadcom intended to send CA a non-binding indicative offer to acquire CA for $41 per share in cash. During the call, the representative of Qatalyst Partners expressed his strong belief that the CA board was unlikely to be interested in a transaction at that price and encouraged Mr. Krause to increase the offer price.

Later that day, CA received a written non-binding indicative offer from Broadcom (which we refer to as the “June 8 offer”), in which Broadcom proposed to acquire CA for $42 per share in cash, subject to satisfactory completion of its confirmatory due diligence and negotiation of mutually acceptable definitive agreements for the transaction. The June 8 offer indicated that Broadcom would work expeditiously to complete its confirmatory due diligence and concurrently negotiate definitive agreements within a five-week period, and expressed Broadcom’s belief that the proposed transaction could be consummated within 90 days. The June 8 offer emphasized that the transaction would not be subject to any financing contingencies and that Broadcom intended to obtain fully committed debt financing for the proposed transaction. Finally, the June 8 offer indicated that Broadcom expected that the Careal parties would fully support the proposed transaction and enter into customary support agreements in that regard.

On June 13, 2018, the CA board held a telephonic meeting, which was attended by members of our senior management team and representatives of Qatalyst Partners and Wilson Sonsini Goodrich & Rosati, CA’s outside legal counsel (which we refer to as “Wilson Sonsini”), to evaluate the June 8 offer. After introductory remarks, at the CA board’s request, a representative of Wilson Sonsini outlined the CA board’s fiduciary duties with respect to its consideration of a potential sale of CA and described certain legal and process considerations that would likely be implicated by any potential sale of the company. At the CA board’s request, Qatalyst Partners then provided an overview of the interactions with Broadcom leading to the June 8 offer and the terms of the June 8 offer itself. Qatalyst Partners noted that Mr. Krause had emphasized Broadcom’s limited willingness to pay a higher price but that Broadcom was agreeable to expediting its confirmatory due diligence process in order to help mitigate distractions to CA’s management team and disruptions to CA’s business. Representatives of Qatalyst Partners noted that the June 8 offer expressed Broadcom’s expectation that the Careal parties fully support the proposed transaction and enter into customary support agreements. Representatives of Qatalyst

Partners reported in this regard that Broadcom was willing to consider paying a portion of the transaction price in Broadcom stock if the CA board determined that might be necessary to obtain the approval of the Careal parties. After discussion, the CA board concluded that an all-cash transaction was in the best interests of stockholders so it determined not to pursue a transaction involving stock consideration. Qatalyst Partners then reviewed a summary of the June 8 offer in comparison to its preliminary valuation of CA which included an illustrative overview of future CA stock prices based on various operating scenarios, including an increased capital return scenario. After Qatalyst Partners’ presentation, the CA board discussed potential responses to the June 8 offer, including the advantages and disadvantages of rejecting the June 8 offer without a specific counter-proposal and the advantages and disadvantages of providing a specific counter-proposal at various prices. The CA board also discussed various prices at which it might be supportive of a sale transaction. At the conclusion of this discussion, the CA board instructed representatives of Qatalyst Partners to inform Broadcom that the CA board would not support a transaction at a price of $42 per share and to seek a higher offer price from Broadcom.

The CA board next discussed the advisability of contacting other parties to assess their interest in a potential acquisition or other form of business combination with CA. In this regard, the CA board considered the fact that it had conducted a tailored outreach process in 2017, which had not led to any transaction proposals that the CA board could support. The CA board further observed that CA had been the subject of broad market speculation regarding a potential sale in 2017, which had generated multiple unsolicited inbound calls from potential buyers, none of whom delivered an actual proposal to acquire CA. The CA board also considered the fact that, subsequent to this tailored outreach process, CA had not materially exceeded its forecasted financial plan and, therefore, the CA board did not believe that any of the parties that had reviewed CA in 2017 would have an interest in acquiring the company at prices higher than those being discussed at that time, let alone the transaction prices being discussed with Broadcom. Finally, the CA board believed that any transaction process should be conducted relatively swiftly in order to avoid repeating (in potentially even more harmful ways) the management distraction and disruption to customer engagement and employee morale that occurred as a result of the 2017 strategic outreach process and the public rumors of a sale at that time. After thoroughly considering these and other factors, and after consulting with Qatalyst Partners, the CA board decided not to contact any other parties regarding a potential transaction with CA and to focus on negotiating the highest price possible with Broadcom. On advice of legal counsel, the CA board also instructed management, Qatalyst Partners and Wilson Sonsini to ensure that the definitive agreements for a transaction with Broadcom did not create unreasonable obstacles or deterrents to any third parties that might wish to make a competing offer to acquire CA.

Finally, with the assistance of Wilson Sonsini, the CA board considered whether any members of the CA board or management had interests in a potential sale transaction, or any actual or potential conflicts of interest in a transaction with Broadcom, that might jeopardize the integrity of negotiations with Broadcom, the CA board’s consideration of a potential sale of CA or any other decisions the CA board was making in connection therewith (including those described in the preceding paragraph). In this regard, Mr. Gregoire confirmed that he had not discussed with representatives of Broadcom his potential role, responsibilities or employment with Broadcom if it acquired CA. The CA board acknowledged the interests of all directors and officers in a sale transaction, which are described in the section of this proxy statement below captioned “The Merger — Interests of Certain Persons in the Merger” beginning on page 43, but did not otherwise identify any special interests in a potential sale transaction, or any actual or potential conflicts of interest in a transaction with Broadcom. The CA board nevertheless decided to have an executive session (without the participation of Mr. Gregoire or other members of the management team) during every CA board meeting at which the potential Broadcom transaction was considered in order to ensure that the outside directors had an opportunity to discuss the transaction amongst themselves.

On June 14, 2018, a representative of Qatalyst Partners called Mr. Krause to convey the CA board’s response to the June 8 offer. The representative of Qatalyst Partners indicated that the CA board would not support a transaction at a price of $42 per share, but might support a transaction at a price of $47 per share if Broadcom would proceed quickly to avoid risks of leaks and disruption to the company. Mr. Krause did not immediately respond to the CA board’s proposal, but on June 15, 2018, Mr. Krause called the representative of Qatalyst Partners to inform him that Broadcom would be sending a revised a non-binding indicative offer to acquire CA for $43.50 per share in cash. Later that same day, CA received a written non-binding indicative offer from Broadcom in which it proposed to acquire CA for $43.50 per share in cash (which we refer to as the “June 15 offer”). The June 15 offer reiterated that it was not subject to any financing contingency but was subject to satisfactory completion of Broadcom’s due diligence review and negotiation of mutually acceptable definitive agreements for the transaction.

On June 18, 2018, the CA board held a telephonic meeting to consider the June 15 offer, which was attended by members of our senior management team and representatives of Qatalyst Partners and Wilson Sonsini. Mr. Gregoire began by generally describing the status of discussions with Broadcom and then a representative of Qatalyst Partners further discussed the interactions with Broadcom and outlined the June 15 offer and presented a summary of the June 15 offer in comparison to its preliminary valuation of CA. Qatalyst Partners observed that CA’s stock price had been steadily increasing in recent weeks, likely in response to the recent public announcement of the sale of BMC Software and market speculation about potential consolidation in the enterprise software sector. After Qatalyst Partners’ discussion, the CA board discussed potential responses to the June 15 offer. At the conclusion of this discussion, the CA board instructed Qatalyst Partners to inform Broadcom that the CA board would not support a transaction at $43.50 per share and authorized representatives of Qatalyst Partners to negotiate with Broadcom in order to ascertain the highest price Broadcom would be willing to pay to acquire CA. After this discussion, the CA board revisited its earlier determination to focus its negotiations on Broadcom and forego calls to other parties. For the reasons described above, and again after consulting with Qatalyst Partners, the CA board reached the same conclusion. The outside directors then met in executive session and agreed to continue their support for the company’s ongoing effort to negotiate a potential sale transaction with Broadcom.

Later on June 18, 2018, a representative of Qatalyst Partners called Mr. Krause and conveyed the CA board’s response to the June 15 offer and emphasized that Broadcom would need to meaningfully increase its offer price in order for the CA board to support a sale transaction. The Qatalyst Partners representative also noted that Broadcom would need to allow CA to continue its quarterly dividend during the pendency of the transaction. After numerous discussions regarding such matters, Mr. Krause communicated to the representative of Qatalyst Partners that Broadcom would be willing to increase its offer price to $44.50 per share in cash and allow CA to continue to pay its quarterly dividend during the pendency of the transaction, but that this was Broadcom’s “best and final” offer and was not subject to further negotiation. Later that day, CA received a written non-binding indicative offer from Broadcom in which it proposed to acquire CA for $44.50 per share in cash (which we refer to as the “June 18 offer”). The June 18 offer was subject to the same conditions as the June 15 offer, and also indicated that it was Broadcom’s “best and final” offer.

On June 20, 2018, the CA board held a telephonic meeting to consider the June 18 offer, which was attended by members of our senior management team and representatives of Qatalyst Partners and Wilson Sonsini. After brief introductory matters, a representative of Qatalyst Partners described his recent discussions with representatives of Broadcom and then outlined the June 18 offer. The representative of Qatalyst Partners also reported Broadcom was willing to permit CA to continue to pay its quarterly dividend during the pendency of the transaction, and that Broadcom was proposing to conduct confirmatory due diligence and negotiate and finalize definitive agreements within approximately three weeks. The representative of Qatalyst Partners reported that Mr. Krause had reiterated that Broadcom expected the Careal parties to fully support the proposed transaction and enter into customary support agreements in this regard. Qatalyst Partners also referenced a summary of the June 18 offer in comparison to its preliminary valuation of CA. The CA board then discussed the June 18 offer and the proposed due diligence timeline. At the CA board’s request, a representative of Wilson Sonsini revisited the fiduciary duties of the CA board with respect to a potential sale of CA, emphasizing the CA board’s duty to act in a manner intended to obtain the highest price reasonably available for CA’s stockholders if the CA board ultimately chose to authorize a sale transaction. In this regard, the CA board considered CA’s stand-alone business opportunities, risks and overall prospects, Qatalyst Partners’ preliminary valuation of the company, the negotiation process with Broadcom and the CA board’s decision to forgo a “market check” for the reasons previously discussed. After this discussion, the CA board had an executive session to further discuss the June 18 offer, and during this session decided to support Broadcom’s June 18 offer and authorized the management team to continue supporting Broadcom’s due diligence process and to commence negotiation of definitive agreements for the proposed transaction. Following the meeting, Qatalyst Partners was instructed to inform Broadcom of the CA board’s decision.

Following the June 20, 2018 CA board meeting, a representative of Qatalyst Partners called Mr. Krause to inform him of the CA board’s decision. Thereafter, CA, Broadcom and their respective representatives and financial and legal advisors, including Wilson Sonsini and Broadcom’s outside legal counsel, Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell Lipton”), participated in numerous due diligence meetings and information exchanges.

On June 26, 2018, representatives of Wachtell Lipton delivered to representatives of Wilson Sonsini a draft merger agreement and a draft transaction support agreement for review by the Careal parties. Over the course of the next two weeks, management and legal and financial advisors of Broadcom and CA negotiated the terms and conditions of the merger agreement, with particular focus on terms of the agreement that govern CA’s right to consider (and under certain circumstances accept) unsolicited competing acquisition proposals, including the size of the termination fee that is payable as a condition to terminating the merger agreement to accept a superior acquisition proposal for CA.

On June 28, 2018, Mr. Gregoire contacted Martin Haefner, who is affiliated with the Careal parties, to ask Mr. Haefner to sign a confidentiality agreement so that Mr. Gregoire could discuss a confidential matter with him. The Careal parties hold approximately 25% of CA’s stock and have been long time stockholders and supporters of the company. Shortly thereafter, the Careal parties signed a confidentiality agreement with CA.

On July 2 and July 3, 2018, representatives of CA and Broadcom and their respective financial advisors met in New York for additional in-person due diligence meetings.

On July 3, 2018, Arthur Weinbach, Chairman of the CA board, Mr. Gregoire and Mr. Haefner spoke by telephone and Messrs. Weinbach and Gregoire informed Mr. Haefner of the potential transaction with Broadcom. Messrs. Weinbach and Gregoire noted that Broadcom’s proposals had reflected Broadcom’s expectation that the Careal parties would support the transaction, and the draft merger agreement contemplated that the Careal parties would deliver an executed voting agreement concurrently with the execution of the merger agreement. Messrs. Weinbach and Gregoire explained the basis of the CA board’s support for the proposed transaction and Messrs. Weinbach, Gregoire and Haefner discussed the proposed transaction and the interests of CA’s stockholders generally. Mr. Haefner preliminarily indicated that he would likely be supportive of a transaction if the parties were able to agree on the terms of a transaction. Mr. Gregoire later provided Mr. Haefner with a draft voting agreement for the Careal parties’ review, as contemplated by the draft merger agreement.

On July 5, 2018, the CA board held a telephonic meeting to discuss the status of negotiations with Broadcom, which was attended by members of our senior management team and representatives of Qatalyst Partners and Wilson Sonsini. Mr. Gregoire began by describing the status of Broadcom’s due diligence review. At the CA board’s request, a representative of Wilson Sonsini then presented a summary of the material terms of the proposed merger agreement, highlighting key material terms of the agreement and issues that remained unresolved and subject to ongoing negotiation. After discussion of the unresolved issues, a representative of Wilson Sonsini again noted for the CA board that the draft merger agreement contemplated that the Careal parties would deliver an executed voting agreement concurrently with the execution of the merger agreement and that, based upon the conversation between Messrs. Weinbach, Gregoire and Haefner, it was likely that the Careal parties would be willing to enter into the contemplated voting agreement. In anticipation of the eventual execution and delivery of the voting agreement, the CA board approved entry into the voting agreement.

Over the next days, counsel for the two parties, together with management from both parties, continued to negotiate the terms of the merger agreement, with particular focus on terms of the agreement that govern CA’s right to consider (and under certain circumstances accept) unsolicited competing acquisition proposals, including the size of the termination fee that is payable as a condition to terminating the merger agreement to accept a superior acquisition proposal for CA.

On July 8, 2018, the CA board met in person in New York (with two directors participating by telephone) to discuss the status of negotiations with Broadcom. The meeting was attended by members of our senior management team and representatives of Qatalyst Partners and Wilson Sonsini. Mr. Gregoire reported on the status of Broadcom’s due diligence review. Qatalyst Partners then presented a summary of the June 18 offer in comparison to its updated preliminary valuation of CA. At the conclusion of its presentation, Qatalyst Partners indicated that, based on the most recent draft of the merger agreement reviewed by Qatalyst Partners, it would be prepared to deliver its opinion, if and when the CA board requested that opinion, that the transaction price to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of CA stock, other than Broadcom, CA and their respective affiliates, is fair, from a financial point of view, to such holders. Wilson Sonsini then presented an update on the status of negotiations with Broadcom of the terms and conditions of the merger agreement, noting importantly that the parties continued to negotiate the termination fee that would be payable as a condition to terminating the merger agreement to accept a superior acquisition proposal.

On July 10, 2018, the parties finalized the terms of the merger agreement and agreed on a termination fee of $566 million (representing approximately 3% of the transaction equity value), subject to approval of the CA board and the board of directors of Broadcom. On July 11, 2018, representatives of Wachtell Lipton provided to Wilson Sonsini an updated draft of the voting agreement, reflecting the terms of the merger agreement that was negotiated by the parties.

On July 11, 2018, after the closing of trading of CA stock on NASDAQ, The Wall Street Journal published an article, reporting that Broadcom was nearing a deal to acquire CA.

Later on July 11, 2018, the CA board held a telephonic meeting to consider the adoption and approval of the merger agreement, which was attended by members of our senior management team and representatives of Qatalyst Partners and Wilson Sonsini. After brief introductory remarks, the CA board and representatives of Qatalyst Partners and Wilson Sonsini discussed the presentations that were made by each of Qatalyst Partners and Wilson Sonsini at the July 8 CA board meeting. A representative of Qatalyst Partners presented a summary of the June 18 offer in comparison to its valuation of CA, and a representative of Wilson Sonsini presented a summary of the material terms and conditions of the proposed merger agreement, including the fact that the parties had agreed upon a termination fee of $566 million, representing approximately 3% of the transaction equity value. At the CA board’s request, Mr. Gregoire confirmed that neither he nor any of the members of the senior management team had any discussions with Broadcom regarding any employment, consulting or other similar roles with Broadcom following the proposed transaction. Thereafter, a representative of Qatalyst Partners rendered its oral opinion to the CA board, subsequently confirmed in writing, that as of that date and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth in its written opinion, the $44.50 per share merger consideration to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of CA stock, other than Broadcom, CA and their respective affiliates, is fair, from a financial point of view, to such holders. For more information about Qatalyst Partners’ opinion, see the section of this proxy statement below captioned “The Merger — Opinion of Qatalyst Partners LP” beginning on page 33.

Following such discussion and the receipt of Qatalyst Partners’ oral opinion, the CA board unanimously (1) determined that the terms of the merger agreement, including the merger, were advisable, and fair to and in the best interests of CA’s stockholders, (2) approved the merger agreement, and (3) resolved to recommend that CA’s stockholders adopt the merger agreement. After approval of the merger agreement by the CA board and

Broadcom’s board of directors, the merger agreement and the voting agreement were executed and delivered, and CA and Broadcom issued a press release announcing the entry into the merger agreement.

Recommendation of the CA Board of Directors

At a meeting held on July 11, 2016, the CA board unanimously (1) determined that the merger agreement and the merger are advisable, and fair to and in the best interests of the CA stockholders, (2) approved the merger agreement, the merger and the other transactions contemplated thereby, (3) directed that a special meeting of the CA stockholders be held for the purposes of voting on the adoption of the merger agreement, and (4) resolved to recommend that the CA stockholders vote in favor of the adoption of the merger agreement at the special meeting.

The CA board hereby unanimously recommends that, at the special meeting, the CA stockholders vote:

•	“FOR” the proposal to adopt the merger agreement;

•	“FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and

•	“FOR” the advisory proposal on specified compensation.

In considering these recommendations, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The CA board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in making the foregoing recommendations. Please see the section of this proxy statement entitled “The Merger (Proposal 1) — Interests of Certain Persons in the Merger” beginning on page 43 for additional information regarding these matters.

The CA Board’s Reasons for Approving the Merger Agreement and Recommending that Stockholders Adopt the Merger Agreement

The CA board routinely and regularly evaluates CA’s business strategy and prospects to ensure the company is addressing market trends and opportunities and seeking to build long term stockholder value. Beginning with the CA board’s strategic outreach process in 2017 and continuing when CA was approached by Broadcom regarding a potential business combination transaction, the CA board conducted an extensive evaluation of CA and its business strategy, prospects and strategic alternatives, as well as its near-term and long-term valuation, in order to develop a comprehensive and fully informed view of, and position on, a potential sale of the company. Throughout its evaluation of the merger, the CA board consulted regularly with our senior management team, our financial advisor and our outside legal advisor. As part of its evaluation, the CA board determined that the following important factors suggested that the merger is in the best interests of the CA stockholders:

•	The CA board believes that CA has a strong management team, a solid business strategy and strong prospects for earnings growth, all of which suggest optimism about the expected trading price of CA’s stock price over the long term. However, the CA board believes the $44.50 per share merger consideration represents an opportunity for the CA stockholders to receive a premium price for the company’s stock today relative to expected future trading prices of CA’s stock if the company remains independent and without the execution risks, macro-economic risks and market risks inherent in CA’s stand-alone business strategy as an independent company. In this regard, the CA board considered various risks to CA’s business if it were to remain an independent company, including risks and uncertainties with respect to:

•	achieving CA’s growth plans in light of the inherent risks in executing our stand-alone business plans, uncertainties regarding future business conditions in the enterprise software industry,

including the risks and uncertainties in the U.S. and global economies generally and risks and uncertainties in the enterprise software industry specifically;

•	whether the price of CA common stock would increase even if CA achieved its growth plans;

•	the specific “risk factors” in CA’s business set forth in the company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018 and subsequent reports filed with the SEC and the matters described under the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Information,” beginning on page 19; and

•	market conditions that could negatively affect the trading price of CA’s common stock, including the fact that software stocks are currently trading at very high multiples in comparison to historical levels.

•	The $44.50 per share merger consideration compares favorably to estimates of the present value of CA’s common stock derived from a discounted cash flow analysis of senior management’s projections of the company’s future earnings (which are summarized in the section of this proxy statement entitled “The Merger — Certain Financial Projections” beginning on page 40).

•	The valuation of CA implied by the $44.50 per share merger consideration is generally a premium to the company’s valuation implied by software company multiples and software transaction multiples.

•	The $44.50 per share merger consideration represents a significant premium over the market price at which CA’s stock traded prior to the public announcement of the merger agreement and the merger, including an approximate premium of:

•	20% over the $37.21 closing price of CA’s stock on July 11, 2018, the last full trading day before the public announcement of the execution of the merger agreement;

•	23% over the $36.30 volume weighted average trading price of CA’s stock during the 30-day period prior to the public announcement of the execution of the merger agreement;

•	26% over the $35.33 volume weighted average trading price of CA’s stock during the 90-day period prior to the public announcement of the execution of the merger agreement and the merger; and

•	19% over the highest price at which CA’s stock traded during the 10-year period prior to the public announcement of the execution of the merger agreement.

•	The CA board received an oral opinion of Qatalyst Partners on July 11, 2018 (which was subsequently confirmed by the written opinion of Qatalyst Partners to the CA board dated July 11, 2018) to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth in such written opinion, the $44.50 per share merger consideration to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of CA common stock, other than Broadcom, CA and their respective affiliates, was fair, from a financial point of view, to such holders, and Qatalyst Partners’ related financial analyses presented to the CA board in connection with the delivery of its oral opinion. You are urged to read Qatalyst Partners’ written opinion, which is set forth in its entirety in Annex B to this proxy statement, and the discussion of the opinion and Qatalyst Partners’ analyses in the section of this proxy statement entitled “The Merger (Proposal 1) — Opinion of Qatalyst Partners LP” beginning on page 33.

•	The CA board believes the $44.50 per share merger consideration is the highest price Broadcom is willing to pay for CA because the $44.50 per share merger consideration was the result of thorough negotiations between the parties and their respective advisors and, at the culmination of those negotiations, Broadcom emphasized that the $44.50 per share merger consideration was its “best and final” offer price for CA.

•

The CA board does not believe that any other parties would have strategic interest in acquiring CA, the desire or ability to acquire CA at a higher price than the $44.50 per share merger consideration, or the legal ability to do so as a result of regulatory considerations. The CA board reached this conclusion after carefully considering the current landscape of strategic parties and financial sponsors with the most likely strategic interest and financial ability to acquire a company as large as CA, in consultation with senior management, our financial advisor and our outside legal advisor on such matters. The CA board also considered the results of the extensive strategic outreach process it conducted in 2017 (which included outreach to one strategic party and four large financial sponsors and in-bound inquiries from one strategic party and two large financial sponsors), changes in the landscape of potential third party buyers since the completion of that process, CA’s business and financial performance since the completion of that process, and the trading price of CA’s stock since the completion of that process.

•	The CA board believes that the terms of the merger agreement give the CA board a high degree of confidence that the merger will be completed on the terms contemplated thereby, while also giving the CA board the flexibility to consider any legitimate and unsolicited competing acquisition proposals it might receive prior to receipt of stockholder approval of the merger agreement, including:

•	the limited and otherwise customary conditions to Broadcom’s obligations to complete the merger, including the absence of a financing condition, which provide significant comfort that the merger will be consummated on a timely basis;

•	terms that enable CA to legally enforce Broadcom’s obligations under the merger agreement, including its obligation to complete the merger upon satisfaction (and subject to) the conditions set forth in the merger agreement;

•	terms that enable CA, under certain circumstances and subject to certain conditions, to engage in discussions and negotiations with any third party from whom CA receives an unsolicited acquisition proposal that is superior to the merger from a financial point of view or can reasonably be expected to lead to a transaction that is superior to the merger from a financial point of view, and to provide confidential information to any such party in connection with such discussions and negotiations; and

•	terms that enable CA to terminate the merger agreement in order to accept a competing acquisition proposal that is superior to the merger from a financial point of view, under certain circumstances and subject to certain conditions, including paying Broadcom a fee of $566 million (equal to approximately 3% of the equity value of CA), which the CA board determined, with the assistance of its legal and financial advisors, was reasonable in light of, among other things, the benefits of the merger to the CA stockholders, the typical size of such fees in similar transactions and the belief that a fee of this size would not preclude or unreasonably restrict the emergence of alternative transaction proposals.

•	The CA board considered the fact that, under applicable Delaware law, the CA stockholders who do not vote in favor of the merger and otherwise comply with the requirements of Delaware law would have the right to pursue their appraisal rights under Delaware law if the merger is completed.

The CA board also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following:

•	the fact that the completion of the merger will preclude the CA stockholders from maintaining any ongoing equity interest in the company and, as such, the CA stockholders will not be able to participate directly in the company’s future successes or benefit from any increases in the value of the company;

•	the fact that during the pendency of the merger, CA may not solicit, initiate or knowingly encourage or facilitate any competing acquisition proposals for the company, and CA may only engage in discussions and negotiations with a third party from whom CA receives an unsolicited acquisition proposal under certain circumstances;

•

the fact that completion of the merger is subject to some conditions that are outside CA’s control, such as the approval of the CA stockholders and regulatory clearances in the US, the EU and Japan, and the fact that the company (and the trading price of the company’s stock) would likely be significantly and negatively impacted if the merger was not completed due to the failure of any of those conditions;

•	the potential risk of diverting management attention and resources from the operation of CA’s business, including other strategic opportunities and operational matters, while working toward the completion of the merger;

•	the potential negative impact of the pendency of the merger on the company’s business, including its relationships with employees, customers, resellers, global system integrators and other business partners;

•	significant restrictions in the merger agreement on CA’s conduct of business prior to the completion of the merger, including on its ability to make capital expenditures under certain circumstances, enter certain material contracts, hire employees or change its employment practices;

•	the possibility that some key members of our senior management team might elect to resign prior to the completion of the merger;

•	the fact that some of CA’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of the CA stockholders generally (as more fully described in the section of this proxy statement entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 43); and

•	the fact that the receipt of cash in exchange for shares of CA common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.

The foregoing discussion of the information and factors considered by the CA board is not intended to be exhaustive, but describes the material factors considered by the CA board. In view of the variety of factors considered, the CA board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The CA board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The CA board based its recommendation on the totality of the information presented to it, including the input from CA’s senior management and its outside legal and financial advisors.

In considering the recommendation of the CA board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The CA board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of CA. See the section of this proxy statement entitled “The Merger (Proposal 1) — Interests of Certain Persons in the Merger” beginning on page 43.

The CA board unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement; “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and “FOR” the CA advisory proposal on specified compensation.

Opinion of Qatalyst Partners LP

We retained Qatalyst Partners to act as our financial advisor in connection with a potential transaction involving CA, such as the merger, and to evaluate whether the $44.50 merger consideration per share in cash to be received pursuant to, and in accordance with, the terms of the merger agreement by the CA stockholders (other than Broadcom, CA and their respective affiliates), was fair, from a financial point of view, to such stockholders. CA selected Qatalyst Partners to act as its financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of CA’s business and the industry in which CA operates, as well as Qatalyst Partners’ prior experience representing leading software companies in similar transactions. Qatalyst Partners provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the CA board on July 11, 2018, Qatalyst Partners rendered to the CA board its oral opinion to the effect that, as of July 11, 2018, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the $44.50 merger consideration per share in cash to be received pursuant to, and in accordance with, the terms of the merger agreement by the CA stockholders (other than Broadcom, CA and their respective affiliates), was fair, from a financial point of view, to such stockholders. Following the meeting, Qatalyst Partners delivered its written opinion, dated July 11, 2018, to the CA board.

The full text of the opinion of Qatalyst Partners, dated as of July 11, 2018, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the CA board and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the $44.50 merger consideration per share in cash to be received pursuant to, and in accordance with, the terms of the merger agreement by the CA stockholders (other than Broadcom, CA and their respective affiliates), to such stockholders, and it does not address any other aspect of the merger. It does not constitute a recommendation to any CA stockholder as to how to vote with respect to the merger or any other matter and does not in any manner address the price at which CA common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex B.

For purposes of its opinion set forth herein, Qatalyst Partners reviewed the merger agreement, certain related documents and certain publicly available financial statements and other business and financial information of CA. Qatalyst Partners also reviewed certain forward-looking information relating to CA prepared by the management of CA, including financial projections and operating data of CA (which we refer to as “CA projections”) described in the section entitled “The Merger (Proposal 1) — Certain Financial Projections,” beginning on page 40. Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of CA with senior management of CA. Qatalyst Partners also reviewed the historical market prices and trading activity for CA common stock and compared the financial performance of CA and the prices and trading activity of CA common stock with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, it by CA. With respect to CA projections, Qatalyst Partners was advised by the management of CA, and assumed, that CA projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of CA of the future financial performance of CA and other matters covered thereby. Qatalyst Partners also assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement, without any modification, waiver or delay. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the proposed merger, no delays, limitations, conditions or restrictions would be imposed that could have an adverse effect on CA or the contemplated benefits expected to be derived in the proposed merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CA or its affiliates nor was it furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of CA as to the existing and future technology and products of CA and the risks associated with such technology and products. In arriving at its opinion, Qatalyst Partners was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving CA. Qatalyst Partners’ opinion has been approved by its opinion committee in accordance with its customary practice. Qatalyst Partners’ opinion does not constitute a recommendation as to how to vote with respect to the merger or any other matter and does not in any manner address the price at which CA common stock will trade at any time.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date of its opinion may affect its opinion and the assumptions used in preparing it, and Qatalyst Partners did not assume any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion did not address the underlying business decision of CA to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to CA. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the $44.50 merger consideration per share in cash to be received pursuant to, and in accordance with, the terms of the merger agreement by the CA stockholders (other than Broadcom, CA and their respective affiliates), and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of CA or any of its affiliates, or any class of such persons, relative to such consideration at any time.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated as of July 11, 2018. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both the consensus of third-party research analysts’ estimates (which we refer to as the “street case”) and the CA projections. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Illustrative Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a potential present value of per share values for CA common stock as of June 30, 2018 by:

•	adding:

(a)

the implied net present value of the estimated future unlevered free cash flows of CA, based on CA projections for the second through fourth quarters of fiscal year 2019 and for fiscal year 2020 through fiscal year 2023 (which unlevered free cash flows do not consider the effect of CA’s estimated cash tax charges related to the adoption and implementation of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers: Topic 606 (which we refer to as “ASC 606”) and the repatriation of cash associated with the Tax Cuts and Jobs Act of 2017, as such estimated cash tax charges were separately valued, as described below) (which implied net present value was calculated using a range of discount rates of 8.0% to 10.0%, based on an estimated weighted average cost of capital for CA);

(b)

the implied net present value of a corresponding terminal value of CA, calculated by multiplying CA’s estimated net operating profit after tax (which we refer to as “NOPAT”) of approximately $1,480 million in fiscal year 2024, based on CA projections (assuming an effective tax rate of 22.0%, as provided by CA management), by a range of fully diluted enterprise value to next-twelve-months estimated NOPAT multiples of 10.0x to 15.0x, and discounted to present value using the same range of discount rates used in item (a) above; and

(c)	the estimated cash balance of CA as of June 30, 2018 (excluding notional pooling), as provided by CA’s management;

•

subtracting: (i) the estimated debt outstanding of CA as of June 30, 2018, as provided by CA’s management, and (ii) the implied net present value of CA’s estimated cash tax charges related to the ASC 606 transition and related to the repatriation of cash associated with the Tax Cuts and Jobs Act of 2017 as of June 30, 2018, as provided by CA’s management (which implied present value was calculated using the same range of discount rates used in item (a) above);

•

applying a dilution factor of approximately 3.7% to reflect the dilution to current CA stockholders over the projection period due to the effect of future issuances by CA of equity awards, as projected by CA’s management; and

•

dividing the resulting amount by the number of fully diluted shares of CA common stock outstanding (calculated using the treasury stock method), which takes into account outstanding stock options, deferred stock units, performance share units, restricted stock units and restricted share awards of CA, as of July 6, 2018, as provided by CA’s management.

Based on the calculations set forth above, this analysis implied a range of values for CA common stock of approximately $34.96 to $49.02 per share.

Selected Companies Analysis

Qatalyst Partners compared selected financial information and public market multiples for CA with publicly available financial information and public market multiples for selected companies. The companies used in this comparison included those companies listed below, which were selected by Qatalyst Partners in its professional judgment based on multiple factors, including that they are publicly traded companies in similar lines of business to CA, have a similar business model, have similar financial performance or have other relevant or similar characteristics.

Based upon research analyst consensus estimates as of July 10, 2018 and using the closing prices as of July 10, 2018 (in each case, except as noted in the table below) for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied fully diluted enterprise value divided by the estimated calendar year 2019 earnings before interest, taxes, depreciation and amortization (which we refer to as “EBITDA,” and which quotient we refer to as the “CY2019E EBITDA Multiple”), for each of the selected companies and the price per share divided by estimated calendar year 2019 non-GAAP earnings per share(which quotient we refer to as the “CY2019E P/E Multiple”) for each of the selected companies, as shown below:

Selected Companies	CY2019E EBITDA Multiple	CY2019E P/E Multiple
Selected Large Cap Software Companies
International Business Machines Corporation	8.5x	10.0x
Microsoft Corporation	12.9x	21.5x
Oracle Corporation	9.6x	13.4x
SAP SE	13.8x	20.9x

Selected Mid Cap Software Companies
Check Point Software Technologies Ltd.	12.3x	17.2x
Citrix Systems, Inc.	16.4x	18.4x
Micro Focus International plc(1)	8.9x	8.3x
OpenText Corporation	12.0x	13.2x
Teradata Corporation	11.9x	24.7x
VMware, Inc.(2)	15.5x	21.7x

(1)

Micro Focus International plc research analyst consensus estimates are as of June 29, 2018, the last trading date prior to the announcement of Micro Focus International plc’s $2.5 billion sale of its SUSE software business.

(2)

VMware, Inc. research analyst consensus estimates and closing price are as of June 29, 2018, the last trading date prior to the announcement of the $11 billion one-time special dividend in connection with Dell Technologies Inc.’s transaction with respect to VMware, Inc. tracking stock.

Based upon research analyst consensus estimates as of July 10, 2018 and using CA’s closing price as of July 10, 2018, Qatalyst Partners calculated the CY2019E EBITDA Multiple and CY2019E P/E Multiple for CA, which are 9.4x and 13.1x, respectively.

Based on research analyst consensus estimates, Qatalyst Partners also calculated the implied fully diluted enterprise value divided by the estimated next-twelve-month EBITDA (which quotient we refer to as the “NTM EBITDA Multiple”) for CA, and the implied price per share divided by next-twelve-month non-GAAP earnings per share (which quotient we refer to as the “NTM P/E Multiple”) for CA, on each trading day for the period between January 2, 2014 and July 10, 2018. The calendar year average of such multiples for CA are shown below:

Year	NTM EBITDA Multiple	NTM P/E Multiple
2014	7.2x	12.1x
2015	7.5x	12.4x
2016	8.2x	12.6x
2017	8.8x	13.5x
2018 (through July 10, 2018)	9.0x	13.1x

Based on an analysis of the CY2019E EBITDA Multiples for the selected companies and CA, Qatalyst Partners selected a representative multiple range of 7.5x to 10.5x. Qatalyst Partners then applied these ranges to CA’s estimated EBITDA for calendar year 2019, based on CA projections and based on the street case. Based on the calculations set forth above, then subtracting the net debt of CA as of March 31, 2018 (adjusted to exclude approximately $137 million of notional pooling and a June 2018 dividend of approximately $107 million from cash) and then dividing the resulting amount by the number of fully diluted shares of CA common stock outstanding, this analysis implied a range of values for CA common stock of approximately $31.35 to $43.43 per share based on CA projections for calendar year 2019, and $29.99 to $41.53 per share based on the street case for calendar year 2019.

Based on an analysis of the CY2019E P/E Multiples for the selected companies and CA, Qatalyst Partners selected a representative multiple range of 10.0x to 14.0x. Qatalyst Partners then applied these ranges to CA’s estimated non-GAAP earnings per share for calendar year 2019, based on CA projections and based on the street case. Based on the calculations set forth above, this analysis implied a range of values for CA common stock of approximately $29.68 to $41.55 per share based on CA projections for calendar year 2019, and $28.40 to $39.76 per share based on the street case for calendar year 2019.

No company included in the selected companies analysis is identical to CA. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of CA, such as the impact of competition on CA’s business or the industry in general, industry growth and the absence of any material adverse change in CA’s financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data. Because of the unique circumstances of each of these companies and CA, Qatalyst Partners cautioned against placing undue reliance on this information.

Selected Transactions Analysis

Qatalyst Partners compared transaction multiples and selected financial information for three public software transactions greater than $2 billion in value. The transactions used in this comparison were selected by

Qatalyst Partners in its professional judgment based on multiple factors, including that they are acquisitions of publicly traded companies in similar lines of business to CA, have a similar business model, have similar financial performance or have other relevant or similar characteristics.

For each of the selected transactions listed below, Qatalyst Partners reviewed, among other things, (a) the implied fully diluted enterprise value of the target company, based on the transaction price per share, as a multiple of research analyst consensus estimates of the next-twelve-months EBITDA of the target company (which we refer to as the “NTM EBITDA Multiple”) (b) the implied fully diluted enterprise value of the target company, based on the transaction price per share, as a multiple of research analyst consensus estimates of the next-twelve-months EBITDA, less capitalized software development costs, of the target company (which we refer to as the “NTM EBITDA (less Capitalized Software) Multiple”) and (c) the transaction price per share of the target company divided by the research analyst consensus next-twelve-months estimates of non-GAAP earnings per share (which we refer to as the “NTM P/E Multiple”).

Announcement Date	Target	Acquiror	NTM EBITDA Multiple	NTM EBITDA (less Capitalized Software) Multiple	NTM P/E Multiple
09/02/2014	Compuware Corporation	Thoma Bravo, LLC	9.8x	10.8x	19.4x
05/06/2013	BMC Software, Inc.	Consortium of Private Equity Funds	7.9x	9.3x	12.0x
07/02/2012	Quest Software, Inc.	Dell Technologies Inc.	10.9x	10.9x	16.2x

Based on the analysis of the NTM EBITDA Multiples for the selected transactions, Qatalyst Partners selected a representative multiple range of 7.9x to 10.9x, which Qatalyst Partners applied to CA’s next-twelve-months EBITDA (calculated for the twelve-month period ended on March 31, 2019) based on the street case, then subtracted the net debt of CA as of March 31, 2018 (adjusted to exclude approximately $137 million of notional pooling and a June 2018 dividend of approximately $107 million from cash) and then divided the resulting amount by the number of fully diluted shares of CA common stock outstanding. This analysis implied a range of values for CA common stock of approximately $31.57 to $42.80 per share.

Based on the analysis of the NTM EBITDA (less Capitalized Software) Multiples for the selected transactions, Qatalyst Partners selected a representative multiple range of 9.3x to 10.9x, which Qatalyst Partners applied to CA’s estimated next-twelve-months EBITDA (calculated for the twelve-month period ending on March 31, 2019) based on the street case, then subtracted the net debt of CA as of March 31, 2018 (adjusted to exclude approximately $137 million of notional pooling and a June 2018 dividend of approximately $107 million from cash) and then divided the resulting amount by the number of fully diluted shares of CA common stock outstanding. This analysis implied a range of values for CA common stock of approximately $37.00 to $42.80 per share.

Based on the analysis of the NTM P/E Multiples for the selected transactions, Qatalyst Partners selected a representative multiple range of 12.0x to 19.4x, which Qatalyst Partners applied to CA’s next-twelve-months non-GAAP earnings per share (calculated as the twelve-month period ending on March 31, 2019) based on the street case. This analysis implied a range of values for CA common stock of approximately $33.35 to $54.07 per share.

No target company in the selected transactions analysis is identical to CA, and no transaction utilized in the selected transactions analysis is identical to the merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond CA’s control, such as the impact of competition on CA’s business or the industry generally, industry growth and the absence of any material adverse change in CA’s financial condition and prospects or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which CA and the merger are being compared. Because of the unique circumstances of each of these transactions and the merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the merger by the CA board, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of CA. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond CA’s control. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the $44.50 merger consideration per share in cash to be received pursuant to, and in accordance with, the terms of the merger agreement by the CA stockholders (other than Broadcom, CA and their respective affiliates), to such stockholders. This analysis does not purport to be an appraisal or to reflect the price at which CA common stock might actually trade at any time.

Qatalyst Partners’ opinion and its presentation to the CA board was one of many factors considered by the CA board in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the CA board with respect to the $44.50 merger consideration per share in cash to be received pursuant to, and in accordance with, the terms of the merger agreement by the CA stockholders (other than Broadcom, CA and their respective affiliates) or of whether the CA board would have been willing to agree to different consideration. The $44.50 merger consideration per share in cash payable in the merger was determined through arm’s-length negotiations between CA and Broadcom and was unanimously approved by the CA board. Qatalyst Partners provided advice to CA during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to CA or that any specific consideration constituted the only appropriate consideration for the merger.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of CA, Broadcom or certain of their respective affiliates. During the two-year period prior to the date of Qatalyst Partners’ opinion, Qatalyst Partners provided financial advisory services to CA and Qatalyst Partners was paid fees for those services, which are described in the paragraph below. During the two-year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and Broadcom pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to CA or Broadcom and their respective affiliates for which Qatalyst Partners would expect to receive compensation.

Under the terms of its engagement, Qatalyst Partners provided CA with financial advisory services, including in connection with the merger, for which it will be paid approximately $80 million, $500,000 of which was paid following the execution of the engagement letter, $300,000 of which was paid in August 2017, $5 million of which was paid following the delivery of its opinion (which amount was payable regardless of the conclusion reached therein) and the remaining portion of which will be paid upon, and subject to, the consummation of the merger. CA has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services, and to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and expenses related to or arising out of Qatalyst Partners’ engagement.

Certain Financial Projections

CA does not as a matter of course issue public projections as to future performance or earnings beyond the current fiscal year or issue public projections for extended periods due to the unpredictability of the underlying assumptions and estimates. Our management prepared the below CA projections for fiscal years 2019 through 2024. Our management provided the CA projections to the CA board and Qatalyst Partners, which the CA board authorized for Qatalyst Partners to rely on and use in performing its preliminary financial analyses (described in “The Merger (Proposal 1) — Opinion of Qatalyst Partners LP” beginning on page 33). The CA board also approved a subset of the CA projections to be provided to Broadcom in connection with its due diligence review of CA.

The following is a summary of the CA projections prepared by management and provided to the CA board and Qatalyst Partners, and the subset of which was also provided to Broadcom:

Fiscal Year Ended March 31(1)
(in millions, except per share amounts)	CY2019	FY2019		FY2020		FY2021		FY2022	FY2023	FY2024
Revenue	$4,399	$4,320	*	$4,426	*	$4,513	*	$4,609	$4,726	$4,845
EBITDA(2)(3)	$1,717	$1,667		$1,734		$1,782		$1,815	$1,871	$1,964
Non-GAAP Operating Income(2)(4)	$1,656	$1,606	*	$1,672	*	$1,720	*	$1,752	$1,808	$1,897
Non-GAAP Diluted Earnings Per Share(2)(5)	$2.97	$2.87		$3.00		$3.22		$3.32	$3.44	—

*	Indicates the subset of the CA projections provided to Broadcom to assist with its due diligence review.
(1)	Estimated financials shown at budget foreign exchange rates as of March 31, 2018. The CA projections assume organic growth rates (i.e., no acquisitions) and were prepared in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition.
(2)	No internally developed software costs are capitalized in CA’s consolidated financial statements for fiscal year 2016 through fiscal year 2018, and no such internally developed software costs are capitalized in the CA projections.
(3)	“EBITDA” is a non-GAAP financial measure calculated by starting with Non-GAAP Operating Income and adding back depreciation.
(4)	“Non-GAAP Operating Income” is a non-GAAP financial measure calculated to exclude purchased software amortization, other intangible amortization, internally developed software products amortization, share-based compensation and other (gain) expenses, net.
(5)	“Non-GAAP Diluted Earnings Per Share” is a non-GAAP financial measure calculated to exclude purchased software amortization, other intangible amortization, internally developed software products amortization, share-based compensation, other (gain) expenses, net, tax effect of non-GAAP adjustment and non-GAAP effective tax rate adjustments.

Fiscal Year Ended March 31(2)
(in millions, except per share amounts)	Q2-Q4’FY2019	FY2020	FY2021	FY2022	FY2023
Unlevered Free Cash Flow(1)	$1,084	$1,499	$1,565	$1,582	$1,636

(1)	“Unlevered Free Cash Flow” is a non-GAAP financial measure calculated by starting with Non-GAAP Operating Income (as shown in the table above) and subtracting cash taxes paid, capital expenditures and restructuring costs, and then adding back depreciation expense and decrease in net working capital. Unlevered Free Cash Flow does not consider the effect of CA’s estimated cash tax charges related to the ASC 606 transition and related to the repatriation of cash associated with the Tax Cuts and Jobs Act of 2017.
(2)	Estimated financials shown at budget foreign exchange rates as of March 31, 2018.

A summary of the CA projections is included in this proxy statement solely to give CA’s stockholders access to information that was made available to the CA board and Qatalyst Partners in connection CA’s evaluation of Broadcom’s acquisition proposal and portions of which were made available to Broadcom in connection with its due diligence review of CA. The CA projections were not prepared with a view toward public disclosure or complying with accounting principles generally accepted in the United States (which we refer to as “GAAP”). In addition, the CA projections were not prepared with a view toward complying with the guidelines established by the SEC or by the American Institute of Certified Public Accountants with respect to prospective financial information. The CA projections are not fact and should not be relied upon as being necessarily indicative of future results. Readers of this proxy statement are cautioned not to place undue reliance on the CA projections.

The inclusion of the CA projections in this proxy statement should not be regarded as an indication that the CA board, Qatalyst Partners, any of their affiliates, or any other recipient of this information (including Broadcom) considered, or now considers, such projections to be a reliable prediction of future results or any actual future events. None of CA, Qatalyst Partners, Broadcom or any of their respective affiliates or any other person assumes any responsibility for the validity, reasonableness, accuracy or completeness of the CA projections included in this proxy statement.

The CA projections are forward-looking statements. For information on factors that may cause CA’s future results to differ materially from the CA projections, see the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Information,” beginning on page 19. The CA projections were developed from historical financial statements and a series of CA management’s assumptions and estimates related to future trends, including assumptions and estimates related to future business initiatives for which historical financial statements were not available, and did not give effect to any changes or expenses as a result of the merger or the other transactions contemplated by the merger agreement.

CA’s future financial results may materially differ from those expressed in the CA projections due to numerous factors, including many that are beyond CA’s ability to control or predict. We cannot assure you that any of the CA projections will be realized or that our future financial results will not materially vary from the CA projections. Furthermore, while presented with numerical specificity, the CA projections necessarily are based on numerous assumptions, many of which are beyond our control and difficult to predict, including with respect to industry performance, competitive factors, industry consolidation, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, including with respect to future business initiatives and changes to our business model for which we have no historical financial data, which assumptions may not prove to have been, or may no longer be, accurate. The CA projections do not take into account any circumstances or events occurring after the date they were prepared, including the July 11, 2018 public announcement of the merger and any of the transactions contemplated by the merger agreement or subsequent integration planning activities, and have not been updated since their respective dates of preparation. In addition, the CA projections do not take into account any adverse effects that may arise out of the termination of the merger agreement, and should not be viewed as accurate or continuing in that context.

The CA projections were estimated in the context of the business, economic, regulatory, market and financial conditions that existed at the time the CA projections were prepared, and the CA projections have not been updated to reflect revised prospects for our business, changes in general business, economic, regulatory, market and financial conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the CA projections were prepared. The CA projections cover multiple years, and such information by its nature becomes less reliable with each successive year. The CA projections should not be utilized as public guidance and will not be provided in the ordinary course of our business in the future.

The inclusion of the CA projections in this proxy statement should not be deemed an admission or representation by CA, Qatalyst Partners, Broadcom or any of their respective affiliates with respect to such projections or that the CA projections included in this proxy statement are viewed by CA, Qatalyst Partners, Broadcom or any of their respective affiliates as material information regarding CA. We in fact view the CA projections as non-material because of the inherent risks and uncertainties associated with such projections. The CA projections are not included in this proxy statement in order to induce any stockholder of CA to vote in favor of any proposal to be considered at the special meeting, but they are being included because such projections, or portions thereof, were provided to the CA board, Qatalyst Partners and/or Broadcom.

The information from the CA projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding CA contained in CA’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the CA projections, CA’s stockholders are cautioned not to place undue, if any, reliance on the CA projections included in this proxy statement, including in making a decision as to whether to vote in favor of any proposal to be considered at the special meeting.

None of CA, the CA board, its advisors (including, but not limited to, Qatalyst Partners), or any other person intends to, and each of them disclaims any obligations to, update or otherwise revise the CA projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the CA projections are shown to be in error or no longer appropriate, except as required by securities laws.

Non-GAAP Financial Measures

Non-GAAP Operating Income, Non-GAAP Diluted Earnings Per Share and Unlevered Free Cash Flow, each of which are referenced above, are non-GAAP financial measures. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. The calculations of non-GAAP financial measures reflected in the CA projections may differ from others in CA’s industry and are not necessarily comparable with measures with similar titles used by other companies. CA strongly encourages you to review all of its financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

Financing of the Merger

The merger is not conditioned upon any financing arrangements or contingencies. We anticipate that the total funds needed to complete the merger, including amounts due to CA’s stockholders and holders of equity awards under the merger agreement and amounts required to refinance certain indebtedness of CA or its subsidiaries and to pay fees, costs and expenses related to the foregoing, will be funded through cash on hand of Broadcom and its subsidiaries and/or new third party debt financing.

In connection with its entry into the merger agreement, Broadcom entered into a debt commitment letter with certain financial institutions pursuant to which such financial institutions have committed to provide, subject to the terms and conditions of the debt commitment letter, senior unsecured term facilities in aggregate principal amount of $18 billion. The availability of the term facilities is conditioned on the consummation of the merger in accordance with the terms of the merger agreement (subject to certain customary exceptions and qualifications) and certain other customary conditions. We believe, but cannot assure you, that the cash on hand of Broadcom and its subsidiaries, combined with the debt financing described in the debt commitment letter, will be sufficient to complete the merger.

Closing and Effective Time of Merger

Unless the parties otherwise agree in writing, the closing of the merger will occur on the third business day following the date on which all conditions to the merger set forth in the merger agreement (described under the section of this proxy statement entitled “The Merger Agreement — Conditions to the Merger” beginning on page 76) have been satisfied, or, to the extent permitted by applicable law, waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or, to the extent permitted by applicable law, waiver, of such conditions at the closing of the merger). However, in the event that, pursuant to the terms described in the immediately preceding sentence, the closing of the merger would occur on a date that is within 35 days of the last day of Broadcom’s fiscal year, or within 15 days of the last day of any other Broadcom fiscal quarter, Broadcom may irrevocably elect to defer the closing of the merger until the first business day of the immediately succeeding fiscal quarter, unless another date or time is agreed to in writing by CA and Broadcom, as described in the section of this proxy statement entitled “The Merger Agreement — When the Merger Becomes Effective” beginning on page 56.

Payment of Merger Consideration and Surrender of Stock Certificates

If your shares of CA common stock are held on your behalf by a bank, brokerage firm or other nominee, although each bank, brokerage firm or other nominee establishes its own procedures, we believe that payment for those shares will be deposited in your account with such bank, brokerage firm or other nominee promptly after consummation of the merger. If you hold only book entry shares at Computershare Trust CA, N.A., we believe that the paying agent will mail you a check in the amount of the merger consideration for those shares approximately one week after consummation of the merger. If you hold CA stock certificates and the shares represented by that certificate have not been delivered to a government authority under unclaimed property, escheat or similar laws, the paying agent will mail you a letter of transmittal promptly after the consummation of the merger that you must complete and return to the paying agent. Once the paying agent receives your properly completed letter of transmittal and stock certificate(s), the paying agent will mail you a payment check in the amount of the aggregate merger consideration for your certificated shares and for your book entry shares, if any.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you hold CA stock certificates, you will not be entitled to receive the merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. You must also surrender your stock certificate or certificates to the paying agent. If you have lost a stock certificate or if it has been stolen or destroyed, then to receive your merger consideration with respect to the shares of CA common stock represented by that stock certificate, you will have to make an affidavit of the loss, theft or destruction of that stock certificate and, if required by Broadcom or the surviving corporation, post a bond as indemnity against any claim that may later be made with respect to such stock certificate. If ownership of your shares is not registered in the transfer records of CA, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by CA to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

When considering the recommendation of the CA board that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. The CA board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of CA. In the discussion below, we have quantified payments and benefits on a pre-tax basis to our executive officers and to our non-employee directors. For the purposes of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control and/or merger of CA, as applicable.

Treatment of Equity Awards

Pursuant to CA’s equity incentive plans and programs, certain CA equity awards, including options to purchase shares of CA common stock (each, referred to as a “CA option”), restricted stock unit awards (each, referred to as a “CA RSU award”), performance share or performance share unit awards (each, referred to as a “CA PSU award”), restricted shares awards (each, referred to as a “CA RS award”) held by its executive officers and deferred stock unit awards (each, referred to as a “CA DSU award”) held by its directors that are outstanding immediately prior to the closing of the merger will be converted into merger consideration or assumed by Broadcom at the effective time of the merger, as described in more detail in the section of the proxy statement entitled “The Merger Agreement — Treatment of Equity Awards” beginning on page 56.

Our executive officers and non-employee directors as of July 6, 2018, held outstanding CA options to purchase an aggregate of 4,669,490 shares of CA common stock, CA DSU awards covering an aggregate of 647,385 shares of CA common stock, CA RSU awards covering an aggregate of 68,827 shares of CA common stock, CA PSU awards covering an aggregate of 1,211,437 shares of CA common stock (assuming achievement at target levels), and CA RS awards covering an aggregate of 297,444 shares of CA common stock.

Under the terms of CA’s 2011 incentive plan (which we refer to as the “2011 incentive plan”), if the employment of a holder of a CA option, CA RSU award, CA PSU award or CA RS award (each, a “CA equity award”) that was issued prior to the date of the merger agreement is terminated without “cause” or, solely for participants who have an employment agreement with CA which defines “good reason” or who participate in CA’s change in control severance policy as in effect immediately prior to the effective time of the merger (the “CIC severance policy”), for “good reason,” in either case, on or within the two-year period following the effective time of the merger, 100% of the then-unvested portion of any adjusted option, adjusted RSU award (as defined in the section of the proxy statement entitled “The Merger Agreement — Treatment of Equity Awards” beginning on page 56), or adjusted RS award (as defined in the section of the proxy statement entitled “The Merger Agreement — Treatment of Equity Awards” beginning on page 56) held by such holder will immediately vest, and to the extent applicable, become exercisable as of the date such holder’s employment is terminated.

For these purposes, “cause” means (a) if the holder has an effective employment agreement with CA or any of its subsidiaries, or participates in the CIC severance policy, in each case, immediately prior to the effective time of the merger, the definition used in such employment agreement or in the CIC severance policy as in effect on the effective time of the merger, and if there are “cause” definitions in both such employment agreement and the CIC severance policy, the definition in the CIC severance policy will control or (b) if the holder does not have an effective employment agreement or does not participate in the CIC severance policy, in either case, immediately prior to the effective time of the merger, termination for misconduct, poor performance, or violation of any CA policy or procedure. By way of example, for purposes of clause (b), termination for cause includes, but is not limited to: (1) dishonesty, including theft; (2) insubordination; (3) job abandonment; (4) willful refusal to perform the employee’s job; (5) violation of the terms of CA’s Employment and Confidentiality Agreement; (6) violation of CA’s policies on discrimination, unlawful harassment or substance abuse; (7) violation of CA’s Work Rules; (8) violation of CA’s Workplace Violence Policy; or (9) excessive absenteeism. Further, for these purposes, “good reason” has the meaning set forth in the 2011 incentive plan, except that, for the avoidance of doubt, with respect to Michael Gregoire, the definition of “good reason” under the employment agreement between CA and Michael Gregoire, dated December 10, 2012, will control with respect to any and all of his CA options, CA RSU awards, CA RS awards or CA PSU awards (or, following the effective time of the merger, any adjusted option, adjusted RSU award, or adjusted RS award).

The following table shows, as of July 6, 2018, for each person who has been an executive officer since April 1, 2017, (i) the number and value of shares of CA common stock held (including any beneficial ownership), (ii) the number of shares of CA common stock subject to vested CA options held and the merger consideration due in respect of such options, (iii) the number of shares of CA common stock subject to unvested CA options to be assumed by Broadcom upon the completion of the merger and the value of such options,

(iv) the number of shares of CA common stock subject to CA RSU awards and CA PSU awards (at target levels of performance) to be assumed by Broadcom upon the completion of the merger and the value of such awards, (v) the number of shares of CA common stock subject to CA RS awards to be assumed by Broadcom upon the completion of the merger and the value of such awards, and (vi) the total value of all unvested CA equity awards to be assumed by Broadcom upon the completion of the merger, in each case, calculated assuming the merger is consummated on July 6, 2018.

Executive Officers	Number of Shares Held(#)	Value of Shares Held($)(1)	Number of Shares Subject to Vested CA Options(#)	Merger Consideration for Vested CA Options($)(2)	Number of Shares Subject to Unvested CA Options to be Assumed(#)	Value of Unvested CA Options to be Assumed ($)(2)	Number of Shares Subject to CA RSU Awards and CA PSU Awards to be Assumed(#)	Value of CA RSU Awards and CA PSU Awards to be Assumed ($)(1)	Number of Shares Subject to CA RS Awards to be Assumed(#)	Value of CA RS Awards to be Assumed ($)(1)	Total Value of Unvested CA Equity Awards to be Assumed($) (1)(2)(3)(5)
Michael Gregoire	275,468	12,258,326	1,989,362	33,395,845	826,476	9,189,329	570,882	25,404,249	127,914	5,692,173	40,285,751
Lauren Flaherty	70,720	3,147,040	528,473	7,457,766	206,333	2,280,215	143,789	6,398,611	31,555	1,404,198	10,083,024
Ava Hahn	—	—	—	—	70,294	648,111	64,069	2,851,071	11,337	504,497	4,003,679
Jacob Lamm	46,891	2,086,650	55,032	724,966	82,088	914,861	56,659	2,521,326	12,699	565,106	4,001,293
Kieran McGrath	33,349	1,484,031	34,783	446,926	151,869	1,645,247	97,023	4,317,524	28,198	1,254,811	7,217,582
Paul Pronsati	42,554	1,893,653	95,489	1,284,725	89,817	1,001,488	62,157	2,765,987	13,893	618,239	4,385,714
Ayman Sayed	41,603	1,851,334	13,858	140,659	228,467	2,585,855	171,861	7,647,815	35,029	1,558,791	11,792,461
Michael Bisignano(3)	49,580(4)	2,206,310	—	—	—	—	30,282(3)	1,347,549	—	—	1,347,549
Adam Elster(5)	3,205(4)	142,623	56,768	719,617	240,381(6)	2,660,528	83,542(5)(6)	3,717,619	36,819(6)	1,638,446	8,016,593(6)

(1)	The value of each share of CA common stock held by the executive officer and estimated value of each share of CA common stock underlying CA equity awards held by the executive officer is based on the $44.50 merger consideration, and, in the case of CA options, reduced by the applicable per share exercise price. The actual number and values of the adjusted options, adjusted RSU awards and adjusted RS awards will be based on the equity award exchange ratio, which cannot be determined until trading closes on NASDAQ on the trading day immediately preceding the effective time of the merger.
(2)	The estimated value of each CA option is equal to (i) the excess (if any) of $44.50 over the exercise price per share of the CA option, multiplied by (ii) the number of shares of CA common stock subject to the vested or unvested CA option, as applicable, as of July 6, 2018.
(3)	Mr. Bisignano is no longer an executive officer of CA as of July 6, 2018 as his employment with CA terminated on May 31, 2018. In connection with his termination, Mr. Bisignano and CA entered into a separation agreement and general claims release signed March 12, 2018 (which we refer to as the “Bisignano separation agreement”). Pursuant to the terms of the Bisignano separation agreement, Mr. Bisignano’s CA PSU awards remained outstanding following his termination date, and a pro-rated portion of such CA PSU awards may be earned based solely upon the attainment of performance goals. As noted in the section of the proxy statement entitled “The Merger Agreement — Treatment of Equity Awards” beginning on page 56, CA PSU awards that are outstanding immediately prior to the effective time of the merger will be deemed achieved at target levels, meaning that upon the effective time of the merger, Mr. Bisignano’s CA PSU awards will vest and be settled. The estimated value of his PSU awards reflected in the table above is equal to the number of pro-rated shares of CA common stock subject to his CA PSU awards (assuming target performance) multiplied by the $44.50 merger consideration.
(4)	CA does not have share ownership information for these individuals as of July 6, 2018, as they are not currently executive officers. For Mr. Bisignano, this number represents the number of shares held as of May 26, 2017, as reflected in his most recent filed Form 4. For Mr. Elster, the share number represents the number of shares held as of June 11, 2018.
(5)	Mr. Elster is no longer an executive officer of CA as of July 6, 2018. Mr. Elster ceased to serve as President, Global Field Operations as of May 3, 2018 and his employment with CA will end on August 17, 2018. Pursuant to the terms of the separation agreement and general claims release, signed June 21, 2018 (which we refer to as the “Elster separation agreement”), Mr. Elster’s CA PSU awards will remain outstanding following his termination date, and a pro-rated portion of such CA PSU awards may be earned based solely upon the attainment of performance goals. As noted in the section of the proxy statement entitled “The Merger Agreement — Treatment of Equity Awards” beginning on page 56, CA PSU awards that are outstanding immediately prior to the effective time of the merger will be deemed achieved at target levels, meaning that upon the effective time of the merger, Mr. Elster’s CA PSU awards will vest and be settled. The estimated value of his PSU awards reflected in the table above is equal to the number of pro-rated shares of CA common stock subject to his CA PSU awards (assuming target performance) multiplied by the $44.50 merger consideration.

(6)

Upon Mr. Elster’s termination of employment, any unvested CA equity awards (other than CA PSU awards) will terminate. Broadcom will not assume any of Mr. Elster’s outstanding CA equity awards in connection with the merger.

The following table shows as of July 6, 2018, for each person who has been a non-employee director since April 1, 2017 (except as noted below), (i) the number and value of shares of CA common stock held (including any beneficial ownership) and (ii) the number of shares of CA common stock subject to CA DSU awards held and the value of the merger consideration that he or she will receive for such awards upon completion of the merger, in each case, calculated assuming the merger is consummated on July 6, 2018. No non-employee director holds any CA equity awards other than CA DSU awards. The table does not show the holdings of Renato Zambonini, whose service as a director ceased upon his passing in August 2017.

Directors	Number of Shares Held(#)	Value of Shares Held($)(1)	Number of Shares Subject to CA DSU awards(#)	Merger Consideration for CA DSU awards($)(1)
Jens Alder	—	—	47,720	2,123,540
Raymond Bromark	1,000	44,500	74,968	3,336,076
Jean Hobby	—	—	2,684	119,438
Rohit Kapoor	20,000	890,000	66,460	2,957,470
Jeffrey Katz	—	—	23,362	1,039,609
Kay Koplovitz	—	—	63,962	2,846,309
Christopher Lofgren	—	—	92,796	4,129,422
Richard Sulpizio	—	—	60,048	2,672,136
Laura Unger(2)	—	—	79,851	3,553,370
Arthur Weinbach(3)	25,000	1,112,500	135,534	6,031,263

(1)

The value of each share of CA common stock held by the non-employee director and each share of CA common stock underlying CA DSU awards held by the non-employee director is based on the $44.50 merger consideration.

(2)	Ms. Unger is retiring from the CA board at the 2018 annual meeting and will not stand for reelection.
(3)	Mr. Weinbach, having reached the mandatory retirement age under CA’s Corporate Governance Principles, is not standing for reelection at the 2018 annual meeting.

CIC Severance Policy

We maintain the CIC severance policy, which was initially approved by the CA board in October 2004. Each of our current executive officers is a participant in the CIC severance policy and is eligible to receive certain severance benefits upon specified qualifying terminations of employment. Under the CIC severance policy, if within two years following a “Change in Control” (as defined in the CIC severance policy and which the merger constitutes), a participant’s employment is terminated other than for “cause” (as defined in the CIC severance policy) or by the participant for “good reason” (as defined in the CIC severance policy) or within six months prior to a Change in Control if such termination is at the request of a third party involved in the Change in Control, subject to the participant’s execution and non-revocation of a separation agreement and release, the participant is eligible to receive the following benefits, subject to the terms and conditions of the CIC severance policy:

•

A lump sum cash payment equal to the result of multiplying (i) the sum of (A) the participant’s base salary, plus (B) the participant’s bonus amount (as defined in the CIC severance policy and described below) by (ii) a severance multiple (2.99 in the case of Messrs. Gregoire, McGrath and Sayed and 2.00 in the case of Mses. Flaherty and Hahn and Messrs. Lamm and Pronsati);

•	A lump sum cash payment equal to the participant’s target annual performance bonus, pro-rated for the number of days during the fiscal year the participant was employed;

•	A lump sum cash payment equal to the participant’s target long-term performance bonus. Please note, however, that for purposes of this transaction, the Long-Term Performance Bonus consists of CA PSU awards which will be treated as described in “The Merger Agreement — Treatment of Equity Awards” beginning on page 56;

•	A lump sum cash payment equal to CA’s monthly premium cost of health care for participant and/or the participant’s family at the time of termination, multiplied by 18;

•	For a period of one-year following the termination date, CA will make outplacement services available to the participant in accordance with its policy in effect before the Change in Control (or if no such policy is in effect, the participant may choose a provider of outplacement services), with the total cost of such services not to exceed $10,000; and

•	If, on the termination date, the participant is working in a country other than the participant’s home country, and the participant wishes to relocate to the participant’s home country within one year following the termination date, CA will provide relocation benefits in accordance with CA’s relocation program in effect immediately prior to the Change in Control (or if no such policy is in effect, CA will reimburse the participant’s relocation costs, not to exceed $75,000).

For purposes of the CIC severance policy, “bonus amount” means the higher of (i) the participant’s target annual performance bonus for the fiscal year in which the termination date occurs (or, if the qualifying termination is on account of good reason pursuant to a reduction in the participant’s compensation or compensation opportunity, the participant’s target annual performance bonus for the prior fiscal year, if higher) or (ii) the average of the participant’s annual performance bonuses earned during the past three completed fiscal years of CA immediately preceding the termination date (annualized in the event the participant was not employed by CA (or its affiliates) for the whole of any such fiscal year).

The following table sets forth the benefits that each of our current executive officers will be eligible to receive upon a qualifying termination of employment under the CIC severance policy, assuming the merger and a qualifying termination of employment occurs on July 6, 2018. Messrs. Bisignano and Elster are not eligible to receive benefits under the CIC severance policy and instead have received or will receive severance pursuant to the terms of the Bisignano separation agreement and the Elster separation agreement, respectively. None of our current executives would be eligible to receive any relocation benefits as described above.

Executive Officers	Cash Severance (Sum of base salary and bonus amount multiplied by severance multiple) ($)	Pro-Rated Target Annual Bonus ($)	Healthcare Premiums ($)	Outplacement Services ($)	Total ($)
Michael Gregoire	8,222,500	465,068	37,937	10,000	8,735,505
Lauren Flaherty	2,500,000	166,096	37,974	10,000	2,714,070
Ava Hahn	2,400,000	159,452	37,937	10,000	2,607,389
Jacob Lamm	1,800,000	119,589	37,974	10,000	1,967,563
Kieran McGrath	3,827,200	170,082	37,937	10,000	4,045,219
Paul Pronsati	2,400,000	159,452	24,412	10,000	2,593,864
Ayman Sayed	3,887,000	172,740	37,937	10,000	4,107,677

Specified Compensation That Will or May Become Payable to Our Named Executive Officers in Connection With the Merger

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation and benefits that each named executive officer of CA could receive that are based on or otherwise relate to the merger. These amounts have been calculated assuming the merger is consummated on July 6, 2018, and assuming each named executive officer experiences a qualifying termination of employment under the CIC severance policy as of that date, without taking into account any possible reduction that might be required to avoid the excise tax in connection with Section 280G under Section 4999 of the Internal Revenue Code of 1986 (which we refer to as the “Code”). To the extent the payments and benefits shown below would constitute “excess parachute payments” for purposes of these tax code sections, Mr. Gregoire may have his payments and benefits reduced, if such reduction would result in a greater net-after-tax amount to him after taking into account any excise tax imposed under Section 4999 of the Code and any applicable federal, state and local taxes. The amounts shown do not reflect any taxes payable by the named executive officers. Please see the section of this proxy statement entitled “The Merger (Proposal 1) — Interests of Certain Persons in the Merger” beginning on page 43 for further information about the applicable compensation and benefits.

Golden Parachute Compensation

Named Executive Officers	Cash ($)(2)	Equity ($)(3)(4)(5)	Pension / NQDC ($)(6)	Perquisites / Benefits ($)(2)(7)	Total ($)
Michael Gregoire	8,687,568	40,285,751	—	47,937	49,021,256
Kieran McGrath	3,997,282	7,217,582	—	47,937	11,262,801
Ayman Sayed	4,059,740	11,792,461	7,372	47,937	15,907,510
Lauren Flaherty	2,666,096	10,083,024	—	47,974	12,797,094
Adam Elster(1)	—	3,717,619	—	—	3,717,619

(1)

Mr. Elster ceased to serve as President, Global Field Operations as of May 3, 2018 and his employment with CA will end on August 17, 2018. Mr. Elster will be eligible to receive certain severance benefits described in the Elster separation agreement. Mr. Elster is not eligible to participate in the CIC severance policy and except as noted in footnote 5 below, Mr. Elster will not receive any benefits based on or otherwise relating to the merger.

(2)

Reflects the amount of “double-trigger” payments to which the named executive officer may become entitled under the CIC severance policy. The amounts become payable in the event that, within two years following a Change in Control (as defined in the CIC severance policy), either CA terminates the employment of the applicable named executive officer other than for cause or he or she resigns from his or her employment for good reason (as such terms are defined in the CIC severance policy) or within six months prior to a Change in Control if such termination is at the request of a third party involved in the Change in Control, subject to the participant’s execution and non-revocation of a separation agreement and release. Please see the section of this proxy statement entitled “The Merger (Proposal 1) — Interests of Certain Persons in the Merger” beginning on page 43 for additional details. In addition, each of the named executive officers are subject to a non-compete for a period of months (18 months for Mr. Gregoire and 12 months for Messrs. McGrath and Sayed and Ms. Flaherty) following a termination of his or her employment.

In addition, reflects a lump-sum cash payment equal to the sum of (1) the result of multiplying (i) the sum of (A) the named executive officer’s base salary (as defined in the CIC severance policy and described above), plus (B) the named executive officer’s bonus amount (as defined in the CIC severance policy and described above) by (ii) the named executive officer’s severance multiple, and (2) the named executive officer’s target annual performance bonus, pro-rated for the number of days during the fiscal year that elapsed during fiscal year 2019 prior to July 6, 2018, as follows:

Name	Severance Multiple (#)	Base Salary ($)	Bonus Amount ($)	Salary Severance and Bonus Amount Severance Total ($)	Pro-Rated Performance Annual Bonus ($)	Total ($)
Michael Gregoire	2.99	1,000,000	1,750,000	8,222,500	465,068	8,687,568
Kieran McGrath	2.99	640,000	640,000	3,827,200	170,082	3,997,282
Ayman Sayed	2.99	650,000	650,000	3,887,000	172,740	4,059,740
Lauren Flaherty	2.00	625,000	625,000	2,500,000	166,096	2,666,096

(3)	The value of each share underlying each unvested CA equity award is equal to the $44.50 merger consideration, which, in the case of unvested CA options, is reduced by the exercise price per share of such CA options. The amounts do not represent neither the value of the awards for accounting purposes nor the amount, if any, that actually will be realized by the individual with respect to any awards.
(4)	Mr. Elster’s CA PSU awards will remain outstanding following his termination date, and pursuant to the Elster separation agreement, a pro-rated portion of such CA PSU awards would be earned based solely upon the attainment of performance goals. As noted above, pursuant to the terms of the merger agreement, CA PSU awards that are outstanding immediately prior to the effective time of the merger will be deemed achieved at target levels, meaning that upon the effective time of the merger, Mr. Elster’s CA PSU awards will vest and be settled. The estimate set forth in the table above is equal to the number of pro-rated shares of CA common stock subject to CA PSU awards (assuming target performance) multiplied by the $44.50 merger consideration. Upon Mr. Elster’s termination of employment, any unvested CA equity awards (other than CA PSU awards) will terminate. Broadcom will not assume any of Mr. Elster’s outstanding CA equity awards in connection with the merger.
(5)	Under the terms of the 2011 incentive plan, if the named executive officer is terminated without “cause” or for “good reason,” in either case, on or within the two-year period following the effective time of the merger, 100% of the then-unvested portion of any adjusted option, adjusted RSU award, or adjusted RS award held by such holder will immediately vest, and to the extent applicable, become exercisable as of the date such holder’s employment is terminated.

The numbers in the table above reflect the value of the “double-trigger” vesting acceleration of unvested CA equity awards to which each named executive officer would be entitled under the terms of the 2011 incentive plan. The values reflect the number of unvested shares of CA common stock subject to each named executive officer’s outstanding CA equity awards. The number of shares of CA common stock subject to CA PSU awards included is equal to the number of shares of CA common stock that otherwise would become eligible to vest assuming target achievement of the applicable performance goals, as described in further detail in the sections of this proxy statement entitled “The Merger Agreement — Treatment of Equity Awards” beginning on page 56 and “The Merger (Proposal 1) — Interests of Certain Persons in the Merger” beginning on page 43.

See footnotes 3 and 4 above for additional assumptions that also apply to the following table.

Named Executive Officer	Number of Shares Subject to Unvested CA Options (#)	Value of Unvested CA Options ($)	Number of Shares Subject to CA RSU Awards (#)	Value of Shares Subject to CA RSU Awards ($)	Number of Shares Subject to CA PSU Awards (at Target Performance) (#)	Value of Shares Subject to CA PSU Awards ($)	Number of Shares Subject to CA RS Awards (#)	Value of Shares Subject to CA RS Awards ($)	Total Value ($)
Michael Gregoire	826,476	9,189,329	—	—	570,882	25,404,249	127,914	5,692,173	40,285,751
Kieran McGrath	151,869	1,645,247	10,202	453,989	86,821	3,863,535	28,198	1,254,811	7,217,582
Ayman Sayed	228,467	2,585,855	28,569	1,271,321	143,292	6,376,494	35,029	1,558,791	11,792,461
Lauren Flaherty	206,333	2,280,215	—	—	143,789	6,398,611	31,555	1,404,198	10,083,024
Adam Elster	—	—	—	—	83,542	3,717,619	—	—	3,717,619

(6)

CA sponsors a Restoration Plan and the CA, Inc. Excess Benefit Plan (which we refer to as together, the “401(k) supplemental plans”). The 401(k) supplemental plans are unfunded plans that were created for the purpose of benefiting participants in the Savings Harvest Plan, CA’s tax-qualified 401(k) plan, who are unable to receive a full allocation of employer contributions due to limitations imposed under the applicable tax rules. Pursuant to each of the 401(k) supplemental plans, CA has set up a notional account that is credited with an amount, if any, that would have been credited to the participant’s 401(k) plan account absent those tax limitations. In addition, CA credited these accounts with an interest-equivalent amount equal to the interest that would have been earned if the accounts had been invested in the money market fund investment alternative under CA’s tax-qualified 401(k) plan. The amounts credited to the accounts under the 401(k) supplemental plans vest in accordance with the same schedule that employer contributions vest under the tax-qualified 401(k) plan, except that upon a change in control of CA (including the merger), the accounts become fully vested and payable. The amounts shown in the table equal the unvested portion of the named executive officer’s account that will fully vest and become payable upon the merger (a single-trigger benefit).

(7)

Represents a lump-sum cash payment equal to (i) the product of (A) CA’s monthly premium cost of health care for the named executive officer and/or the named executive officer’s family on the termination date, multiplied by (B) 18, plus (ii) the estimated cost of outplacement services for the named executive officer (not to exceed $10,000), as follows:

Name	Health Premiums ($)	Outplacement Costs ($)	Total ($)
Michael Gregoire	37,937	10,000	47,937
Kieran McGrath	37,937	10,000	47,937
Ayman Sayed	37,937	10,000	47,937
Lauren Flaherty	37,974	10,000	47,974

Arrangements with the Surviving Corporation

As of the date of this proxy statement, no members of CA’s current management have entered into any agreement, arrangement or understanding with Broadcom, Merger Sub or their affiliates regarding employment with, or the right to invest or participate in the equity of, the surviving corporation, Broadcom or any of its affiliates. Although it is possible that certain members of CA’s current management team will enter into arrangements with Broadcom or their affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Broadcom, as of the date of this proxy statement, no discussions have occurred between members of CA management and representatives of Broadcom or their affiliates regarding any such arrangements.

Indemnification and Insurance

Please see the description of certain indemnification arrangements and the continuation of certain insurance arrangements for CA’s directors and officers in the section of this proxy statement entitled “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance” beginning on page 75 and the benefits provided to CA employees under the merger agreement in the section of this proxy statement entitled “The Merger Agreement — Employee Matters” beginning on page 74.

Accounting Treatment

Acquisition accounting will apply for this transaction.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) whose shares of CA common stock are converted into the right to receive cash pursuant to the merger. This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. holders. This discussion is based on the Code, the U.S. Treasury regulations promulgated under the Code, published rulings by the Internal Revenue Service (which we refer to as the “IRS”), and judicial authorities and administrative decisions, all as in effect as of the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such changes or interpretations could affect the accuracy of the statements and conclusions set forth herein. This discussion is not binding on the IRS or a court, and there can be no assurance that the tax consequences described in this discussion will not be challenged by the IRS or that they would be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered as to the U.S. federal income tax consequences of the merger.

For purposes of this summary, the term “U.S. holder” means a beneficial owner of shares of CA common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds CA common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding CA common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion applies only to U.S. holders who hold shares of CA common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address or consider all of the U.S. federal income tax consequences that may be applicable to U.S. holders of CA common stock in light of their particular circumstances. For instance, this summary does not address the alternative minimum tax or the tax consequences to U.S. holders who validly exercise dissenters’ rights under the DGCL. In addition, this summary does not address the U.S. federal income tax consequences of the merger to U.S. holders who are subject to special treatment under U.S. federal income tax rules, including, for example, banks and other financial institutions; insurance companies; securities dealers or broker-dealers; mutual funds; real estate investment trusts; traders in securities who elect to use the mark-to-market method of accounting; tax-exempt investors; retirement plans, individual retirement accounts or other tax-deferred accounts; S corporations; holders classified as partnerships or other flow-through entities under the Code (or investors in such partnerships or other flow-through entities); certain former citizens or long-term residents of the United States; holders who hold their shares of CA common stock as part of a hedge, straddle, conversion transaction, or other integrated investment; U.S. holders whose functional currency is not the U.S. dollar; holders who acquired their shares of CA common stock through the exercise of CA options or otherwise as compensation; holders who actually or constructively own (or owned at any time during the five-year period ending on the date of the disposition of such holder’s CA common stock pursuant to the merger) 5% or more of the outstanding shares of CA common stock; holders who actually or constructively own any interest in Broadcom; and holders who do not hold their shares of CA common stock as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address the impact of the Medicare contribution tax on net investment income, the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith), any aspects of non-U.S., state, local, estate, gift, or other tax laws (or any U.S. federal tax laws other than those pertaining to income tax) that may be applicable to a particular holder in connection with the merger.

Further, this summary does not address any tax consequences of the merger to holders of CA options, CA RS awards, CA PSU awards, CA DSU awards or CA RSU awards. Such holders should consult their tax advisors regarding the tax consequences of the merger to them.

All stockholders should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the merger.

A U.S. holder’s receipt of the merger consideration in exchange for shares of CA common stock will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of CA common stock are converted into the right to receive cash pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. The amount of gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered by the U.S. holder in the merger. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than 12 months at the effective time of the merger. Long-term capital gains recognized by individual and certain other non-corporate U.S. holders are generally taxed at preferential U.S. federal income tax rates. A U.S. holder’s ability to deduct capital losses may be limited.

Backup Withholding and Information Reporting

A U.S. holder may be subject to backup withholding on all payments to which such U.S. holder is entitled in connection with the merger, unless the U.S. holder provides its correct taxpayer identification number and complies with applicable certification procedures or otherwise establishes an exemption from backup withholding. In addition, if the paying agent is not provided with a U.S. holder’s correct taxpayer identification number or other adequate basis for exemption, the U.S. holder may be subject to certain penalties imposed by the IRS. Each U.S. holder should complete and sign the IRS Form W-9 included as part of the letter of transmittal and timely return it to the paying agent in order to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowable as a refund or credit against a holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

Payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

This summary is provided for general information only and is not tax advice or a complete analysis or discussion of all potential tax consequences relevant to stockholders. The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances and the application of state, local, foreign, estate, gift and other tax laws (or any U.S. federal tax laws other than those pertaining to income tax).

Regulatory Approvals and Notices

Under the HSR Act, the merger cannot be completed until each of CA and Broadcom files a notification and report form with the FTC and the DOJ and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Additionally, under the merger agreement, the merger cannot be completed until any affirmative approval or clearance required under the antitrust laws of the European Union and Japan have been obtained or are deemed to have been obtained. The parties must observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents in each of these required foreign jurisdictions before completing the merger. The parties will file merger notifications with the appropriate regulators in each of these required foreign jurisdictions as promptly as practicable and work cooperatively toward expedited regulatory clearances.

There can be no assurance that all of the regulatory clearances and approvals as described above will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability of the parties to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC, the antitrust authorities of the European Union and Japan or any other governmental entity or any private party will not attempt to challenge the merger and, if such a challenge is made, there can be no assurance as to its result.

Rights Plan Amendment

On July 11, 2018, in connection with the transactions contemplated by the merger agreement, CA entered into Amendment No. 1 (which we refer to as the “rights agreement amendment”) to the Stockholder Protection Rights Agreement (which we refer to as the “rights agreement”), dated as of November 30, 2015, by and between CA and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent. The rights agreement amendment provides, among other things, that the rights agreement will not apply to the merger or any of the other transactions contemplated by the merger agreement or the voting agreement and, subject to the occurrence of the effective time of the merger, will terminate immediately prior to the effective time of the merger.

The foregoing summary of the rights agreement amendment and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the rights agreement amendment attached hereto as Annex D and incorporated herein by reference.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 102.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached hereto as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to modify or supplement any factual disclosures about CA or Broadcom in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to CA or Broadcom or any of their respective subsidiaries or affiliates. The merger agreement contains representations and warranties by the parties which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in CA’s or Broadcom’s public disclosures. Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

Additional information about CA may be found elsewhere in this proxy statement and in CA’s other public filings. See “Where You Can Find More Information,” beginning on page 102.

The Merger

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, Merger Sub will be merged with and into CA, whereupon the separate existence of Merger Sub will cease and CA will continue as the surviving corporation and a wholly owned subsidiary of Broadcom.

Following the effective time of the merger, the officers of Merger Sub immediately prior to the effective time of the merger will be the officers of the surviving corporation unless otherwise determined by Broadcom prior to the effective time of the merger, and the board of directors of Merger Sub will be the directors of the surviving corporation.

Subject to Broadcom’s and the surviving corporation’s commitments with respect to indemnification of CA’s current and former directors and officers, at the effective time of the merger, the certificate of incorporation and the bylaws of Merger Sub as in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the surviving corporation until amended in accordance with their terms and applicable law (except that the name of the surviving corporation will be “CA, Inc.”).

Following the consummation of the merger, CA common stock will be delisted from NASDAQ and deregistered under the Exchange Act and will cease to be publicly traded.

When the Merger Becomes Effective

Unless the parties otherwise agree in writing, the closing of the merger will occur on the third business day following the date on which all conditions to the merger set forth in the merger agreement have been satisfied, or, to the extent permitted by applicable law, waived (other than those conditions that by their nature at to be satisfied at the closing of the merger, but subject to the satisfaction or, to the extent permitted by applicable law, waiver, of such conditions at the closing of the merger).

However, in the event that, pursuant to the terms described in the immediately preceding paragraph, the closing of the merger would occur on a date that is within 35 days of the last day of Broadcom’s fiscal year, or within 15 days of the last day of any other Broadcom fiscal quarter, Broadcom may irrevocably elect to defer the closing of the merger until the first business day of the immediately succeeding fiscal quarter, unless another date or time is agreed to in writing by CA and Broadcom. Upon making such written election, (x) each of the conditions to the obligations of Broadcom and Merger Sub to consummate the merger (related to accuracy of CA’s representations and warranties, compliance with covenants and absence of a material adverse effect) will be deemed to have been irrevocably fulfilled, other than with respect to a willful breach by CA occurring after the date of delivery of such written election, (y) Broadcom will be deemed to have irrevocably waived its right to terminate the merger agreement as a result of CA’s breach, failure to perform or violation of covenants or agreements under the merger agreement or the inaccuracy of any of the representations and warranties of CA in the merger agreement, other than with respect to a willful breach by CA occurring after the date of delivery of such written election, and (z) until the fifth business day of the immediately succeeding fiscal quarter, neither Broadcom nor CA will have the right to terminate the merger agreement as a result of the effective time of the merger not having occurred prior to the outside date.

Merger Consideration Payable Pursuant to the Merger

In the merger, except as provided below, each issued and outstanding share of CA common stock immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive $44.50 in cash, without interest (which we refer to as the “merger consideration”).

In the merger, shares of CA common stock that immediately prior to the effective time of the merger are owned or held in treasury by CA or owned by Broadcom or Merger Sub will remain issued or issued and outstanding (as applicable) and will, as of the effective time of the merger, represent one share of common stock of the surviving corporation, and no consideration will be delivered in connection with the merger with respect to such shares. Shares of CA common stock that are owned by any direct or indirect wholly owned subsidiary of Broadcom or CA will be converted into shares of common stock of the surviving corporation such that the ownership percentage of any such subsidiary in the surviving corporation will equal the ownership percentage of such subsidiary in CA immediately prior to the effective time of the merger.

Treatment of Equity Awards

At the effective time of the merger, each CA option that is vested and outstanding immediately prior to the effective time of the merger will be cancelled and the holder of such CA option will be entitled to receive an amount in cash equal to (i) the number of shares of CA common stock subject to such CA option immediately prior to the effective time of the merger multiplied by (ii) the excess (if any) of the merger consideration over the per share exercise price applicable to such CA option, less applicable tax withholdings.

At the effective time of the merger, each CA option that is unvested and outstanding as of immediately prior to the effective time of the merger will be assumed and converted automatically into an option to purchase shares of Broadcom common stock (each such award, an “adjusted option”). Each adjusted option will be subject to the same terms and conditions applicable to the CA option, except that (i) the number of shares of Broadcom common stock subject to the adjusted option will equal the product obtained by multiplying (A) the number of shares of CA common stock subject to such CA option immediately prior to the effective time of the merger, by (B) the “equity award exchange ratio” (defined below), with any fractional share rounded down to the nearest whole share and (ii) the adjusted option will have an exercise price per share of Broadcom common stock equal to (A) the per share exercise price for shares of CA common stock subject to the corresponding CA option immediately prior to the effective time of the merger divided by (B) the equity award exchange ratio, rounded up to the nearest whole cent.

At the effective time of the merger, each CA DSU award that is outstanding immediately prior to the effective time of the merger and that is held by a non-employee director of CA will vest as of the effective time of the merger and will be cancelled, with the holder of such CA DSU award receiving, at the time or times elected by the applicable non-employee director, the merger consideration in respect of each share of CA common stock subject to such CA DSU award immediately prior to the effective time of the merger.

At the effective time of the merger, each CA RSU award and each CA PSU award that is outstanding immediately prior to the effective time of the merger will be assumed and converted automatically into a restricted stock unit award with respect to shares of Broadcom common stock (each such award, an “adjusted RSU award”). Each adjusted RSU award will be subject to the same terms and conditions applicable to CA RSU award or CA PSU award, as applicable, except that (i) the number of shares of Broadcom common stock subject to the adjusted RSU award will equal the product obtained by multiplying (A) the total number of shares of CA common stock subject to the CA RSU award or CA PSU award, as applicable, immediately prior to the effective time of the merger, by (B) the equity award exchange ratio, with the result rounded up to the nearest whole share and (ii) any adjusted RSU award that replaces a CA PSU award will no longer be subject to any performance-based vesting conditions and will instead vest solely based on continued service following the merger. For purposes of the immediately preceding sentence, the number of shares of CA common stock subject to a CA PSU award immediately prior to the effective time of the merger will equal the number of shares that would vest or become eligible to vest as if performance had been achieved at target levels.

At the effective time of the merger, each CA RS award that is outstanding immediately prior to the effective time of the merger will be assumed and converted automatically into an award of restricted shares of Broadcom common stock (each such award, an “adjusted RS award”). Each adjusted RS award will be subject to the same terms and conditions applicable to CA RS award, except that the number of shares of Broadcom common stock subject to the adjusted RS award will equal the product obtained by multiplying (i) the total number of shares of CA common stock subject to CA RS award immediately prior to the effective time of the merger, by (ii) the equity award exchange ratio, with the result rounded up to the nearest whole share.

At the effective time of the merger, each restricted share of CA common stock that is outstanding immediately prior to the effective time of the merger and underlying a CA RS award will be cancelled without the payment of any consideration therefor.

Under the terms of CA’s 2011 incentive plan (the “2011 incentive plan”), if the employment of a holder of a CA equity award that is issued prior to the date of the merger agreement is terminated without “cause” or, solely for participants who have an employment agreement with CA which defines “good reason” or who participate in CA’s change in control severance policy as in effect immediately prior to the effective time of the merger (the “CIC severance policy”), for “good reason,” in either case, on or within the two-year period following the effective time of the merger, 100% of the then-unvested portion of any adjusted option, adjusted RSU award, or adjusted RS award held by such holder shall immediately vest, and to the extent applicable, become exercisable as of the date such holder’s employment is terminated.

As used in this section, the “equity award exchange ratio” is the quotient obtained by dividing (1) the merger consideration, by (2) the volume weighted average closing sale price of one share of Broadcom common stock, as reported on NASDAQ for the 10 consecutive trading days ending on the trading day immediately preceding the effective time of the merger (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events) rounded to four decimal places.

Treatment of Purchase Rights under the 2012 Employee Stock Purchase Plan

No new offering period under CA’s 2012 Employee Stock Purchase Plan (the “ESPP”) will commence on or after the date of the merger agreement. With respect to any offering period underway on the date of the merger agreement, the last day of such offering period will be accelerated to a date before the closing date and the final settlement or purchase of shares under the ESPP will be made on that date in accordance with the terms of the ESPP. No employee who is not participating in the ESPP as of the date of the merger agreement will be permitted to commence participation in the ESPP on or after the date of the merger agreement and no participant may increase the percentage amount of his or her payroll deduction election under the ESPP from that in effect as of the date of the merger agreement. The ESPP will be terminated effective immediately prior to the effective time of the merger, subject to the consummation of the merger. All shares of CA common stock purchased under the ESPP that remain outstanding as of immediately prior to the effective time of the merger will be cancelled at the effective time of the merger and converted into the right to receive the merger consideration.

Sale and Purchase of Treasury Shares

Immediately prior to, and subject to the occurrence of, the effective time of the merger, CA will issue and sell to Broadcom, and Broadcom will purchase, all of the shares of CA common stock that were repurchased by CA pursuant to its repurchase agreement with Careal Property Group AG, dated as of November 17, 2015 (which we refer to as the “repurchase agreement”), and that are held in treasury by CA, for the $44.50 merger consideration per share, payable in either cash or promissory note at Broadcom’s election (which we refer to as the “treasury shares purchase”).

Dissenters’ Rights

Shares of CA common stock that are issued and outstanding immediately prior to the effective time of the merger and held by a holder who is entitled to appraisal rights under Section 262 of the DGCL, and who did not vote in favor of the adoption of the merger agreement (or consent thereto in writing) and who has properly exercised appraisal rights with respect to such shares in accordance with Section 262 of the DGCL, will not be converted into the right to receive the merger consideration but instead such holder will be entitled to receive such consideration as determined in accordance with Section 262 of the DGCL. In the event that after the effective time of the merger any such stockholder fails to perfect, withdraws or otherwise loses his or her right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the shares held by such stockholder will be converted into and represent only the right to receive the merger consideration, without interest. CA has agreed to give Broadcom prompt notice of any demands CA receives for appraisal of shares of CA common stock, and Broadcom will have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the effective time of the merger, CA has agreed not to make any payment with respect to, or settle or compromise, any such demands, or agree to do any of the foregoing, in each case without the prior written consent of Broadcom.

Exchange and Payment Procedures

Prior to the effective time of the merger, Broadcom will designate a paying agent reasonably acceptable to CA to handle the exchange of shares of CA common stock for the merger consideration. At or immediately after the effective time of the merger, Broadcom will deposit with the paying agent all of the cash sufficient to pay the aggregate merger consideration. Pending distribution of the cash deposited with the paying agent, such cash will be held for the sole benefit of holders of shares of CA common stock issued and outstanding immediately prior to the effective time of the merger and that were converted into the right to receive the merger consideration.

How you receive payment of the merger consideration for your shares depends on how you hold your shares of CA common stock. The following paragraphs describe the different payment processes. In all cases, the amount of your payment will be without interest and will be reduced by any required tax withholding.

Shares held at a bank, brokerage firm or other nominee, or “street name” shares: If your shares of CA common stock are held on your behalf by a bank, brokerage firm or other nominee, although each bank, brokerage firm or other nominee establishes its own procedures, we believe that payment for those shares will be deposited in your account with such bank, brokerage firm or other nominee.

Shares held in direct registration form at our transfer agent, Computershare Trust Company, N.A., or “book entry” shares: If you hold only book entry shares at Computershare Trust Company, N.A., the paying agent will mail you a check in the amount of the aggregate merger consideration for those shares.

Shares for which you have a stock certificate, or “certificated” shares: If you hold stock certificates representing shares of CA common stock, the paying agent will mail you a letter of transmittal that you must complete and return to the paying agent. Once the paying agent receives your properly completed letter of transmittal and stock certificate(s), the paying agent will mail you a check in the amount of the aggregate merger consideration for your certificated shares.

If you hold both book entry shares at Computershare Trust Company, N.A. and certificated shares, the paying agent will mail you a letter of transmittal that you must complete and return to the paying agent. Once the paying agent receives your properly completed letter of transmittal and stock certificate(s), the paying agent will mail you a check in the amount of the aggregate merger consideration for your certificated shares and for your book entry shares.

CA stockholders should NOT return stock certificates with the enclosed proxy card, and CA stockholders should NOT forward stock certificates to the paying agent without a letter of transmittal.

After the effective time of the merger, shares of CA common stock will no longer be outstanding and will cease to exist, and each certificate that previously represented shares of CA common stock or book entry shares outstanding at the effective time will represent only the right to receive the merger consideration as described above.

At any time following the first anniversary of the effective time of the merger, Broadcom will be entitled to require the paying agent to deliver to it any funds (including any interest received with respect thereto) remaining in the payment fund that have not been disbursed, or for which disbursement is pending subject only to the paying agent’s routine administrative procedures, to holders of shares of CA common stock, and thereafter such holders will be entitled to look only to Broadcom (subject to abandoned property, escheat or similar laws) as general creditors thereof with respect to the merger consideration payable upon due surrender of their certificates or book entry shares and compliance with the procedures described above and in the merger agreement, without any interest thereon.

At the effective time of the merger, our stock transfer books will be closed and there will be no further registration of transfers of CA common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, such certificates will be cancelled and exchanged for payment of the merger consideration.

If payment of the merger consideration is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition precedent of payment that (x) the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate surrendered or shall have established to the satisfaction of Broadcom that such tax either has been paid or is not required to be paid. Payment of the merger consideration with respect to book entry shares will only be made to the person in whose name such book entry shares are registered.

No interest will be paid or will accrue on any cash payable upon surrender of any CA common stock certificate or book entry share.

In the event that any CA common stock certificates have been lost, stolen or destroyed, the paying agent will issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Broadcom, an indemnity bond, the merger consideration payable in respect of such shares subject to the other provisions of the merger agreement.

Withholding Rights

CA, Broadcom, Merger Sub, the surviving corporation and the paying agent will each be entitled to deduct and withhold any amounts required to be withheld or deducted under applicable tax law from the amounts that would otherwise be payable under the terms of the merger agreement, and any such deducted or withheld amounts that are timely paid to the relevant governmental entity will be treated as having been paid to the person in respect of whom such amounts were deducted and withheld.

Representations and Warranties

The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of CA with respect to:

•	organization and qualification;

•	subsidiaries;

•	capitalization;

•	voting trusts or agreements;

•	corporate authority;

•	due execution, delivery and enforceability of the merger agreement;

•	required consents and approvals;

•	no violations;

•	SEC filings;

•	financial statements;

•	internal controls and procedures;

•	the absence of undisclosed liabilities;

•	absence of certain changes or events;

•	compliance with applicable laws;

•	permits;

•	employee benefit plans;

•	labor matters;

•	tax matters;

•	litigation and orders;

•	intellectual property;

•	privacy and data protection;

•	real property and assets;

•	material contracts;

•	environmental matters;

•	customers, suppliers and resellers;

•	insurance;

•	information supplied for SEC filings;

•	opinion of the financial advisor to CA;

•	takeover statutes;

•	the rights agreement and amendments thereto;

•	related party transactions; and

•	finders and brokers.

The merger agreement also contains customary representations and warranties of Broadcom and Merger Sub, including among other things:

•	organization and qualification;

•	corporate authority;

•	due execution, delivery and enforceability of the merger agreement;

•	required consents and approvals;

•	no violations;

•	litigation and orders;

•	information supplied for SEC filings;

•	financing and sufficiency of funds;

•	finders and brokers;

•	ownership of shares of CA common stock; and

•	activity of Merger Sub.

The representations and warranties made by CA contained in the merger agreement are generally qualified by “material adverse effect,” as defined in the merger agreement and described below. The representations and warranties contained in the merger agreement will expire at the effective time of the merger. The representations, warranties and covenants made by CA in the merger agreement are qualified by information contained in the confidential disclosure schedules delivered to Broadcom in connection with the execution of the merger agreement and by certain filings that CA has made with the SEC prior to the date of the merger agreement. Stockholders are not third-party beneficiaries of these representations, warranties and covenants under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of CA or any of its affiliates or of Broadcom or any of its affiliates.

Material Adverse Effect

A “material adverse effect” with respect to CA, means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of CA and its subsidiaries, taken as a whole, except that no such change, effect, development, circumstance, condition, fact, state of facts, event or occurrence to the extent resulting or arising from any of the following will be deemed to constitute a material adverse effect or will be taken into account when determining whether a material adverse effect exists or has occurred or is reasonably expected to exist or occur:

(a)	any changes in general U.S. or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions;

(b)	any changes in general conditions in any industry or industries in which CA and its subsidiaries operate;

(c)	any changes in general political conditions;

(d)	any changes after the date of the merger agreement in GAAP or any other accounting standards or principles or the interpretation of the foregoing;

(e)	any changes after the date of the merger agreement in applicable law or the interpretation thereof;

(f)

any failure by CA to meet any internal or published projections, estimates or expectations of CA’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by CA to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (except that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account for the purpose of determining whether a material adverse effect exists or has occurred or is reasonably expected to exist or occur);

(g)

any changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the merger agreement;

(h)

the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement, or the public announcement of the merger agreement or the transactions contemplated by the merger agreement, including any litigation arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement, the identity of Broadcom, departures of officers or employees, changes in relationships with suppliers or customers or other business relations, in each case only to the extent resulting from the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement, or the public announcement of the merger agreement or the transactions contemplated by the merger agreement (except that this clause (h) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement or to address the consequences of litigation);

(i)

any action or failure to take any action which action or failure to act is requested in writing by Broadcom or any action expressly required by, or the failure to take any action expressly prohibited by, the terms of the merger agreement (other than with respect to certain covenants relating to CA’s conduct of business pending the merger);

(j)

any change in the price or trading volume of shares of CA common stock or any other publicly traded securities of CA or its subsidiaries in and of itself (except that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account for the purpose of determining whether a material adverse effect exists or has occurred or is reasonably expected to exist or occur); and

(k)

any reduction in the credit rating of CA or its subsidiaries in and of itself (except that the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account for the purpose of determining whether a material adverse effect exists or has occurred or is reasonably expected to exist or occur);

however, with respect to the exceptions in clauses (a), (b), (c), (d), (e) and (g), if such change, effect, development, circumstance, condition, fact, state of facts, event or occurrence has had a disproportionate adverse impact on CA or any of its subsidiaries relative to other companies operating in the industry or industries in which CA and its subsidiaries operate, then the incremental disproportionate adverse impact of such change, effect, development, circumstance, condition, fact, state of facts, event or occurrence will be taken into account for the purpose of determining whether a “material adverse effect” exists or has occurred or is reasonably expected to exist or occur.

No Solicitation of Other Offers by CA

Under the terms of the merger agreement, subject to certain exceptions described below, CA has agreed that, from the date of the merger agreement until the earlier of the effective time of the merger or the date (if any) the merger agreement is validly terminated, CA will not, the CA board (including any committee thereof) and CA’s officers will not, and CA will cause its other controlled affiliates not to, and CA will cause its and their other respective directors, officers, employees and other representatives not to, directly or indirectly:

(a)

solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, in each case which constitutes or could be reasonably expected to lead to an acquisition proposal (as defined below);

(b)

participate in any negotiations regarding, or furnish to any person any non-public information relating to CA or any subsidiary of CA in connection with, an actual or potential acquisition proposal, other than solely to state that CA and its representatives are prohibited under the merger agreement from engaging in any such discussions or negotiations;

(c)	adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any acquisition proposal;

(d)

withdraw, change, amend, modify or qualify, or otherwise publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Broadcom, the CA board’s recommendation that CA stockholders vote to adopt the merger agreement;

(e)

if an acquisition proposal has been publicly disclosed, fail to publicly recommend against any such acquisition proposal within ten business days after Broadcom’s written request that CA do so (or subsequently withdraw, change, amend, modify or qualify, or publicly propose to do so, in a manner adverse to Broadcom, such rejection of such acquisition proposal) and reaffirm the CA board’s recommendation that CA stockholders vote to adopt the merger agreement within such ten business day period (or, with respect to any acquisition proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed acquisition proposal that are publicly disclosed within the last ten business days’ prior to the then-scheduled CA stockholders’ meeting, fail to take the actions referred to in this clause (e), with references to the applicable ten business day period being replaced with three business days);

(f)	fail to include the CA board’s recommendation that CA stockholders vote to adopt the merger agreement in this proxy statement;

(g)

approve, or authorize, or cause or permit CA or any CA subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any acquisition proposal (other than certain confidentiality agreements); or

(h)	commit or agree to do any of the foregoing.

We refer to the actions set forth in clauses (c), (d), (e), (f), (g) and (h) (to the extent related to the foregoing clauses (c), (d), (e), (f) or (g)) above as a “change of recommendation.”

In addition, under the merger agreement, CA has agreed that:

•

CA, the CA board (including any committee thereof) and CA’s officers will, and CA will cause its other controlled affiliates to, and CA will cause its and their other respective directors, officers, employees and other representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any persons, or provision of any non-public information to any persons, with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•

CA will promptly (and in any event within three business days following the date of the merger agreement, (x) request that each person (other than Broadcom) that previously executed a confidentiality agreement with CA in connection with its consideration of an acquisition proposal or a potential acquisition proposal within the three years prior to the date of the merger agreement promptly destroy or return to CA all non-public information furnished by CA or any of its representatives to such person or any of its representatives in accordance with the terms of such confidentiality agreement, unless such a request had been made by or on behalf of CA prior to the date of the merger agreement, and (y) terminate access to any physical or electronic data rooms relating to a possible acquisition proposal by any such person and its representatives.

Under the merger agreement, CA must enforce, and not waive, terminate or modify without Broadcom’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; however, if the CA board determines in good faith after consultation with CA’s outside legal counsel that the failure to waive a particular standstill provision, or other provision with similar effect, would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable law, CA may, with prior written notice to Broadcom, waive such standstill provision, or other provision with similar effect, solely to the extent necessary to permit the applicable person (if it has not been solicited in violation of the non-solicitation provisions of the merger agreement) to make, on a confidential basis to the CA board, an acquisition proposal, conditioned upon such person agreeing to disclosure of such acquisition proposal to Broadcom, in each case as contemplated by the merger agreement.

Except with respect to Broadcom, the merger agreement and the transactions contemplated by the merger agreement, unless and until the merger agreement has been validly terminated, CA will not terminate (or permit the termination of), waive or amend the rights agreement, redeem any rights under the rights agreement, or take any action with respect to, or make any determination under, the rights agreement that would interfere with Broadcom and Merger Sub consummating the transactions contemplated by the merger agreement.

Notwithstanding the prohibitions described above, if CA receives, prior to the CA stockholders adopting the merger agreement, a bona fide written acquisition proposal that did not result from a breach of CA’s non-solicitation obligations, CA is permitted to furnish non-public information to such person, its representatives and debt financing sources, and engage in discussions or negotiations with such person and its representatives and debt financing sources, in each case with respect to the acquisition proposal, as long as prior to taking such action:

•

the CA board determines in good faith, after consulting with CA’s outside legal counsel and financial advisors, that such proposal constitutes, or could reasonably be expected to lead to, a superior proposal;

•

the CA board determines in good faith, after consulting with CA’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable law; and

•

prior to providing any such non-public information, (x) the person making the acquisition proposal enters into a confidentiality agreement that contains terms that are no less favorable in the aggregate to CA than those contained in the confidentiality agreement between Broadcom and CA (it being understood that the confidentiality agreement is not required to include a standstill provision) and that does not in any way restrict CA or its representatives from complying with its disclosure obligations under the merger agreement), and (y) CA also provides Broadcom, prior to or substantially concurrently with the time such information is provided or made available to such person or its representatives, any non-public information furnished to such other person or its representatives that was not previously furnished to Broadcom.

Under the merger agreement, CA is obligated to notify Broadcom promptly (and in any event within 24 hours) of any receipt by any director or officer of CA or by any of CA’s controlled affiliates or its or their respective representatives of any acquisition proposal or any proposals or inquiries that could reasonably be expected to lead to an acquisition proposal, or any inquiry or request for non-public information relating to CA or any CA subsidiary by any person who has made or could reasonably be expected to make any acquisition proposal. The notice must include the identity of the person making the acquisition proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to any such inquiry or request, including unredacted copies of all written requests, proposals or offers (including any proposed agreements received by CA) or, if such acquisition proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. CA also must keep Broadcom reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such acquisition proposal or potential acquisition proposal, and as to the nature of any information requested of CA with respect thereto. CA also must promptly provide (and in any event within the earlier of 48 hours and one business day) Broadcom with any material non-public information concerning CA provided to any other person in connection with any acquisition proposal that was not previously provided to Broadcom. Without limiting the foregoing, CA must promptly (and in any event within 24 hours after such determination) inform Broadcom in writing if CA determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal to the extent otherwise permitted by the merger agreement. CA has agreed that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits CA from providing any information to Broadcom in accordance with, or otherwise complying with, the obligations of CA described in this paragraph.

Unless the merger agreement has been validly terminated, CA is obligated not to take any action to exempt any person other than Broadcom or Merger Sub from the restrictions on any “business combinations” contained in any applicable takeover statute or in CA’s certificate of incorporation or bylaws, or otherwise cause such restrictions not to apply.

An “acquisition proposal” for purposes of the merger agreement means any offer, proposal or indication of interest from any person or group (as defined in Section 13(d) of the Exchange Act), other than a proposal or offer by Broadcom or a subsidiary of Broadcom, at any time relating to any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving:

•	any acquisition or purchase by any person, directly or indirectly, of more than 15% of any class of outstanding CA voting or equity securities (whether by voting power or number of shares);

•

any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 15% of any class of outstanding CA voting or equity securities (whether by voting power or number of shares);

•	any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction, in each case involving CA and any other person or group,

pursuant to which the CA stockholders immediately prior to such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares); or

•	any sale, lease, exchange, transfer or other disposition to any person or group of more than 15% of the consolidated assets of CA and its subsidiaries (measured by fair market value).

A “superior proposal” for purposes of the merger agreement means a bona fide, written acquisition proposal by a third party which the CA board determines in good faith (after consultation with CA’s outside legal counsel and financial advisors) to be more favorable to CA’s stockholders from a financial point of view than the merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and the merger agreement (and any changes to the terms of the merger agreement proposed by Broadcom in response to any acquisition proposal)). When determining whether an offer constitutes a superior proposal, references in the term “acquisition proposal” to “15%” or “85%” will be replaced with references to “80%” and “20%,” respectively.

Change of Recommendation; Match Rights

The merger agreement requires the CA board to recommend that CA stockholders vote to adopt the merger agreement and not make a change of recommendation as described above. Notwithstanding the foregoing, prior to the CA stockholders adopting the merger agreement:

•

the CA board may make certain types of a change of recommendation in response to an intervening event (as defined below) if the CA board has determined in good faith, after consultation with CA’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable law; or

•

the CA board may make a change of recommendation and cause CA to terminate the merger agreement in order to enter into a definitive agreement providing for an acquisition proposal that did not result from a breach of CA’s non-solicitation obligations (subject to payment by CA to Broadcom of the termination fee described under “ — Termination Fee and Expenses”) which the CA board has determined in good faith after consultation with CA’s outside legal counsel and financial advisors is a superior proposal, but only if the CA board has determined in good faith after consultation with CA’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable law.

Prior to making a change of recommendation for any reason set forth above, CA must provide Broadcom four business days’ prior written notice advising Broadcom that it intends to make a change of recommendation. The notice must specify in reasonable detail the reasons for such change of recommendation due to an intervening event (as defined below), or the material terms and conditions of the acquisition proposal (including a copy of any proposed definitive agreement) for any change of recommendation due to a superior proposal. In each case, CA must cause its representatives (including executive officers) to negotiate in good faith (to the extent Broadcom desires to negotiate) any proposal by Broadcom to amend the merger agreement in a manner that would eliminate the need for the CA board to make a change of recommendation, and the CA board must make all of the required determinations regarding its fiduciary duties again at the end of such four business day negotiation period (after in good faith taking into account the amendments to the merger agreement proposed by Broadcom). With respect to any change of recommendation in response to a superior proposal, if there is any material amendment, revision or change to the terms of the then-existing superior proposal (including any revision to the amount, form or mix of consideration proposed to be received by CA’s stockholders as a result of such superior proposal), CA must again comply with the obligations described in this paragraph, except that references to the applicable four business day period will be replaced with two business days.

An “intervening event” for purposes of the merger agreement is any event, change or development first occurring or arising after the date of the merger agreement that is material to CA and its subsidiaries, taken as a whole, and was not known by or reasonably foreseeable to the CA board as of the date of the merger agreement, except that in no event will the following events, changes or developments constitute an “intervening event”: (a) the receipt, existence or terms of an acquisition proposal or any matter relating thereto or consequence thereof, (b) changes in the market price or trading volume of shares of CA common stock or any other securities of CA, Broadcom or their respective subsidiaries, or any change in credit rating or the fact that CA meets or exceeds internal or published estimates, projections, forecasts or predictions for any period (except that the facts or occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded), (c) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices), or (d) changes in GAAP, other applicable accounting rules or applicable law or, in any such case, changes in the interpretation thereof.

Nothing in the merger agreement prohibits CA or the CA board from disclosing to CA’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any “stop, look and listen” communication to CA’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed acquisition proposal, so long as any such “stop, look and listen” statement, or any such similar statement, also includes an express reaffirmation of the CA board’s recommendation that CA stockholders vote to adopt the merger agreement.

Conduct of Business Before Completion of the Merger

The merger agreement provides for certain restrictions on CA’s and its subsidiaries’ activities until the earlier of the effective time of the merger or the date (if any) the merger agreement is validly terminated. In general, except as specifically permitted or required by the merger agreement, as required by applicable law or as consented to in writing by Broadcom (which may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement and the confidential schedules thereto, each of CA and its subsidiaries is required to conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its and their present business organizations, goodwill and ongoing business, keep available the services of its and their present officers and other key employees and preserve its and their present relationships with customers, suppliers, vendors, licensors, licensees, governmental entities, employees and other persons with whom it and they have material business relations. In addition, except as specifically permitted or required by the merger agreement, as required by applicable law or as consented to in writing by Broadcom (which may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement and the confidential schedules thereto, CA must not and must not permit any of its subsidiaries to, directly or indirectly:

•	amend, modify, waive, rescind or otherwise change CA’s or any of its subsidiaries’ certificate of incorporation, bylaws or equivalent organizational documents;

•

authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of CA or any of its subsidiaries), except for dividends and distributions paid or made by a wholly owned CA subsidiary to CA or another wholly owned CA subsidiary in the ordinary course of business consistent with past practice and regular quarterly cash dividends payable by CA in respect of shares of CA common stock in an amount not exceeding $0.255 per share in any fiscal quarter and with declaration date(s), record date(s) and payments date(s) consistent with past practice;

•

enter into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its capital stock or other equity interests or any other securities;

•

split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests (other than repurchases of shares of CA common stock in satisfaction of applicable tax withholdings or the exercise price upon the exercise or vesting of any CA equity award), or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests or any rights, warrants, or options to acquire any such shares of capital stock or other equity interests, except for any such transaction involving only wholly owned subsidiaries of CA in the ordinary course of business consistent with past practice;

•

issue, deliver, grant, sell, dispose of or encumber, or authorize the issuance, delivery, grant, sale, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in CA or any of its subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units;

•

take any action to cause to be exercisable or vested any otherwise unexercisable or unvested CA equity award under any existing CA equity plan, other than (a) issuances of shares of CA common stock in respect of any exercise of CA options outstanding as of the date of the merger agreement or the vesting or settlement of CA equity awards outstanding as of the date of the merger agreement, in all cases in accordance with their respective terms, (b) the issuances of shares of CA common stock pursuant to the terms of the ESPP in respect of the current offering period thereunder, or (c) transactions solely between CA and its wholly owned subsidiaries or between such wholly owned subsidiaries in the ordinary course of business consistent with past practice;

•

except as required by any CA benefit plan in existence as of the date of the merger agreement and made available to Broadcom prior to the date of the merger agreement, (a) increase the compensation or benefits payable or to become payable to any directors, executive officers or employees; (b) grant to any directors, executive officers or employees any increase in severance or termination pay; (c) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of its directors, executive officers or employees; (d) establish, adopt, enter into, amend or terminate any collective bargaining agreement or CA benefit plan, other than offer letters with new hire employees entered into in the ordinary course of business consistent with past practice that do not violate other operating restrictions described herein; (e) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any CA benefit plan; (f) terminate the employment of any employee at the level of vice president or above, other than for cause; (g) hire any new employees at the level of vice president or above; or (h) provide any funding for any rabbi trust or similar arrangement;

•

acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or all or a material portion of the assets of any person or any business or division thereof, or otherwise engage in any mergers, consolidations, business combinations or acquisitions of material assets, except for transactions solely between CA and its wholly owned subsidiaries or between such wholly owned subsidiaries in the ordinary course of business consistent with past practice, acquisitions of supplies or equipment in the ordinary course of business consistent with past practice or with respect to the acquisition of material assets, certain permitted capital expenditures;

•

liquidate, dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization, or reorganization between or among any of CA and/or its subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

•

make any loans, advances or capital contributions to, or investments in, any other person, except for (a) loans, advances or capital contributions solely among CA and its wholly owned subsidiaries or solely among CA’s wholly owned subsidiaries in the ordinary course of business consistent with past practice, in each case that do not involve the transfer of funds between the United States of America and another jurisdiction; (b) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice; (c) extensions of credit to customers in the ordinary course of business consistent with past practice; and (d) pursuant to mandatory capital contribution obligations of any investment fund or joint venture entity to which CA or any of its subsidiaries are parties as of the date of the merger agreement (which contracts providing for any such mandatory contribution have been made available to Broadcom prior to the date of the merger agreement), so long as neither CA nor any of its subsidiaries nor any of their respective representatives have caused or directed such mandatory capital contribution;

•

sell, lease, license, assign, transfer, exchange, swap or otherwise dispose of, or subject to any lien (other than certain permitted liens), any of its properties, rights or assets (including shares in the capital of CA or its subsidiaries), except (a) dispositions of used, obsolete, damaged, worn-out or surplus equipment or property no longer necessary in the conduct of the business or other immaterial equipment or property, in each case, in the ordinary course of business consistent with past practice; (b) leases or subleases of real property or interests therein not used for the conduct of CA’s or its subsidiaries’ business, as currently conducted, in each case in the ordinary course of business consistent with past practice; (c) non-exclusive licenses or other non-exclusive grants of rights in, to or under CA’s intellectual property in the ordinary course of business consistent with past practice; (d) amendments and modifications, in each case, to existing exclusive, limited distribution rights for CA products made or entered into in the ordinary course of business consistent with past practice; (e) pursuant to the exercise of creditor rights under CA’s revolving credit agreement or term loan agreement or other contract providing for outstanding indebtedness in each case in effect on the date of the merger agreement and made available to Broadcom prior to the date of the merger agreement (so long as CA and its subsidiaries have used reasonable best efforts to exhaust all other avenues of relief); and (f) pursuant to transactions solely between CA and a wholly owned CA subsidiary or solely between wholly owned CA subsidiaries in the ordinary course of business consistent with past practice;

•

allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any registered CA intellectual property, except as would have occurred in the ordinary course of business consistent with past practice;

•	terminate or materially amend or modify any written policies or procedures with respect to the use or distribution by CA or any CA subsidiaries of any open source software;

•

enter into or become bound by, or amend, modify, terminate or waive any contract related to the acquisition or disposition or granting of any license with respect to intellectual property rights, other than amendments, modifications, terminations or waivers in the ordinary course of business consistent with past practice, or otherwise encumber any intellectual property rights (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than the non-exclusive license of intellectual property in the ordinary course of business consistent with past practice and amendments and modifications, in each case, to existing exclusive, limited distribution rights for CA products made or entered into in the ordinary course of business consistent with past practice;

•

enter into certain types of material contracts or materially modify, materially amend, extend or terminate certain types of material contracts, or, waive, release or assign any material rights or claims thereunder; in certain cases, other than in the ordinary course of business consistent with past practice (and in the case of waiver or release of material rights and claims, so long as such waiver or release is not material to CA and its subsidiaries, taken as whole);

•

modify, amend or terminate, or waive or release or assign any rights under any material government bid or submit any new government bid that would have been considered a material government bid if it were submitted prior to the date of the merger agreement, other than in the ordinary course of business consistent with past practice;

•

make any capital expenditure, enter into agreements or arrangements providing for capital expenditure or otherwise commit to do so, except for capital expenditures contemplated by and consistent with the annual capital budget approved by the CA board prior to the date of the merger agreement and set forth on a schedule delivered to Broadcom in connection with entry into the merger agreement, or capital expenditures not to exceed $1,000,000 in the aggregate incurred in the ordinary course of business consistent with past practice;

•

compromise or settle any claim, litigation, investigation or proceeding, other than the compromise or settlement of claims, litigations, investigations or proceedings that (i) (a) is for an amount (in excess of insurance proceeds) for each such compromise or settlement that is, individually, less than $3,000,000 and for all such compromises or settlements that is, in the aggregate, less than $10,000,000; (b) does not impose any injunctive relief on CA or any of the its subsidiaries (other than insignificant non-monetary restrictions that are customary and ancillary to the monetary relief granted) and does not involve the admission of wrongdoing by CA, any CA subsidiary or any of their respective officers or directors; (c) does not provide for the license of any CA intellectual property to a third-party that did not otherwise already license such CA intellectual property; and (d) does not relate to claims, litigations, investigations or proceedings brought by governmental entities, other than solely in their capacities as customers of CA’s or its subsidiaries’ products and services, or (ii) is in respect of a tax audit, claim, litigation, investigation, or other proceeding that is otherwise covered by a separate interim operating covenant;

•

make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, in each case except as required by GAAP, international financial reporting standards or other recognized accounting standards or principles in non-U.S. jurisdictions applicable to CA subsidiaries, or applicable law;

•	amend or modify any privacy statement of CA or any CA subsidiary in any material respect except as required by applicable law;

•

enter into any collective bargaining agreement or any material agreement with any labor organization, works council, trade union, labor association or other employee representative, except as required by applicable law;

•	implement any plant closings or employee layoffs that do not comply with the Worker Adjustment and Retraining Notification Act of 1988, as amended;

•

make, change or revoke any material tax election, adopt or change any tax accounting period or material method of tax accounting, amend any material tax return, settle or compromise any material liability for taxes or any tax audit, claim or other proceeding relating to a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund of taxes, request any material ruling from any governmental entity with respect to taxes, or, except in the ordinary course of business consistent with past practice, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;

•

redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), or repay CA’s 2.875% senior notes due 2018, except for (a) the repayment at maturity of CA’s 2.875% senior notes due 2018 using cash on hand; (b) the incurrence of any indebtedness solely among CA and its wholly owned subsidiaries or solely among its wholly owned subsidiaries; (c) guarantees by CA of the indebtedness of wholly owned subsidiaries or guarantees by wholly owned subsidiaries of the indebtedness of CA or any other wholly owned subsidiary, incurred prior to the date of the merger agreement or otherwise in compliance with the limitations described in this paragraph; (d) the incurrence of indebtedness consisting of revolving loans borrowed under CA’s revolving credit agreement as in effect as of the date of the merger agreement not in excess of an aggregate amount equal to $5,000,000; provided that such indebtedness will not be incurred, nor the proceeds therefrom applied, to finance the repayment in whole or in part of CA’s 2.875% senior notes due 2018; (e) the incurrence of other indebtedness not to exceed, at any time outstanding, an aggregate amount equal to $5,000,000, subject to certain conditions under the merger agreement; (f) certain indebtedness in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds or in respect of bankers’ acceptances incurred in the ordinary course of business consistent with past practice; (g) indebtedness in connection with cash pooling agreements in effect as of the date of the merger agreement, which agreements have been provided to Broadcom prior to the date of the merger agreement, and other cash pooling agreements entered into after the date of the merger agreement in the ordinary course of business and consistent with past practice, subject to certain conditions under the merger agreement; and (h) certain indebtedness in connection with cash flow and balance sheet foreign exchange hedging of intercompany transactions in the ordinary course of business consistent with past practice and for non-speculative purposes;

•

enter into any transactions or contracts with any affiliates or other person that would be required to be disclosed by CA under Item 404 of Regulation S-K of the SEC, or any person who beneficially owns, directly or indirectly, more than 5% of the outstanding shares of CA common stock;

•

cancel any of CA’s material insurance policies or fail to pay the premiums on CA’s material insurance policies such that such failure causes a cancellation of such policy, other than in the ordinary course of business consistent with past practice, or fail to use commercially reasonable efforts to maintain in the ordinary course CA’s insurance policies;

•	enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) for annual rent payments above $500,000;

•

materially modify or amend or exercise any right to renew any lease or sublease of real property, or waive any term or condition thereof or grant any consents thereunder, grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any real property leased by CA, or any interest therein or part thereof (other than certain permitted liens), commit any waste or nuisance on any such property or make any material changes in the construction or condition of any such property, in each case other than in the ordinary course of business consistent with past practice;

•	voluntarily terminate or materially modify or waive in any material respect any material right under any material permit;

•	adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement or amend, modify or waive any provision under the rights agreement;

•	fail to comply in any material respect with the repurchase agreement; or

•	agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Access; Integration Committee

The merger agreement provides that from the date of the merger agreement until the earlier of the effective time of the merger or the date (if any) the merger agreement is validly terminated, to the extent permitted by applicable law, CA and its subsidiaries will give Broadcom and its representatives reasonable access during normal business hours and upon reasonable advance notice to CA’s and its subsidiaries’ offices, properties, contracts, personnel, books and records, and will furnish as promptly as practicable to Broadcom all information concerning CA’s business, properties and personnel as Broadcom reasonably requests (including information for the purposes of transition and integration planning). However, CA is not required to provide access to or disclose information that may not be disclosed pursuant to certain contractual or legal restrictions or that is subject to attorney-client, attorney work product or other legal privilege, in each case subject to certain exceptions and requirements to make substitute arrangements.

The merger agreement provides that Broadcom and CA will establish a transition and integration planning team, which will discuss and plan for a transition and integration planning process concerning the combination of the operations of Broadcom, CA and their respective subsidiaries after the closing of the merger, and will meet from time to time as reasonably requested by Broadcom’s chief executive officer.

Financing Cooperation

Under the merger agreement, prior to the effective time of the merger, CA and its subsidiaries will, and will use their reasonable best efforts to cause their representatives to, provide all customary cooperation and all customary financial information, in each case, that is reasonably requested by Broadcom or Merger Sub in connection with any financing obtained by Broadcom or Merger Sub for the purpose of financing the transactions contemplated by the merger agreement or any transaction undertaken in connection therewith, subject to certain limitations set forth in the merger agreement

In addition, the merger agreement provides that CA will, and will cause its subsidiaries to, deliver all notices and take all other actions reasonably requested by Broadcom that are required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under CA’s revolving credit facility and term loan facility, the repayment in full of all obligations, if any, outstanding thereunder, the release of all liens, if any, securing such obligations, and the release of guarantees in connection therewith on the closing date as of the effective time of the merger, subject to certain limitations set forth in the merger agreement. The merger agreement also provides that upon written request of Broadcom, CA will, and will cause its subsidiaries to, execute and deliver, or cause to be executed and delivered, in each case, to the trustee under the applicable indenture at or prior to the effective time of the merger, such documents or instruments required to comply with certain requirements of the indenture applicable to each series of CA’s outstanding senior notes in connection with the merger, and (ii) provide all assistance reasonably requested by Broadcom in connection with obtaining the execution of such instruments by the other parties required to execute such instruments and take any other actions reasonably requested by Broadcom that are customary or necessary in connection therewith, subject to certain limitations set forth in the merger agreement.

Efforts to Obtain Regulatory Approvals

Under the merger agreement, Broadcom and CA are required to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement as soon as practicable, including:

•

preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the transactions contemplated by the merger agreement as promptly as practicable after the date of the merger agreement; and

•

taking all steps as may be necessary, subject to the limitations in the merger agreement, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals as promptly as practicable after the date of the merger agreement.

In furtherance and not in limitation of the obligations described in the previous paragraph, the merger agreement requires Broadcom and CA to:

•	make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable, and in any event within ten business days after the date of the merger agreement (unless a later date is mutually agreed between the parties), and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable;

•

make an appropriate filing with the European Commission with respect to the transactions contemplated by the merger agreement as promptly as practicable after the date of the merger agreement, and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested by the European Commission pursuant to antitrust laws, and, subject to the terms and conditions of the merger agreement, to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or obtain consents under such antitrust laws; and

•

make all other necessary filings as promptly as practicable, and supply as promptly as practicable and advisable any additional information and documentary materials that may be requested under any other antitrust, competition or trade regulation laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition (which we refer to as “antitrust laws”).

Notwithstanding the foregoing, none of Broadcom, Merger Sub or any of their respective subsidiaries is required to, and CA may not and may not permit any of its subsidiaries to, without the prior written consent of Broadcom, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (a) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of CA, Broadcom or their respective subsidiaries, (b) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of CA, Broadcom or their respective subsidiaries in any manner or (c) impose any restriction, requirement or limitation on the operation of the business or portion of the business of CA, Broadcom or their respective subsidiaries. However, if requested by Broadcom, CA or its subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order, so long as such requirement, condition, limitation, understanding, agreement or order is only binding on CA or its subsidiaries in the event the merger is completed.

Under the merger agreement, Broadcom and CA also agree to:

•

cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party in connection with the HSR Act or other antitrust laws;

•

promptly inform the other party of any communication with the DOJ, the FTC or any other governmental entity, by promptly providing copies to the other party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party; and

•

permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other applicable governmental entity, or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ, the FTC or other applicable governmental entity or other person, give the other party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or any other governmental entity or other person.

Without limiting Broadcom’s cooperation obligations described in this subsection, Broadcom and CA have agreed that Broadcom will control the ultimate strategy for securing approvals and expiration of relevant waiting periods under antitrust laws.

Other Covenants

The merger agreement contains additional agreements of Broadcom, Merger Sub and CA relating to, among other things:

•	the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC in respect to this proxy statement);

•

the calling, giving notice of, convening and holding the special meeting not later than 30 days following the expiration of the 10-day waiting period provided under Rule 14a-6(a) promulgated under the Exchange Act or the date on which CA learns the SEC has no further comments on this proxy statement;

•	the coordination of press releases and other public announcements or filings relating to the transactions contemplated by the merger agreement;

•	anti-takeover statutes or regulations that become applicable to the merger agreement, the voting agreement or the transactions contemplated by the merger agreement;

•	Broadcom’s taking all action necessary to cause Merger Sub to perform its obligations under the merger agreement;

•	the notification of certain matters and the settlement of any litigation in connection with the merger agreement;

•

actions to cause the disposition of equity securities of CA held by each individual who is a director or officer of CA pursuant to the transactions contemplated by the merger agreement to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act;

•	the resignation of each member of the CA board; and

•	the de-listing of CA shares from the NASDAQ and deregistration under the Exchange Act.

Employee Matters

For a 12-month period commencing at the effective time of the merger, Broadcom will provide, or will cause the surviving corporation to provide, to each employee of CA or its subsidiaries who continues to be employed by Broadcom, the surviving corporation or any subsidiaries (which we refer to as a “continuing employee”), (i) at least the same wage rate or base salary as in effect for such continuing employee immediately prior to the effective time of the merger, (ii) target incentive compensation opportunities (including cash and equity compensation) and health and welfare benefits (excluding severance) that are no less favorable, in the aggregate, than as in effect for such continuing employee immediately prior to the effective time of the merger, and (iii) severance benefits that are no less favorable than the severance benefits for which such continuing employee was eligible under the CA benefit plans in effect as of the date of the merger agreement.

For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Broadcom and its subsidiaries providing benefits to any continuing employees after the effective time of the merger (which we refer to as the “new plans”), each continuing employee will, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with CA and its subsidiaries and their respective predecessors before the effective time of the merger (including, for avoidance of doubt, any service credit provided by CA or its subsidiaries to such continuing employee in connection with acquisitions occurring prior to the effective time of the merger); provided that the foregoing will not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each continuing employee will be immediately eligible to participate, without any waiting time, in any and all new plans to the extent that coverage under such new plan is of the same type as CA benefit plan in which such continuing employee participated immediately before the effective time of the merger (which we refer to as, collectively, the “old plans”), and (ii) (A) for purposes of each new plan providing medical, dental, pharmaceutical or vision benefits to any continuing employee, Broadcom or its subsidiaries will use its commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such continuing employee and his or her covered dependents and (B) Broadcom and its subsidiaries will use commercially reasonable efforts to cause any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year of the old plan ending on the date such employee’s participation in the corresponding new plan begins to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

Broadcom may direct CA to terminate its 401(k) plan(s) as of the day immediately preceding the effective time, upon written notice by Broadcom at least 20 days prior to the effective time. In such event, Broadcom will allow continuing employees to participate in Broadcom’s 401(k) plan and transfer their account balances to Broadcom’s 401(k) plan.

CA may grant cash-based retention awards to any employee that is not subject to the reporting requirements of Section 16(a) of the Exchange Act or in a position senior to an employee subject to such reporting requirements, in such amounts determined by CA and approved by Broadcom (the “retention bonuses”). The retention bonuses are payable on the earlier of (i) the twelve month anniversary of the effective date of the merger, subject to an employee’s continued employment through such date, and (ii) the date of an employee’s termination without cause on or following the effective date of the merger. No individual retention bonus may exceed six months of an employee’s base salary as then in effect, and the retention bonuses in the aggregate may not exceed $20,000,000.

Directors’ and Officers’ Indemnification and Insurance

Under the merger agreement, for a period of six years after the effective time of the merger, the surviving corporation must, and Broadcom must cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted by applicable law and the organizational documents of CA or its subsidiaries, or any indemnification agreements in existence as of the date of the merger agreement that were provided to Broadcom prior to the date of the merger agreement, each current and former director and officer of CA and its subsidiaries against any costs and expenses in connection with any actual or threatened claims in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, in connection with such person serving as an officer, director, employee or other fiduciary of CA, any of its subsidiaries or any other person if such service was at the request or for the benefit of CA or any of its subsidiaries.

In addition, for a period of six years following the effective time of the merger, Broadcom is required to maintain in effect the provisions in the organizational documents of CA and any indemnification agreements in existence as of the date of the merger agreement that were provided to Broadcom (except to the extent such agreement provides for an earlier termination) regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence as of the date of the merger agreement.

At or prior to the effective time of the merger, CA is required to purchase a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” insurance policy for a period of six years after the effective time of the merger with respect to matters arising at or prior to the effective time of the merger, with a one-time cost not in excess of 250% of the last aggregate annual premium paid by CA for its directors’ and officers’ liability insurance and fiduciary liability insurance prior to the date of the merger agreement, and if the cost of such “tail” insurance policy would otherwise exceed such amount, CA may purchase as much coverage as reasonably practicable for such amount.

Conditions to the Merger

The respective obligations of each party to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	CA stockholders having adopted the merger agreement.

•

no governmental entity of competent jurisdiction having (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the effective time of the merger or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of restraining or enjoining or otherwise prohibiting the consummation of the merger.

•

any waiting period (and extensions thereof) applicable to the merger under the HSR Act having expired or having been terminated and any other required approvals, consents or clearances under the antitrust laws of Japan and the European Union having been obtained.

The obligations of Broadcom and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•

(i) the representations and warranties of CA set forth in the merger agreement regarding organization, capitalization of subsidiaries, voting debt, voting trusts or agreements, authority, opinion of financial advisor, takeover statutes, the rights agreement and amendments thereto, certain related party transactions and finders and brokers being true and correct in all material respects, (ii) the representations and warranties of CA set forth in the merger agreement regarding CA’s capitalization being true and correct other than for de minimis inaccuracies, (iii) the representations and warranties of CA set forth in the merger agreement regarding changes, events or effects that have or would reasonably be expected to have, individually or in the aggregate a material adverse effect on CA being true and correct in all respects and (iv) all other representations and warranties of CA set forth in the merger agreement (without giving effect to any materiality or material adverse effect qualifications contained therein) being true and correct, except in the case of this clause (iv), for such failure to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on CA, in the case of each of clauses (i) through (iv), as of the date of the merger agreement and as of the closing of the merger as though made on and as of the closing of the merger (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date);

•

CA having performed and complied with in all material respects the obligations, covenants and agreements required to be performed or complied with by it under the merger agreement at or prior to the closing of the merger;

•	no material adverse effect on CA having occurred since the date of the merger agreement that is continuing;

•

Broadcom and Merger Sub having received from CA a certificate, dated as of the date of the closing of the merger and signed by CA’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in the foregoing three bullets have been satisfied; and

•	Broadcom’s purchase of certain CA treasury shares having been consummated in accordance with the merger agreement.

The obligations of CA to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Broadcom and Merger Sub set forth in the merger agreement (without giving effect to any qualification as to materiality contained therein) being true and correct as of the date of the merger agreement and as of the closing of the merger as if made on and as of the closing of the merger (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except where any failures of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality contained therein) have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Broadcom or Merger Sub to consummate the transactions contemplated by the merger agreement prior to the outside date (as defined below);

•

Broadcom and Merger Sub having performed and complied with in all material respects the obligations, covenants and agreements required to be performed or complied with by them under the merger agreement at or prior to the closing of the merger; and

•

CA having received from Broadcom and Merger Sub a certificate, dated as of the date of the closing of the merger and signed by Broadcom’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in the foregoing two bullets have been satisfied.

Termination of the Merger Agreement

Termination by Broadcom or CA

The merger agreement may be terminated at any time before the effective time of the merger:

•	by mutual written consent of Broadcom and CA; or

•	by either Broadcom or CA, if:

•

any governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the merger;

•

the effective time of the merger has not occurred on or before January 11, 2019 (which we refer to as the “outside date”); however, (i) if, on the outside date, all of the conditions to the merger (other than those conditions relating to antitrust approvals or no injunction (to the extent the relevant injunction or order is in respect of, or any such law is, the HSR Act or any other antitrust law) and those conditions that by their nature are to be satisfied or waived on the closing date of the merger (if such conditions would be satisfied or validly waived were the closing of the merger to occur at such time)) shall have been satisfied or waived, then the outside date shall automatically be extended for a period of two months, and (ii) this right to terminate will not be available to any party whose action or failure to fulfill any obligation was a proximate cause of the failure of the effective time of the merger to occur prior to the outside date and such action or failure to act constitutes a material breach of the merger agreement; or

•	the special meeting (including any adjournments or postponements thereof) has concluded and the CA stockholders have not adopted the merger agreement.

Termination by CA

The merger agreement may be terminated at any time before the effective time of the merger by CA if:

•

prior to CA stockholders adopting the merger agreement, the CA board effects a change of recommendation with respect to a superior proposal and CA substantially concurrently enters into a definitive agreement providing for such superior proposal, as long as (a) CA has complied with its obligations described under “ — No Solicitation of Other Offers by CA” and “ — Change of Recommendation; Match Rights” and (b) immediately prior to or substantially concurrently with (and as a condition to) such termination, CA pays to Broadcom the $566 million termination fee described below; or

•

(a) Broadcom and/or Merger Sub has breached, failed to perform or violated their respective covenants or agreements under the merger agreement or any of the representations and warranties of Broadcom or Merger Sub in the merger agreement have become inaccurate; (b) such breach, failure to perform, violation or inaccuracy would result in the failure of the related conditions to CA’s obligations to close the merger to be satisfied and is incapable of being cured by the outside date or, if capable of being cured by the outside date, is not cured before the earlier of the business day immediately prior to the outside date and the 30th calendar day following receipt of written notice from CA of such breach, failure to perform, violation or inaccuracy; and (c) CA is not then in material breach of the merger agreement.

Termination by Broadcom

The merger agreement may be terminated at any time before the effective time of the merger by Broadcom if:

•

Prior to the CA stockholders adopting the merger agreement, the CA board has effected a change of recommendation or CA has materially breached its obligations described under “ — No Solicitation of Other Offers by CA” or “ — Change of Recommendation; Match Rights”; or

•

(a) CA has breached, failed to perform or violated its covenants or agreements under the merger agreement or any of the representations and warranties of CA in the merger agreement have become inaccurate; (b) such breach, failure to perform, violation or inaccuracy would result in the failure of the related conditions to Broadcom’s obligation to close the merger to be satisfied and is incapable of being cured by the outside date or, if capable of being cured by the outside date, is not cured before the earlier of the business day immediately prior to the outside date and the 30th calendar day following receipt of written notice from Broadcom or Merger Sub of such breach, failure to perform, violation or inaccuracy; and (c) neither Broadcom nor Merger Sub are then in material breach of the merger agreement.

Termination Fee and Expenses

Expenses

Except as otherwise expressly provided in the merger agreement (including the termination fee described below), all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the cost or expense.

Termination Fee

The merger agreement provides that CA will pay Broadcom a termination fee of $566 million if:

•

(a) Broadcom or CA terminates the merger agreement because the special meeting (including any adjournments or postponements thereof) has concluded and the CA stockholders have not adopted the merger agreement, (b) after the date of the merger agreement and prior to the date of such termination, an acquisition proposal is publicly disclosed (whether by CA or a third party) and not publicly withdrawn at least three business days prior to the special meeting, and (c) within twelve months of such termination, an acquisition proposal is consummated or a definitive agreement providing for an acquisition proposal is entered into;

•

(a) after the date of the merger agreement and prior to termination of the merger agreement, an acquisition proposal is made to the CA board or management or becomes publicly disclosed (whether by CA or a third party) and not publicly withdrawn at least three business days prior to such termination; (b) (i) Broadcom or CA terminates the merger agreement due to the effective time of the merger not having occurred on or prior to the outside date or (ii) Broadcom terminates the merger agreement due to (x) CA’s breach of or failure to perform or comply with, one or more of its covenants or agreements under the merger agreement following the making of such acquisition proposal or (y) CA’s material breach of its obligations under the merger agreement described under “ — No

Solicitation of Other Offers by CA” or “ — Change of Recommendation; Match Rights”; and (c) within twelve months of such termination, an acquisition proposal is consummated or a definitive agreement providing for an acquisition proposal is entered into;

•

Broadcom terminates the merger agreement because the CA board has effected a change of recommendation or CA has willfully and materially breached its obligations described under “No Solicitation of Other Offers by CA” or “Change of Recommendation; Match Rights”; or

•	CA terminates the merger agreement in order to enter into a definitive agreement providing for a superior proposal.

When determining whether CA will pay Broadcom a termination fee, the term “acquisition proposal” has the meaning assigned to such term as described under “ — No Solicitation of Other Offers by CA,” except that all references to “15%” and “85%” will be replaced with references to “50%.”

In no event will CA be obligated to pay the termination fee on more than one occasion. In the event that the termination fee is received by Broadcom, none of CA, any of its subsidiaries, any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except for fraud or willful breach of the merger agreement.

Effect of Termination

In the event of termination of the merger agreement in accordance with the terms of the merger agreement, the merger agreement will become void (except that provisions relating to the effect of termination, payment of the termination fee and certain other miscellaneous provisions, together with the confidentiality agreement between CA and Broadcom, will survive any such termination), and there will be no liability on the part of any of the parties, except that no party will be relieved of liability for any fraud or willful breach of the merger agreement prior to such termination.

Governing Law

Other than in respect of certain actions against the parties providing financing to Broadcom or Merger Sub in connection with the transactions contemplated by the merger agreement (which actions will be governed by the laws of the State of New York), the merger agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

Amendments, Enforcements and Remedies, Extensions and Waivers

Amendments

Subject to applicable law and the terms of the merger agreement, the merger agreement may be amended by the parties at any time.

Enforcements and Remedies

Under the merger agreement, the parties have agreed that, prior to the termination of the merger agreement, each party will be entitled to:

•	an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the merger agreement;

•	a decree or order of specific performance specifically enforcing the terms and provisions of the merger agreement; and

•	any further equitable relief.

Extensions and Waivers

Under the merger agreement, at any time prior to the effective time of the merger, any party may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties; and

•	waive compliance by the other parties with any of the agreements or conditions for the benefit of such party.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to CA’s stockholders as part of the solicitation of proxies by the CA board for use at the special meeting to be held on [●], 2018, at [●], Eastern time, at [●], or at any postponement or adjournment thereof. At the special meeting, holders of CA common stock will be asked to approve the proposal to adopt the merger agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and to approve the CA advisory proposal on specified compensation.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, and we encourage you to read it carefully in its entirety.

Recommendation of the CA Board of Directors

After careful consideration of various factors described in the section of this proxy statement entitled “The Merger (Proposal 1) — Recommendation of the CA Board of Directors,” beginning on page 30, the CA board unanimously (1) determined that the merger agreement and merger were advisable, and fair to and in the best interests of CA’s stockholders, (2) approved the merger agreement and the other transactions contemplated thereby, (3) directed that a special meeting of CA’s stockholders be held for the purposes of voting on the adoption of the merger agreement, and (4) recommended that CA’s stockholders vote in favor of the adoption of the merger agreement.

In considering the recommendation of the CA board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The CA board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of CA. See the section of this proxy statement entitled “The Merger (Proposal 1) — Interests of Certain Persons in the Merger” beginning on page 43.

The CA board unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement; “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and “FOR” the CA advisory proposal on specified compensation.

Record Date and Quorum

We have fixed the close of business on [●], 2018, as the record date for the special meeting, and only holders of record of CA common stock as of the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of CA common stock as of the record date. As of the record date, there were [●] shares of CA common stock outstanding and entitled to vote. Each share of CA common stock entitles its holder to one vote on each matter properly coming before the special meeting.

The holders of a majority of the voting power of the issued and outstanding shares of CA common stock entitled to vote thereat, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. Shares of CA common stock for which a stockholder directs an “abstention” from voting will be counted for purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of CA common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed. The CA board also reserves the right to postpone the special meeting to the extent permitted or required by the terms of the merger agreement.

Attendance

If your shares of CA common stock are registered directly in your name with our transfer agent, Computershare Trust CA, N.A., you are considered the “stockholder of record” with respect to those shares and you may attend the special meeting by presenting a photo identification acceptable to us, such as a valid driver’s license or passport.

If your shares are held in an account at a bank, broker, or other similar organization, then you are the beneficial owner of shares held in “street name,” and you may also attend the special meeting by presenting a photo identification acceptable to us, such as a valid driver’s license or passport. However, you may not vote your shares in person at the special meeting unless you follow your broker or bank’s procedures for obtaining a legal proxy and then present that legal proxy for verification at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of CA common stock entitled to vote thereon. With respect to this proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. Broker non-votes will not be counted as votes cast in favor of the proposal to adopt the merger agreement and will not count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the proposal to adopt the merger agreement.

Assuming a quorum is present, approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of CA common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. With respect to this proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, abstentions will be counted in tabulating the votes cast and will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will not be counted in tabulating the votes cast and will not have an effect on the proposal to adjourn the special meeting if a quorum is present. If you fail to submit a proxy or vote in person at the special meeting, the shares of CA common stock not voted will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting if a quorum is present.

Assuming a quorum is present, approval of the CA advisory proposal on specified compensation requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of CA common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. With respect to this proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, abstentions will be counted in tabulating the votes cast and will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will not be counted in tabulating the votes cast and will not have an effect on the CA advisory proposal on specified compensation if a quorum is present. If you fail to submit a proxy or vote in person at the special meeting, the shares of CA common stock not voted will not be counted in respect of, and will not have an effect on, the CA advisory proposal on specified compensation if a quorum is present.

If you are a stockholder of record, this proxy statement and proxy card have been sent directly to you by CA. If your shares are held in “street name” in an account with a bank, brokerage firm or other nominee, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee. As the beneficial owner of CA common stock, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Stockholders can vote over the Internet or by telephone. You can also vote your shares by completing and returning the appropriate portion of the enclosed proxy card or, if you hold shares in “street name,” a voting instruction form. If Internet and telephone voting are available to you, you can find voting instructions in the materials sent to you. The Internet and telephone voting facilities will close at [●] Eastern time on [●], 2018. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

You can revoke your proxy (including any Internet or telephone vote) at any time before it is exercised by timely delivery of a properly executed, later-dated proxy or by voting in person at the special meeting.

How you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. However, if your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from your brokerage firm or other holder of record, to be able to vote at the meeting.

All shares entitled to vote and represented by your properly completed proxy received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions.

If you choose to vote by mailing the appropriate portion of the enclosed proxy card, your proxy card must be received before the special meeting begins. Please do not send in your stock certificates with your proxy card. If and when the merger is completed, if you are a record holder of certificated shares of CA common stock, a separate letter of transmittal and instructions for use in effecting the surrender of stock certificates will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of CA common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of CA common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of CA common stock should be voted on a matter, the shares of CA common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and “FOR” the CA advisory proposal on specified compensation.

If you have any questions or need assistance voting your shares, please call MacKenzie Partners, Inc., CA’s proxy solicitor, toll-free at (800) 322-2885 from the U.S. or Canada, or (212) 929-5500 from other locations.

It is important that you vote your shares of CA common stock promptly. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. Stockholders who attend the special meeting may revoke their proxies by voting in person.

Shares Held by CA’s Directors and Executive Officers

As of [●], 2018, the record date, the directors and executive officers of CA beneficially owned and were entitled to vote, in the aggregate, [●] shares of CA common stock, representing [●]% of the outstanding shares of

CA common stock on the record date. The directors and executive officers have informed CA that they currently intend to vote all of their shares of CA common stock “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and “FOR” the CA advisory proposal on specified compensation.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the appropriate portion of the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of CA common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of CA common stock using the instructions provided by your bank, brokerage firm or other nominee. If you do not give instructions to your bank, brokerage firm or other nominee on how to vote your shares of CA common stock for any of the proposals described in this proxy statement, your bank, brokerage firm or nominee will not be entitled to vote your shares for you and a broker “non-vote” will occur for such proposal. Banks, brokerage firms and other nominees typically have discretionary voting authority with respect to “routine” matters; however, they typically do not have discretionary authority to vote on “non-routine” matters. We believe the proposals described in this proxy statement are “non-routine” matters. Accordingly, if you hold your shares of CA common stock through a bank, brokerage firm or other nominee and do not provide your bank, brokerage firm or other nominee with instructions on how to vote your shares of CA common stock on the proposal to adopt the merger agreement, your bank, brokerage firm or other nominee will not be permitted to vote your shares of CA common stock on the proposal to adopt the merger agreement or any of the other proposals described in this proxy statement.

If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of CA common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will not have an effect on approval of the proposal to adjourn the special meeting or the CA advisory proposal on specified compensation if a quorum is present.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you or by attending the special meeting and voting in person. If your shares of CA common stock are held in “street name” by your bank, brokerage firm or other nominee, please follow the instructions you receive from your bank, brokerage firm or other nominee to change your vote.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies as described in this proxy statement under the heading “Authority to Adjourn the Special Meeting (Proposal No. 2),” if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow CA’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting that was adjourned or postponed. The CA board also reserves the right to postpone the special meeting to the extent permitted or required by the terms of the merger agreement.

Anticipated Date of Completion of the Merger

We are working toward completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including regulatory approvals and the approval by our stockholders of the proposal to adopt the merger agreement, we presently anticipate that the merger will be completed in the fourth calendar quarter of 2018.

Rights of Stockholders Who Seek Appraisal

If the merger is consummated, CA stockholders who properly perfect appraisal of their shares, who do not vote in favor of the adoption of the merger agreement, who continuously hold such shares through the effective time of the merger, who meet certain other conditions and statutory requirements described herein and who do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares in connection with the merger under Section 262 of the DGCL. This means that such stockholders will be entitled to seek appraisal of their shares by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of CA common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with (unless the Court of Chancery in its discretion determines otherwise for good cause shown) interest to be paid on the amount determined to be “fair value” from the effective time of the merger through the date of payment of the judgment, as determined by the court (subject, in the case of interest payments, to any voluntary cash payments made by CA pursuant to subsection (h) of Section 262 of the DGCL, as described in more detail in the section of this proxy statement entitled “Appraisal Rights” beginning on page 94), so long as they comply with the procedures, and subject to the conditions, set forth in Section 262 of the DGCL. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the “fair value” of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

Only a stockholder of record may submit a demand for appraisal. To exercise appraisal rights under Section 262 of the DGCL, the stockholder of record must (1) submit a written demand for appraisal to CA before the vote is taken on the proposal to adopt the merger agreement; (2) not vote, in person or by proxy, in favor of the proposal to adopt the merger agreement; (3) continue to hold the subject shares of CA common stock of record through the effective time of the merger and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of CA unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal, as described further in the section of this proxy statement entitled “Appraisal Rights” beginning on page 94. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which description is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, a copy of which is attached as Annex C to this proxy statement. If you hold your shares of CA common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Solicitation of Proxies; Payment of Solicitation Expenses

We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies and provide related advice and informational support for a services fee of $75,000, plus customary reimbursement of expenses. We have also agreed to indemnify MacKenzie Partners, Inc. against losses arising out of its provision of these services on our behalf. In addition, CA may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of CA common stock for their expenses in forwarding soliciting materials to beneficial owners of CA common stock and in obtaining voting instructions from those owners. Directors, officers and employees of ours may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Householding

We use a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of our proxy materials at that address, unless one or more of those stockholders has notified us that they wish to receive individual copies. If you would like to receive a separate copy of this proxy statement, please contact MacKenzie Partners, Inc. by telephone at (800) 322-2885 (toll-free from the U.S. or Canada) or (212) 929-5500 (from other locations). Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.

If you share an address with another CA stockholder and would like to start or stop householding for your account, please contact our Investor Relations Department at 1-800-225-5224.

Allowing us to household materials or electing to view them over the Internet will help us save on the cost of printing and distributing those materials and reduce the impact on the environment.

Questions and Additional Information

If you have more questions about the merger, the special meeting or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway

New York, NY 10018

Stockholders May Call:

(800) 322-2885 (toll-free from the U.S. or Canada);

(212) 929-5500 (from other locations)

THE VOTING AGREEMENT

The following summary describes the material provisions of the voting agreement. The descriptions of the voting agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the voting agreement, a copy of which is attached to this proxy statement as Annex D and incorporated into this proxy statement by reference. We encourage you to read the voting agreement carefully and in its entirety because this summary may not contain all the information about the voting agreement that is important to you. The rights and obligations of the parties to the voting agreement are governed by the express terms of the voting agreement and not by this summary or any other information contained in this proxy statement.

Concurrently with the execution of the merger agreement, Broadcom and Merger Sub entered into a voting agreement with Careal Property Group AG, BigPoint Holding AG, Martin Haefner and Eva Maria Bucher-Haefner, who as of the date of the voting agreement, collectively beneficially owned 103,813,380 shares of CA common stock, or approximately 25% of the outstanding shares of CA common stock. The voting agreement generally requires these stockholders (i) not to transfer, sell, assign, gift, hedge, distribute, pledge or otherwise dispose of or enter into any derivative arrangement with respect to, or create or permit to exist any encumbrance on the shares of CA common stock beneficially owned by them; (ii) to be counted as present for purposes of determining quorum at any annual or special meeting of CA stockholders; (iii) to vote all shares of CA common stock beneficially owned by them in favor of adoption of the merger agreement, in favor of any proposal to adjourn or postpone any such meeting if there are not sufficient votes to adopt the merger agreement, and against any action, proposal agreement or transaction (including any alternative to the merger) involving CA that is intended, or would reasonably be expected to, postpone or prevent the consummation of the merger; and (iv) not to take any action that would have the effect of impairing these stockholders from performing their obligations under the voting agreement or that would, or would reasonably be expected to, have the effect of preventing, impairing or materially delaying the consummation of the merger or the other transactions contemplated by the merger agreement.

Under the voting agreement, each stockholder agreed to irrevocably appoint Broadcom as its attorney and proxy to the full extent of such stockholder’s voting rights with respect to all shares of CA common stock beneficially owned by such stockholder to vote, and to execute written consents with respect to, all shares of CA common stock beneficially owned by such stockholder with respect to the matters described in the previous paragraph. Each such stockholder also agreed not to exercise, and to forever and irrevocably waive, any appraisal rights or dissenters’ rights pursuant to Section 262 of the DGCL or otherwise in respect of the shares of CA common stock shares beneficially owned by such stockholder that may arise in connection with the merger.

The voting agreement terminates upon the valid termination of the merger agreement.

MARKET PRICE DATA AND DIVIDEND INFORMATION

CA common stock trades on NASDAQ under the symbol “CA.” The following table sets forth, for the fiscal quarters indicated, the quarterly high and low sales prices of CA common stock on NASDAQ:

	Common Stock Price ($)
	High	Low
Fiscal Year Ended March 31, 2017
First Quarter	33.58	29.34
Second Quarter	34.99	31.33
Third Quarter	33.40	30.01
Fourth Quarter	33.45	30.62
Fiscal Year Ended March 31, 2018
First Quarter	36.54	30.92
Second Quarter	35.18	30.45
Third Quarter	34.41	31.45
Fourth Quarter	37.25	32.47
Fiscal Year Ending March 31, 2019
First Quarter	37.35	32.45
Second Quarter (through July 20, 2018)	44.20	35.48

On July 11, 2018, the last trading day prior to the public announcement of the execution of the merger agreement, the closing price of CA common stock on NASDAQ was $37.21 per share. On [●], 2018, the most recent practicable date before we commenced mailing this proxy statement to our stockholders, the closing price for CA common stock on NASDAQ was $[●] per share. You are encouraged to obtain current market quotations for CA common stock in connection with voting your shares of CA common stock.

We have paid cash dividends each year since July 1990. During each of fiscal 2018 and 2017, we paid quarterly cash dividends of $0.255 per share. Under the terms of the merger agreement, we are permitted to continue to pay regular quarterly cash dividends with respect to CA common stock in an amount not exceeding $0.255 per share in any fiscal quarter and with declaration date(s), record date(s) and payments date(s) consistent with past practice.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of July 6, 2018 with respect to beneficial ownership of shares of CA common stock for (1) each person known to beneficially own more than 5% of the outstanding shares of CA common stock, (2) each of our directors and nominees for election as directors, (3) each of our named executive officers, and (4) all of our directors, nominees and executive officers as a group. The table also sets forth separately the number of shares of CA common stock underlying CA DSU awards held by our directors as of July 6, 2018. Percentage of beneficial ownership is based on 418,169,359 shares of CA common stock outstanding as of July 6, 2018. Unless otherwise indicated, the address for the following stockholders is c/o CA, Inc., 520 Madison Avenue, New York, New York 10022.

Beneficial Ownership
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)(2)	Exercisable CA Options(3)	Percent of Class	Number of Shares Underlying CA DSU Awards or CA RSU Awards(4)
Holders of More Than 5%:
Careal Property Group AG(5) Martin Haefner Eva Maria Bucher-Haefner BigPoint Holding AG	103,813,380	—	24.83%	—
The Vanguard Group(6)	32,908,897	—	7.87%	—
The Bank of New York Mellon Corporation(7)	29,887,481	—	7.15%	—
BlackRock, Inc.(8)	21,770,382	—	5.21%	—
Directors and Nominees:
Jens Alder	—	—	*	47,720
Nancy A. Altobello	—	—	*	—
Raymond J. Bromark	1,000	—	*	74,968
Michael P. Gregoire	403,382	1,989,362	*	—
Jean M. Hobby	—	—	*	2,684
Rohit Kapoor	20,000	—	*	66,460
Jeffrey G. Katz	—	—	*	23,362
Kay Koplovitz	—	—	*	63,962
Christopher B. Lofgren	—	—	*	92,796
Richard Sulpizio	—	—	*	60,048
Laura S. Unger	—	—	*	79,851
Arthur F. Weinbach	25,000	—	*	135,534
Named Executive Officers (Non-Directors):
Adam Elster(9)	40,024	70,217	*	—
Lauren P. Flaherty	102,275	541,922	*	—
Kieran J. McGrath(10)	66,648	34,783	*	5,101
Ayman Sayed	105,201	46,000	*	—
All Directors, Nominees and Executive Officers as a Group (19 persons)	890,904	2,832,805	*	682,542

*	Represents less than 1% of CA common stock outstanding.

(1)	Except as indicated below, all persons have represented to us that they exercise sole voting power and sole investment power with respect to their shares.

(2)

The amounts shown in this column include the following shares of CA RS awards that are currently unvested and subject to tax withholding and over which the respective beneficial owner holds sole voting power but no investment power: Mr. Elster, 36,819; Ms. Flaherty, 31,555; Mr. Gregoire, 127,914; Mr. McGrath, 28,198; Mr. Sayed, 35,029; and all directors, nominees and executive officers as a group, 297,444. The amounts shown in this column include the following CA RSU awards that will vest within 60 days after July 6, 2018, subject to tax withholding: Mr. McGrath, 5,101; Mr. Sayed, 28,569; and all directors, nominees and executive officers as a group, 33,670. The amounts shown in this column include the following shares of CA common stock that are owned jointly with a spouse and over which the respective beneficial owner holds shared voting power and shared investment power: Mr. Kapoor, 20,000, and all directors, nominees and executive officers as a group, 20,000.

(3)	Includes shares of CA common stock that may be acquired within 60 days after July 6, 2018 upon the exercise of CA options.

(4)

Under our prior and current compensation plans for non-employee directors, directors have received a portion of their fees in the form of CA DSU awards. In January immediately following termination of service, a director receives shares of CA common stock in an amount equal to the number of CA DSU awards accrued in the director’s deferred compensation account. Although the CA DSU awards are derivative equity securities owned by the directors, the CA DSU awards are not included in the column headed “Number of Shares Beneficially Owned” because the directors do not currently have the right to dispose of or to vote the underlying shares of CA common stock. The amounts shown in this column do not include CA RSU awards that will vest within 60 days after July 6, 2018.

(5)

Information (including information in this footnote) is based solely on the Schedule 13D/A filed jointly with the SEC on December 2, 2015 by Careal Holding AG, now known as Careal Property Group AG (“Careal”), Martin Haefner, Eva Maria Bucher-Haefner and BigPoint Holding AG (“BigPoint”) and the Statements of Changes in Beneficial Ownership on Forms 4 filed with the SEC on June 1, 2016 by Mr. Haefner and on May 17, 2018 by Careal, except for “Percent of Class” and the beneficial ownership percentages in this footnote, which have been calculated based on the number of shares of CA common stock outstanding as of July 6, 2018. Careal is a holding company of which 50% of the shares are owned by Mr. Haefner and 50% of the shares are owned by Ms. Bucher-Haefner. BigPoint is a holding company for certain of Mr. Haefner’s investments and is wholly owned by him. Careal has sole voting and dispositive power over 65,513,380 shares (representing 15.67% of class). Mr. Haefner has sole voting power over the 38,300,000 shares held by BigPoint and shared voting and dispositive power over the 65,513,380 shares held by Careal, for a total of 103,813,380 shares beneficially owned by Mr. Haefner (representing 24.82% of class). Ms. Bucher-Haefner has shared voting and dispositive power over the 65,513,380 shares held by Careal (representing 15.67% of class). BigPoint has sole voting and dispositive power over 38,300,000 shares (representing 9.16% of class). The principal place of business of each of Careal, Mr. Haefner, Ms. Bucher-Haefner and BigPoint is Utoquai 49, 8008 Zurich, Switzerland.

(6)

Information (including information contained in this footnote) is based solely on the Schedule 13G filed with the SEC on February 8, 2018 except for “Percent of Class,” which has been calculated based on the number of shares of CA common stock outstanding as of July 6, 2018, with respect to beneficial ownership of 32,908,897 shares by The Vanguard Group. The Vanguard Group has sole voting power over 435,934 shares, sole dispositive power over 32,401,608 shares, shared voting power over 84,823 shares and shared dispositive power over 507,289 shares, for a total of 32,908,897 shares (representing 7.87% of class). The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(7)

Information (including information contained in this footnote) is based solely on Amendment No.1 to Schedule 13G filed jointly with the SEC on February 7, 2018, except for “Percent of Class,” which has been calculated based on the number of shares of CA common stock outstanding as of July 6, 2018, with respect to beneficial ownership of 29,887,481 shares by The Bank of New York Mellon Corporation, BNY Mellon IHC, LLC, MBC Investments Corporation, BNY Investment Management (Jersey) Limited, BNY Investment Management (Europe) Limited, BNY Investment Management Europe Holdings limited, BNY Mellon International Asset Management Group Limited, Newton Management Limited, and Newton Investment Management Limited (collectively, “The BNY Mellon Group”). The Bank of New York

Mellon Corporation has sole voting power over 26,774,703 shares, sole dispositive power over 28,660,012 shares, shared dispositive power over 1,227,017 shares, and no shared voting power over any shares, for a total of 29,887,481 shares (representing 7.15% of class); BNY Mellon IHC, LLC has sole voting power over 25,269,598 shares (representing 6.04% of class), sole dispositive power over 27,038,358 shares (representing 6.47% of class), shared dispositive power over 1,226,455 shares (representing 0.29% of class), and no shared voting power over any shares; MBC Investments Corporation has sole voting power over 25,269,598 shares (representing 6.04% of class), sole dispositive power over 27,038,358 shares (representing 6.47% of class), shared dispositive power over 1,226,455 shares (representing 0.29% of class), and no shared voting power over any shares; BNY Investment Management (Jersey) Limited has sole voting power over 22,571,733 shares (representing 5.40% of class), sole dispositive power over 25,127,853 shares (representing 6.01% of class), shared dispositive power over 1,191,866 shares (representing 0.29% of class), and no shared voting power over any shares; BNY Investment Management (Europe) Limited has sole voting power over 22,571,733 shares (representing 5.40% of class), sole dispositive power over 25,127,853 shares (representing 6.01% of class), shared dispositive power over 1,191,866 shares (representing 0.29% of class), and no shared voting power over any shares; BNY Mellon Investment Management Europe Holdings limited has sole voting power over 22,571,733 shares (representing 5.40% of class), sole dispositive power over 25,127,853 shares (representing 6.01% of class), shared dispositive power over 1,191,866 shares (representing 0.29% of class), and no shared voting power over any shares; BNY Mellon International Asset Management Group Limited has sole voting power over 22,571,733 shares (representing 5.40% of class), sole dispositive power over 25,127,853 shares (representing 6.01% of class), shared dispositive power over 1,191,866 shares (representing 0.29% of class), and no shared voting power over any shares; Newton Management Limited has sole voting power over 22,571,733 shares (representing 5.40% of class), sole dispositive power over 25,127,853 shares (representing 6.01% of class), shared dispositive power over 1,191,866 shares (representing 0.29% of class), and no shared voting power over any shares; and Newton Investment Management Limited has sole voting power over 21,944,514 shares (representing 5.25% of class), sole dispositive power over 24,500,634 shares (representing 5.86% of class), and no shared dispositive power or shared voting power over any shares. The principal business address of the BNY Mellon Group is 225 Liberty Street, New York, New York 10286.

(8)

Information (including information contained in this footnote) is based solely on the Schedule 13G filed with the SEC on February 8, 2018 except for “Percent of Class,” which has been calculated based on the number of shares of CA common stock outstanding as of July 6, 2018, with respect to beneficial ownership of 21,770,382 shares by BlackRock, Inc. BlackRock, Inc. has sole voting power over 19,000,385 shares and sole dispositive power over 21,770,382 shares, and does not have shared voting or shared dispositive power over any shares, for a total of 21,770,382 shares (representing 5.21% of class. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(9)	Mr. Elster ceased to serve as President, Global Field Operations as of May 3, 2018 and his employment with CA will end on August 17, 2018.

(10)

As of July 6, 2018, Mr. McGrath holds 5,101 CA RSU awards that are not included in the column headed “Number of Shares Beneficially Owned” because Mr. McGrath does not currently, and will not within 60 days after July 6, 2018, have the right to dispose of or vote the underlying shares of CA common stock.

AUTHORITY TO ADJOURN THE SPECIAL MEETING (PROPOSAL NO. 2)

We may ask our stockholders to vote on a proposal to authorize the CA board, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. The approval of this proposal requires the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of CA common stock entitled to vote thereon present in person or represented by proxy.

The CA board unanimously recommends that you vote “FOR” any proposal to authorize the CA board, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

CA ADVISORY PROPOSAL ON SPECIFIED COMPENSATION (PROPOSAL NO. 3)

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable to our named executive officers in connection with the merger, as disclosed in the section of this proxy statement entitled “The Merger (Proposal 1) — Specified Compensation That Will or May Become Payable to Our Named Executive Officers in Connection With the Merger” beginning on page 47 of this proxy statement and the section of this proxy statement entitled “The Merger (Proposal 1) — Interests of Certain Persons in the Merger” as relates to our named executive officers beginning on page 43 of this proxy statement.

We are asking our stockholders to indicate their approval of the various compensation that will or may become payable to our named executive officers in connection with the merger. These payments are set forth in the section of this proxy statement entitled “The Merger (Proposal 1) — Specified Compensation That Will or May Become Payable to Our Named Executive Officers in Connection With the Merger” beginning on page 47 and the section of this proxy statement entitled “The Merger (Proposal 1) — Interests of Certain Persons in the Merger” as relates to our named executive officers beginning on page 43 of this proxy statement.

Accordingly we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the stockholders of CA approve, on a non-binding, advisory basis, the compensation that will or may become payable to our named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section of this proxy statement entitled “The Merger (Proposal 1) — Specified Compensation That Will or May Become Payable to Our Named Executive Officers in Connection With the Merger” and the section of this proxy statement entitled “The Merger (Proposal 1) — Interests of Certain Persons in the Merger” as relates to our named executive officers.”

Approval of the CA advisory proposal on specified compensation requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of CA common stock entitled to vote thereon present in person or represented by proxy at the special meeting.

The vote on this non-binding proposal regarding certain merger-related executive compensation arrangements is a vote separate and apart from the vote on the proposal to adopt the merger agreement and the proposal to adjourn the special meeting. Accordingly, you may vote “FOR” the proposal to adopt the merger agreement and the proposal to adjourn the special meeting and vote “AGAINST” or “ABSTAIN” for this non-binding proposal regarding certain merger-related executive compensation arrangements (and vice versa).

Since your vote is advisory, it will not be binding upon CA, the CA board, the CA board’s compensation committee or Broadcom. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory (non-binding) vote, if the merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

The CA board believes that the compensation that will or may become payable to our named executive officers in connection with the merger, as described in this proxy statement, is appropriate, and unanimously recommends that you vote “FOR” approval of the compensation that will or may become payable to our named executive officers in connection with the merger as described in this proxy statement.

APPRAISAL RIGHTS

If the merger is consummated, CA’s stockholders who do not vote in favor of the adoption of the merger agreement, who properly demand an appraisal of their shares, who continuously hold such shares through the effective time of the merger, who otherwise comply with the procedures of Section 262 of the DGCL (including with respect to certain aggregate ownership requirements) and who do not withdraw their demands or otherwise lose their rights to appraisal will, subject to the conditions thereof, be entitled to seek appraisal of their shares in connection with the merger under Section 262 of the DGCL (“Section 262”). Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” or to a “holder of shares” are to a record holder of CA common stock.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that the CA stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of CA common stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to demand an appraisal of such holder’s shares. If you hold your shares of CA common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to ensure that appraisal rights are exercised. Stockholders should carefully review the full text of Section 262 of the DGCL as well as the information discussed below.

Under Section 262, if the merger is completed, holders of record of shares of CA common stock who (1) submit a written demand for appraisal of such stockholder’s shares to CA prior to the vote on the adoption of the merger agreement; (2) do not vote in favor of the adoption of the merger agreement; (3) continuously are the record holders of such shares through the effective time of the merger; and (4) otherwise comply with the procedures and satisfy certain ownership thresholds set forth in Section 262 may be entitled to have their shares of CA common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of CA common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid on the amount determined to be “fair value” as determined by the Delaware Court of Chancery. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all CA stockholders who asserted appraisal rights unless (a) the total number of shares of CA common stock for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of CA common stock as measured in accordance with subsection (g) of Section 262 or (b) the value of the merger consideration in respect of such shares exceeds $1 million (“ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the merger through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided, however, that if at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the surviving corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes CA’s notice to stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the merger, any holder of shares of CA common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration without interest, less any required tax withholding. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of CA common stock, CA believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of CA common stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the merger agreement;

•	the stockholder must deliver to CA a written demand for appraisal before the vote on the merger agreement at the special meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger); and

•

a stockholder (or any person who is the beneficial owner of shares of CA common stock held either in a voting trust or by a nominee on behalf of such person) or the surviving corporation must file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such stockholders within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds must be met by the stockholders wishing to exercise the right to seek an appraisal of their shares of CA common stock.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement, abstain or not vote his, her or its shares.

Filing Written Demand

A stockholder wishing to exercise appraisal rights must deliver to CA, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of such stockholder’s shares, and that stockholder must not vote, in person or by proxy, in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, in person at the special meeting or by proxy (whether by mail or via the Internet or telephone), will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A stockholder exercising appraisal rights must hold the shares of record on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. A proxy or vote against the adoption of the merger agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of CA common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of CA common stock should be executed by or on behalf of the holder of record, and must reasonably inform CA of the identity of the holder and state that the stockholder intends thereby to demand an appraisal of such stockholder’s shares. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if such shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN “STREET NAME” BY A BROKER, BANK, TRUST OR OTHER NOMINEE AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER, TRUST OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER, TRUST OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER, TRUST OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

CA, Inc.

520 Madison Avenue

New York, New York 10022

Attention: Corporate Secretary

At any time within 60 days after the effective date of the merger, any holder of shares of CA common stock may withdraw his, her or its demand for appraisal and accept the merger consideration, without interest, by delivering to CA, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration within 60 days after the effective time of the merger. If CA, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation

If the merger is completed, within ten days after the effective time of the merger, the surviving corporation will notify each record holder of shares of CA common stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of shares of CA common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 (or the beneficial owner of such shares) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the “fair value” of the shares held by all dissenting stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the “fair value” of the shares of CA common stock. Accordingly, any holders of shares of CA common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of CA common stock within the time and in the manner prescribed in Section 262. The failure of a holder of CA common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for an appraisal of such stockholder’s shares.

Within 120 days after the effective time of the merger, any holder of shares of CA common stock who has complied with the requirements for an appraisal of such holder’s shares pursuant to Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which CA has received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within ten days after receipt by the surviving corporation of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of CA common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of CA common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to the surviving corporation, and all of the stockholders shown on the verified list at the addresses stated therein. Any such notice shall also be given by one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or any other publication which the Delaware Court of Chancery deems advisable. The costs of any such notice shall be borne by the surviving corporation.

After notice to dissenting stockholders as required by the Court, at the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal for their shares to submit their stock certificates, if such shares are represented by certificates, to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

The Delaware Court of Chancery will dismiss appraisal proceedings as to all CA stockholders who assert appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of CA common stock as measured in accordance with subsection (g) of Section 262 or (b) the value of the merger consideration in respect of the shares for which appraisal rights have been pursued and perfected exceeds $1 million.

Determination of “Fair Value”

After the Delaware Court of Chancery determines the holders of CA common stock entitled to appraisal, and that at least one of the ownership thresholds above has been satisfied in respect of the CA stockholders seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of CA common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the “fair value.” In determining “fair value,” the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining “fair value” in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of “fair value,” the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. The surviving corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder seeking appraisal. If the surviving corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (i) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the “fair value” of the shares as determined by the Delaware Court of Chancery and (ii) interest accrued before such voluntary cash payment, unless paid at such time.

Stockholders considering seeking appraisal should be aware that the “fair value” of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and may not in any manner address, “fair value” under Section 262. Although CA believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of “fair value” as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither CA nor Broadcom anticipates offering more than the merger consideration to any stockholder exercising appraisal rights, and each of CA and Broadcom reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of CA common stock is less than the merger consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds above has been satisfied in respect of the CA stockholders seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal. In the absence of such determination or assessment, each party bears its own expenses.

If any stockholder who demands appraisal of his, her or its shares of CA common stock under Section 262 fails to perfect, or loses or validly withdraws, such holder’s right to appraisal, the stockholder’s shares of CA common stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration as provided in the merger agreement. A stockholder will fail to perfect, or effectively lose such holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, if neither of the ownership thresholds above has been satisfied in respect of the CA stockholders seeking appraisal rights or if the stockholder delivers to the surviving corporation a written withdrawal of such holder’s demand for appraisal and an acceptance of the merger consideration as provided in the merger agreement in accordance with Section 262.

From and after the effective time of the merger, no stockholder who has demanded appraisal rights in compliance with Section 262 will be entitled to vote such shares of CA common stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger); provided, however, that if no petition for an appraisal is filed within the time provided in Section 262, if neither of the ownership thresholds above has been satisfied in respect of the CA stockholders seeking appraisal rights or if such stockholder delivers to the surviving corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger, either within 60 days after the effective date of the merger or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective date of the merger.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. In that event, you will be entitled to receive the merger consideration for your dissenting shares in accordance with the merger agreement, without interest. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

DELISTING AND DEREGISTRATION OF CA COMMON STOCK

If the merger is completed, CA common stock will be delisted from NASDAQ and deregistered under the Exchange Act. This will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy in connection with shareholder meetings, no longer applicable to CA.

CONDUCT OF OUR BUSINESS IF THE MERGER IS NOT COMPLETED

In the event that the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders would not receive any consideration from Broadcom or Merger Sub for their shares of CA common stock. Instead, we would remain an independent public company, CA common stock would continue to be listed and traded on NASDAQ, we would continue to file periodic reports with the SEC, and our stockholders would continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of CA common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our common stock, including the risk that the market price of CA common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the merger will be completed. If the merger is not completed, our business could be disrupted, including our ability to retain and hire key personnel, potential adverse reactions or changes to our business relationships and uncertainty surrounding our future plans and prospects.

Pursuant to the merger agreement, under certain circumstances, we are permitted to terminate the merger agreement and to accept a superior offer. See the section of this proxy statement entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 77.

Pursuant to the merger agreement, under certain circumstances, if the merger is not completed, we may be obligated to pay Broadcom a $566 million termination fee. See the section of this proxy statement entitled “the Merger Agreement — Termination Fee and Expenses” beginning on page 78.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the CA board knows of no other matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

We will be holding our scheduled annual meeting on August 8, 2018 at 10:00 AM Eastern time. Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals that would have been eligible for inclusion in our 2018 proxy statement relating to the annual meeting must have submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices, in care of our Corporate Secretary. Failure to deliver a proposal by one of these means may result in it not being deemed timely received. In order to be included in our proxy materials for our 2018 annual meeting, we must have received stockholder proposals prepared in accordance with the proxy rules on or before February 22, 2018. Once the merger is consummated, we will no longer have public stockholders and there will be no public participation in any future meetings of CA stockholders.

Under our bylaws, director nominations and other business may be brought at the annual meeting only by or at the direction of the CA board or by a stockholder entitled to vote who has delivered notice to us containing certain information specified in the bylaws (1) not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting, or (2) if the meeting date is changed by more than 30 days from such anniversary date, not later than the close of business on the tenth day following the date that notice of such meeting is mailed or made public, whichever is earlier. Accordingly, the notice for nominating directors at, or bringing other business before, the 2018 annual meeting must have been submitted no earlier than April 11, 2018 and no later than May 11, 2018 (unless the date of the meeting is changed by more than 30 days). A copy of the full text of the bylaws provisions discussed above may be obtained by writing to the Corporate Secretary at CA, Inc., 520 Madison Avenue, New York, New York 10022. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such nomination or other business submitted by a stockholder

Our bylaws require that certain information, acknowledgments, representations and/or undertakings with respect to the proposal or the nominee, as applicable, and the stockholder making the proposal or the nomination be set forth in or provided with the notice. You can obtain a copy of the full text of the bylaw provisions by writing to writing to the Corporate Secretary at CA, Inc., 520 Madison Avenue, New York, New York 10022. Our bylaws have been publicly filed with the SEC.

If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, CA may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate. Further, CA reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at https://investor.ca.com/. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2018 (filed with the SEC on May 9, 2018);

•	Current Report on Form 8-K filed with the SEC on July 12, 2018; and

•	Definitive Proxy Statement for our 2018 Annual Meeting filed with the SEC on June 29, 2018.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

Any person, including any beneficial owner of CA common stock, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written request directed to the Attn: Investor Relations Department, 520 Madison Avenue, New York, New York 10022 or from our proxy solicitor, MacKenzie Partners, Inc., at 1407 Broadway, New York, NY 10018, or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF CA COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [●], 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BROADCOM INC.,

COLLIE ACQUISITION CORP.

and

CA, INC.

dated as of

July 11, 2018

Annex A	Form of Voting Agreement

Annex B	Form of Promissory Note

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 11, 2018, is by and among Broadcom Inc., a Delaware corporation (“Parent”), Collie Acquisition Corp., a Delaware corporation and a wholly owned direct or indirect subsidiary of Parent (“Merger Sub”), and CA, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article I or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise. Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, it is proposed that the Parties effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain Persons are entering into a Voting Agreement with Parent and Merger Sub, in the form attached as Annex A hereto (the “Voting Agreement”);

WHEREAS, in connection with the Merger, each share of common stock, $0.10 par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Remaining Shares, Converted Shares, Dissenting Shares or Company Restricted Shares) shall be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Merger, are fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (ii) determined that it is in the best interests of the Company and the Company Stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company Stockholders vote to adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the board of directors of each of Parent and Merger Sub, and the sole stockholder of Merger Sub, have approved this Agreement and determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Parent and Merger Sub and their respective stockholder(s); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various terms of and conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms that (i) are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” provision) and (ii) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement.

“Acquisition Proposal” means any offer, proposal or indication of interest from a Person (as such term is used in Section 6.3) (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares) or (c) any sale, lease, exchange, transfer or other disposition to a Person of more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, the UN Convention Against Corruption and any implementing legislation promulgated pursuant to such Conventions, the Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar laws regulating antitrust, competition or restraint of trade of any jurisdiction other than the United States.

“business days” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by applicable Law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, retention, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case, for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company or any Company Subsidiary has or may have any obligation or liability (whether actual or contingent).

“Company Bylaws” means the bylaws of the Company as in effect on the date hereof.

“Company Certificate” means the Restated Certificate of Incorporation of the Company as in effect on the date hereof.

“Company Credit Agreements” means each of the Company Revolving Credit Agreement and the Company Term Loan Agreement.

“Company DSU Award” means each deferred stock unit award covering shares of Company Common Stock and granted by the Company.

“Company Equity Awards” means the Company Options, Company DSU Awards, Company PSU Awards, Company RSU Awards and Company RS Awards.

“Company Equity Plans” means the Company’s (i) 2002 Incentive Plan, (ii) 2007 Incentive Plan, (iii) 2011 Incentive Plan, (iv) 2003 Compensation Plan for Non-Employee Directors, and (v) 2012 Compensation Plan for Non-Employee Directors.

“Company ESPP” means the Company’s 2012 Employee Stock Purchase Plan.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Government Bid” means any quotation, offer, bid or proposal made by the Company that, if accepted, would result in a Company Government Contract.

“Company Government Contract” means a Contract between the Company or a Company Subsidiary and any Governmental Entity, any prime contractor of a Governmental Entity in its capacity as a prime contractor or any higher-tier subcontractor with respect to any such Contract.

“Company Intellectual Property” means all Company Intellectual Property Rights and Company Technology.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by (or claimed to be owned by), filed in the name of or exclusively licensed to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (b) any changes in general conditions in any industry or industries in which the Company and the Company Subsidiaries operate, (c) any changes in general political conditions, (d) any changes after the date hereof in GAAP or any other accounting standards or principles or the interpretation of the foregoing, (e) any changes after the date hereof in applicable Law or the interpretation thereof, (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (g) any changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, (h) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, the identity of Parent, departures of officers or employees, changes in relationships with suppliers or customers or other business relations, in each case only to the extent resulting from the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation), (i) any action or failure to take any action which action or failure to act is requested in writing by Parent or any action expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement (other than Section 6.1(a)), (j) any change in the price or trading volume of shares of Company Common Stock or any other publicly traded securities of the Company or any Company Subsidiary in and of itself (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), and (k) any reduction in the credit rating of the Company or any of the Company Subsidiaries in and of itself (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur); provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse impact on the Company or any Company Subsidiary relative to other companies operating in the industry or industries in which the Company and the Company Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur.

“Company Option” means each option to purchase Company Common Stock granted by the Company that is outstanding and unexercised immediately prior to the Effective Time.

“Company Products” means any and all products and services, including Software as a service (SaaS), that are or have been in the two (2) years prior to the date of this Agreement marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.

“Company PSU Award” means each performance share or performance share unit award covering shares of Company Common Stock and granted by the Company.

“Company Registered Intellectual Property” means Registered Intellectual Property filed in the name of, applied for by or subject to a valid obligation of assignment to the Company or any Company Subsidiary, whether wholly or jointly owned (or claimed to be owned).

“Company Restricted Shares” means the restricted shares of Company Common Stock underlying any Company RS Award.

“Company Revolving Credit Agreement” means that certain Amended and Restated Credit Agreement, dated June 27, 2017, among the Company, the lenders and other parties from time to time party thereto, and Citibank, N.A., as administrative agent.

“Company RS Award” means each award of restricted shares of Company Common Stock granted by the Company.

“Company RSU Award” means each restricted stock unit award covering shares of Company Common Stock and granted by the Company.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Technology” means all Technology in respect of which the Intellectual Property Rights are Company Intellectual Property Rights.

“Company Term Loan Agreement” means that certain Amended and Restated Term Loan Agreement, dated as of April 20, 2018, among the Company, the lenders and other parties from time to time party thereto, and Bank of America, N.A., as administrative agent.

“Confidentiality Agreement” means the Confidentiality Agreement, dated May 8, 2018, between Parent and the Company, as may be amended.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, plans directly sponsored by the Company and the Company Subsidiaries.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the protection of public or occupational health and safety (as it relates to exposure to Hazardous Substances) or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Equity Award Exchange Ratio” means the quotient obtained by dividing (i) the Merger Consideration by (ii) the Parent Trading Price, rounded to four (4) decimal places.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Export Controls” means all applicable export and re-export control Laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by OFAC and the International Traffic in Arms Regulations maintained by the U.S. Department of State and any applicable anti-boycott compliance regulations.

“Financing Entities” shall have the meaning set forth in the definition of “Financing Parties.”

“Financing Parties” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, or to purchase securities from or place securities or arrange or provide loans for Parent as part of the Financing, including the parties to any applicable commitment letter, engagement letter, joinder agreements, indentures or credit agreements relating thereto (the “Financing Entities”) and their respective affiliates and their and their respective affiliates’ officers, directors, employees, agents and Representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Party.

“GDPR” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data as currently in effect and as may be amended from time to time.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, committee, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores and mycotoxins.

“HIPAA” shall have the meaning set forth in the definition of “Information Privacy and Security Laws.”

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Import Restrictions” means all applicable U.S. and foreign import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

“Indebtedness” means, with respect to any Person, at a particular time, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others, (e) all capital lease obligations and all synthetic lease obligations, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (g) all securitization transactions, (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business), (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances and (j) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination).

“Information Privacy and Security Laws” means any applicable Law or directive issued by a Governmental Entity, all binding guidance issued by any Governmental Entity thereunder and any applicable self-regulatory guidelines that the Company or a Company Subsidiary is obligated to comply with under any Law or Contract, in each case governing: (a) the privacy, protection, or security of Protected Information, including as relevant to the collection, storage, processing, transfer, sharing and destruction of Protected Information or (b) online behavioral advertising, tracking technologies, call or electronic monitoring or recording, or any outbound calling and text messaging, telemarketing and email marketing. Without limiting the foregoing, “Information Privacy and Security Laws” includes the following, in each case as applicable: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, PCI DSS, the Fair and Accurate Credit Reporting Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009 (together, “HIPAA”), the Gramm-Leach-Bliley Act, state data security laws, state social security number protection laws, state data breach notification laws, state consumer protection laws, the GDPR (and any European Union member states’ laws and regulations implementing it), the Canadian Personal Information Protection and Electronic Documents Act, India’s Information Technology Act, Japan’s Act on the Protection of Personal Information, Hong Kong’s Personal Data (Privacy) Ordinance, and Australia’s Privacy Amendment (Private Sector) Act 2000, as amended by the Privacy Amendment (Enhancing Privacy Protection) Act 2012, and other applicable data protection laws of the jurisdictions in which the Company or the Company Subsidiaries operate their respective businesses.

“Intellectual Property” means Technology and Intellectual Property Rights.

“Intellectual Property Rights” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations in part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (ii) all trade secret rights and other rights in know-how and confidential or proprietary information or in information that derives independent economic value, actual or potential, from not being known to other Persons (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (vii) all Trademarks; and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Knowledge” means, as the case may be, the actual knowledge of (a) Hock Tan and/or Thomas H. Krause, Jr. with respect to Parent or Merger Sub or (b) Mike Gregoire, Kieran McGrath, Otto Berkes, Ava Hahn, Jacob Lamm, Paul Pronsati, and/or Ayman Sayed with respect to the Company, in each case after reasonable inquiry.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any similar nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law, but excluding restrictions on transfer arising under applicable securities laws.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA.

“NASDAQ” means the NASDAQ Global Select Market.

“Non-Scheduled Licenses” means: (a) Contracts with customers and potential customers for the evaluation, sale, license, support or service of Company Products in the ordinary course of business consistent with past practice (other than Material Customer Agreements, Material Supplier Agreements or Material Reseller Agreements), where the only licenses or other rights granted by the Company or its Subsidiaries are non-exclusive rights granted in connection with the customer’s use of the Company Products, (b) standard form Contracts granting the Company or a Company Subsidiary non-exclusive rights to use off-the-shelf Technology made generally available on commercially reasonable terms (including Technology made generally available on commercially reasonable terms on a SaaS, PaaS, or IaaS or similar basis, Software made generally available on commercially reasonable terms through retail stores or distribution networks, and Software that is pre-installed as a standard part of hardware purchased by the Company or any Company Subsidiary, where such hardware is generally available on commercially reasonable terms), (c) Open Source Licenses, (d) confidentiality agreements (where the only licenses or other rights granted by the Company or its Subsidiaries are non-exclusive rights granted in connection with the examination and evaluation of confidential information) entered into in the ordinary course of business consistent with past practice, (e) Contracts with consultants, contractors or vendors where the only licenses or other rights granted by the Company or its Subsidiaries are non-exclusive rights granted for the purpose of the counterparty’s provision of products or services to the Company or its Subsidiaries and that are customary for the product or service provided, (f) Contracts with Parent or a Parent Subsidiary as a counterparty, (g) intellectual property assignment and confidentiality agreements with employees substantially in the form of the Company’s or its Subsidiaries’ then-current form of agreement, and (h) agreements with suppliers (other than Material Supplier Agreements) and agreements with systems integrators or value-added resellers (other than Material Reseller Agreements), in each case of this clause (h) that (i) are entered into in the ordinary course of business consistent with past practice and (ii) are not material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, and any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.

“Open Source Software” means any Software that is subject to or licensed, provided, or distributed under any Open Source License.

“Parent Common Stock” means common stock, par value $0.001 per share, of Parent.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Trading Price” means the volume weighted average closing sale price of one (1) share of Parent Common Stock, as reported on NASDAQ for the ten (10) consecutive trading days ending on the trading day immediately preceding the Effective Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as revised from time to time.

“Permitted Liens” means any (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that is being contested in good faith by appropriate proceedings, (ii) Lien which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice, (iii) Lien that is specifically disclosed in the Company SEC Documents as of the date hereof as securing indebtedness or liabilities reflected in the most recent consolidated balance sheet of the Company or the notes thereto included in Company SEC Documents as of the date hereof, (iv) Lien which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, (v) Lien which is imposed on the underlying fee or other interest in real property subject to a real property lease, (vi) Lien that arises as a result of a non-exclusive license or other non-exclusive grant of rights in the ordinary course of business consistent with past practice under Intellectual Property Rights, or (vii) with respect to real property, any irregularities, zoning and land use covenants and conditions, easements, rights-of-way, non-monetary encumbrances and minor title defects, in each case, that would not, individually or in the aggregate, reasonably be expected to materially impair the operation of the Company’s business at such real property, as presently conducted, or materially detract from the value of the real property.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means any and all information that can reasonably be used to identify an individual natural person, or that relates to an identified person, including name, physical address, telephone number, email address, financial account number, passwords or PINs, device identifier or unique identification number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations and marital or other status (to the extent any of these data elements can reasonably be associated with an individual natural person or is linked to any such data element that can reasonably be associated with an individual natural person). Personal Data also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law and is regulated by such Law.

“Privacy Statements” means, collectively, all of the Company’s and the Company Subsidiaries’ publicly posted privacy policies (including if posted on the Company’s or the Company Subsidiaries’ products and services) regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification or processing of Protected Information.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings, in each case, by or before any Governmental Entity.

“Protected Information” means (a) Personal Data, (b) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws, or (c) any information that is covered by the PCI DSS.

“Registered Intellectual Property” means all applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority anywhere in the world, including the USPTO or United States Copyright Office, including issued Patents and Patent applications, registered Trademarks and Trademark applications, registered Copyrights and Copyright applications, and domain name registrations and applications.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“Repurchase Agreement” means the Share Repurchase Agreement, dated as of November 17, 2015, between the Company and Careal Property Group AG (formerly known as Careal Holding AG).

“Rights Agreement” means the Stockholder Protection Rights Agreement, dated as of November 30, 2015, between the Company and Computershare Trust Company, N.A., as Rights Agent.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code, object code or other form.

“Source Code” means computer Software, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code comprising such Software, in each case, which may be printed out or displayed in human readable form.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references in the definition thereof to fifteen percent (15%) and eighty-five percent (85%) being deemed to be replaced with references to eighty percent (80%) and twenty percent (20%), respectively) by a third party, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable to the Company Stockholders from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement (and any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.3)).

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law, including Section 203 of the DGCL.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, customs, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, without limitation, any income (whether on or based upon net income, gross income, earnings or profits, or otherwise), franchise, excess, windfall or other profits, inventory, gross receipts, capital gains, net proceeds, property, sales, use, business, net worth, goods and services, capital stock, wealth, welfare, license, fuel, natural resources, production, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, occupancy, severance, gift, estate, recording, non-resident or other withholding, ad valorem, turnover, lease, user, stamp, transfer, value-added, occupation, premium, environmental, disability, real property, personal property, registration, alternative or add-on minimum, base erosion minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Technology” means all (a) published and unpublished works of authorship, including audiovisual works, collective works, designs, Software, compilations, databases, derivative works, literary works, logos, marks, maskworks, and sound recordings; (b) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (whether or not patentable); (c) information and materials that are not generally known, whether tangible or intangible, including algorithms, application program interfaces, business or technical information, concepts, customer lists, data collections, diagrams, formulae, ideas, know-how, metadata, methods, network configurations and architectures, processes, programs, protocols, prototypes, schematics, specifications, systems, techniques and trade secrets; and (d) all other forms of technology and technical and other information, and tangible and electronic embodiments thereof, regardless of form.

“Trademarks” means all trademarks, service marks, trade names, service names, trade dress, logos, and other identifiers of the source or origin of goods and services, and all statutory, federal, common law, and rights provided by international treaties or conventions, in any of the foregoing.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Treasury Shares” means all of the shares of Company Common Stock that were repurchased by the Company pursuant to the Repurchase Agreement and that are held in treasury by the Company at any time on or following the date hereof and prior to the termination of this Agreement (including any such shares that were previously issued or reserved for issuance but subsequently forfeited or otherwise returned to the Company).

Section 1.2. Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement:

401(k) Termination Date	Section 7.7(c)
Adjusted Option	Section 3.4(b)
Adjusted RS Award	Section 3.4(e)
Adjusted RSU Award	Section 3.4(d)
Agreement	Preamble
Base Amount	Section 7.4(c)
Book-Entry Shares	Section 3.2(b)(ii)
Certificate of Merger	Section 2.3
Certificates	Section 3.2(b)(i)
Change of Recommendation	Section 6.3(a)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Acquisition Agreement	Section 6.3(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	Section 4.2(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Notes	Section 7.14(b)

Company Permits	Section 4.9(b)
Company Preferred Stock	Section 4.2(a)
Company SEC Documents	Section 4.5(a)
Company Stockholder Approval	Section 4.3(a)
Company Stockholders	Recitals
Company Stockholders’ Meeting	Section 7.12(b)
Continuing Employees	Section 7.7(a)
Converted Shares	Section 3.1(b)
Copyrights	Section 1.1
Credit Facility Terminations	Section 7.14(a)
Current ESPP Offering Period	Section 3.4(f)
Debt Commitment Letter	Section 5.6(a)
DGCL	Recitals
Dissenting Shares	Section 3.3(a)
DOJ	Section 7.2(b)
Effective Time	Section 2.3
Enforceability Limitations	Section 4.3(b)
Financing	Section 5.6(a)
Financing Entities	Section 1.1
FTC	Section 7.2(b)
GAAP	Section 4.5(b)
HIPAA	Section 1.1
Indemnified Parties	Section 7.4(a)
Indenture	Section 7.14(b)
Integration Committee	Section 7.1(c)
Integration Plan	Section 7.1(c)
Intervening Event	Section 6.3(d)
IP Contracts	Section 4.14(h)
Material Contracts	Section 4.17(a)
Material Customer	Section 4.19(a)
Material Customer Agreement	Section 4.19(a)
Material Government Bid	Section 4.17(c)
Material Reseller	Section 4.19(c)
Material Reseller Agreement	Section 4.19(c)
Material Supplier	Section 4.19(b)
Material Supplier Agreement	Section 4.19(b)
Merger	Recitals
Merger Consideration	Section 3.1(a)
Merger Sub	Preamble
Merger Sub Shares	Section 3.1(c)
New Plans	Section 7.7(b)
OFAC	Section 4.9(e)
Old Plans	Section 7.7(b)
Outside Date	Section 9.1(d)
Owned Real Property	Section 4.16(a)
Parent	Preamble
Parent Governing Documents	Section 5.1
Parties	Preamble
Party	Preamble
Patents	Section 1.1
Paying Agent	Section 3.2(a)
Payment Fund	Section 3.2(a)

Payoff Letter	Section 7.14(a)
Proxy Statement	Section 7.12(a)
Qatalyst	Section 4.22
Quarterly Dividend	Section 6.1(b)(ii)
Relevant Matters	Section 10.9(a)
Remaining Shares	Section 3.1(b)
Restricted Parties	Section 4.9(g)
Sale	Section 7.16(a)
Sarbanes-Oxley Act	Section 4.5(a)
Surviving Company	Section 2.1
Surviving Company Stock	Section 3.1(b)
Termination Fee	Section 9.2(b)(i)
Trade Secrets	Section 1.1
Transactions	Recitals
Voting Agreement	Recitals
willful breach	Section 9.2(a)

ARTICLE II

THE MERGER

Section 2.1. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Merger, the Surviving Company will be, directly or indirectly, a wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 2.2. The Closing. The closing of the Merger (the “Closing”) shall take place at 8:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, on the third (3rd) business day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent; provided, that, in the event that pursuant to the foregoing terms, the Closing would occur on a date that is within the thirty-five (35) day period prior to the last day of Parent’s fiscal year or the fifteen (15) day period prior to the last day of any other Parent fiscal quarter, at Parent’s written election delivered to the Company no later than two (2) business days prior to the date on which the Closing would have otherwise occurred, the Closing shall take place at 8:00 a.m., New York City time, on the first (1st) business day of the immediately succeeding fiscal quarter unless another date or time is agreed to in writing by the Company and Parent (provided that (i) such election shall be irrevocable upon delivery and effective as of 12:01 a.m., New York City time, on the date on which the Closing would have otherwise occurred, (ii) upon effectiveness thereof, and subject to the delivery by the Company to Parent of the certificate specified in Section 8.2(d) dated as of such date (and not the Closing Date), each of the conditions to the obligations of Parent and Merger Sub set forth in Section 8.2 (other than with respect to a willful breach by the Company occurring after the date of the delivery of such election and other than the condition set forth in Section 8.2(e)) shall be deemed to have been irrevocably fulfilled in all respects and Parent shall have irrevocably waived its right to terminate this Agreement pursuant to Section 9.1(c) (other than with respect to a willful breach by the Company occurring after the date of the delivery of such election and other than with respect to a breach of Section 7.16) (for the avoidance of doubt, as a condition to the Closing, the Company will be required to deliver the certificate specified in Section 8.2(d) solely with respect to the absence of any willful breach by the Company occurring after the date of the delivery of such election), and (iii) in the case of such election, neither the Company nor Parent shall have the right to terminate this Agreement pursuant to Section 9.1(d) until the fifth (5th) business day of the immediately succeeding fiscal quarter). The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.3. Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such other date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4. Governing Documents. At the Effective Time, subject to Section 7.4, the certificate of incorporation and the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws, respectively, of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law (and subject to the provisions of Section 7.4); provided that the name of the Surviving Company shall be “CA, Inc.”

Section 2.5. Officers and Directors of the Surviving Company. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial directors of the Surviving Company.

ARTICLE III

TREATMENT OF SECURITIES

Section 3.1. Treatment of Capital Stock.

(a) Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Merger Sub, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Remaining Shares, any Converted Shares, any Company Restricted Shares and any Dissenting Shares) shall be automatically converted into the right to receive $44.50 in cash, without interest (the “Merger Consideration”), subject to the provisions of this Article III. From and after the Effective Time, all such shares of Company Common Stock (other than any Remaining Shares, any Converted Shares, any Company Restricted Shares and any Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section 3.2.

(b) Certain Company Common Stock. Each share of Company Common Stock that is, immediately prior to the Effective Time, owned or held in treasury by the Company or is owned by Parent or Merger Sub (including all Treasury Shares purchased by Parent pursuant to Section 7.16) (collectively, the “Remaining Shares”) shall remain issued or issued and outstanding (as applicable) and shall, as of the Effective Time, represent one (1) share of Surviving Company Stock, and no consideration shall be delivered in connection with the Merger with respect to such Remaining Shares. At the Effective Time, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of the Company (the “Converted Shares”) shall be converted into such number of shares of common stock of the Surviving Company (“Surviving Company Stock”) such that the ownership percentage of any such Subsidiary in the Surviving Company shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(c) Treatment of Merger Sub Shares. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Shares”) shall be automatically converted into and become one (1) fully paid and nonassessable share of Surviving Company Stock. From and after the Effective Time, all certificates representing Merger Sub Shares shall be deemed for all purposes to represent the number of shares of Surviving Company Stock into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustment to Merger Consideration. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted, without duplication, to reflect any such change. Nothing in this Section 3.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2. Payment for Securities; Surrender of Certificates.

(a) Payment Fund. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the paying agent in connection with the Merger (the “Paying Agent”). The Paying Agent shall also act as the agent for the Company Stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient to pay the aggregate Merger Consideration (the “Payment Fund”), in each case, for the sole benefit of the holders of Company Common Stock; provided that no such deposits shall be required to be made with respect to any Dissenting Shares. In the event the Payment Fund shall be insufficient (other than as a result of payment of the Merger Consideration in accordance with this Agreement) to pay the aggregate Merger Consideration, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Merger Consideration out of the Payment Fund in accordance with this Agreement. The Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Payment Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that any investment of the Payment Fund shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $50 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to Parent.

(b) Procedures for Surrender.

(i) Company Common Stock Certificates. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and whose shares of Company Common Stock were converted pursuant to Section 3.1 into the right to receive the Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) in exchange for payment of the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 3.1. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article III for each share of Company Common Stock formerly represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(ii) Book-Entry Shares. Any holder of non-certificated Company Common Stock represented by book-entry (“Book-Entry Shares”) and whose shares of Company Common Stock were converted pursuant to Section 3.1 into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration. In lieu thereof, subject to compliance with customary procedures of the Paying Agent with respect thereto, each registered holder of one (1) or more Book-Entry Shares shall upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Merger Consideration pursuant to the provisions of this Article III for each share of Company Common Stock formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be forthwith cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(iii) No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.2(e)) or in respect of any Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company. Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article III, except as otherwise provided in Section 3.3. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Payment Fund; No Liability. At any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Payment Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 3.2(e)) or Book-Entry Shares and compliance with the procedures in Section 3.2(b), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, Merger Sub, the Surviving Company or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the Merger Consideration payable in respect thereof pursuant to Section 3.1.

Section 3.3. Dissenter’s Rights.

(a) Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Remaining Shares and Converted Shares) and held by a holder who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment for such shares determined in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.1(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Shares, as the case may be.

(b) The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Section 262 of the DGCL, and Parent shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 3.4. Treatment of Company Equity Awards.

(a) At the Effective Time, each Company Option that is vested and outstanding as of immediately prior to the Effective Time, shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Option becoming entitled to receive within five (5) business days, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (i) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time multiplied by (ii) the excess (if any) of the Merger Consideration over the per share exercise price applicable to the Company Option.

(b) At the Effective Time, each Company Option that is unvested and outstanding as of immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted automatically into an option to purchase the number of shares of Parent Common Stock (each, an “Adjusted

Option”) equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time, by (ii) the Equity Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted Option shall have an exercise price per share of Parent Common Stock equal to (x) the per share exercise price for shares of Company Common Stock subject to the corresponding Company Option immediately prior to the Effective Time divided by (y) the Equity Award Exchange Ratio, rounded up to the nearest whole cent. Each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the corresponding Company Option under the applicable Company Equity Plan and the agreements evidencing grants thereunder, including vesting terms generally and specifically those set forth on Section 3.4 of the Company Disclosure Letter.

(c) At the Effective Time, each Company DSU Award that is outstanding immediately prior to the Effective Time and that is held by a non-employee director of the Company will vest as of the Effective Time and shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company DSU Award becoming entitled to receive at the time or times elected by the applicable non-employee director, in full satisfaction of the rights of such holder with respect thereto, the Merger Consideration in respect of each share of Company Common Stock subject to such Company DSU Award immediately prior to the Effective Time.

(d) At the Effective Time, each Company RSU Award and each Company PSU Award that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be assumed and converted automatically into a restricted stock unit award with respect to a number of shares of Parent Common Stock (each, an “Adjusted RSU Award”) equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to the Company RSU Award or Company PSU Award, as applicable, immediately prior to the Effective Time by (ii) the Equity Award Exchange Ratio, with any fractional shares rounded up to the nearest whole share. For purposes of the immediately preceding sentence, the number of shares of Company Common Stock subject to a Company PSU Award immediately prior to the Effective Time shall equal the number of shares that would vest or become eligible to vest as if performance had been achieved at target levels. Each Adjusted RSU Award shall otherwise be subject to the same terms and conditions applicable to the corresponding Company RSU Award or Company PSU Award, as applicable, under the applicable Company Equity Plan and the agreements evidencing grants thereunder, including vesting terms, except as set forth in the remainder of this Section 3.4(d). With respect to any Adjusted RSU Award that replaces a Company PSU Award, vesting shall no longer be subject to achievement of any performance goals or metrics and shall thereafter be based solely on providing continued services to Parent, the Company, or their respective affiliates through the period of time set forth in the award agreement relating to the Company PSU Award if the award provided for service-based vesting after achievement of any performance conditions, or, if no service-based vesting was required following the end of the applicable performance period, through the end of the applicable performance period. Each Adjusted RSU Award will further be subject to the vesting provisions set forth in Section 3.4 of the Company Disclosure Letter.

(e) At the Effective Time, each Company RS Award that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be assumed and converted automatically into an award with respect to a number of restricted shares of Parent Common Stock (each, an “Adjusted RS Award”) equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to the Company RS Award immediately prior to the Effective Time by (ii) the Equity Award Exchange Ratio, with any fractional shares rounded up to the nearest whole share. The Company Restricted Shares underlying such Company RS Award shall be cancelled at the Effective Time without the payment of any consideration therefor. Each Adjusted RS Award shall otherwise be subject to the same terms and conditions applicable to the corresponding Company RS Award under the applicable Company Equity Plan and the agreements evidencing grants thereunder, including vesting terms generally and specifically those set forth on Section 3.4 of the Company Disclosure Letter.

(f) As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to any offering period in effect as of the date hereof (the “Current ESPP Offering Period”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof such for Current ESPP Offering Period; (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; (iii) if the Current ESPP Offering Period terminates prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement; and (iv) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date before the Closing Date and the final settlement or purchase of shares of Company Common Stock thereunder shall be made on that day by applying the formula set forth in Section 14.2(ii) of the Company ESPP in effect on the date hereof.

(g) Prior to the Effective Time, the Company shall pass resolutions as are necessary for the treatment of the Company Equity Awards and the Company ESPP as contemplated by this Section 3.4.

(h) Parent shall file with the SEC, no later than five (5) business days after the Effective Time, a registration statement on Form S-8 (or any successor form), to the extent such form is available, relating to the shares of Parent Common Stock issuable with respect to the Adjusted Options, Adjusted RSU Awards and Adjusted RS Awards. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as Adjusted Options, Adjusted RSU Awards and Adjusted RS Awards remain outstanding.

Section 3.5. Withholding. Each of the Company, Parent, Merger Sub, the Surviving Company and the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so deducted or withheld, and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as disclosed in (x) any Company SEC Documents filed or furnished by the Company with the SEC on or after April 1, 2017 and publicly available prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and Merger Sub as set forth below.

Section 4.1. Qualification, Organization, Subsidiaries, etc.

(a) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions, including the Merger, prior to the Outside Date. The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents.

(b) Each Company Subsidiary is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be, where relevant, in good standing, (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions, including the Merger, prior to the Outside Date. Each of the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (x) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions, including the Merger, prior to the Outside Date. The Company has made available to Parent prior to the date hereof complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act), each in effect as of the date hereof.

(c) All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which any Company Subsidiary is a party or is otherwise bound obligating it to (i) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of such Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any shares of capital stock or other equity interests of any Company Subsidiaries or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, or (iii) redeem or otherwise acquire any shares of capital stock or other equity interests of any Company Subsidiary except, in each case, to another Company Subsidiary. There are no outstanding obligations of any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of any Company Subsidiary. Section 4.1(c) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity or other economic interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary or such other Person, and (ii) the type and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary or in each such other Person.

Section 4.2. Capitalization.

(a) The authorized capital stock of the Company consists of 1,100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, no par value (“Company Preferred Stock”). As of July 6, 2018 (the “Company Capitalization Date”), (i) (A) 418,169,359 shares of Company Common Stock (including 4,936,683 shares underlying Company RS Awards) were issued and outstanding, (B) 176,462,404 shares of Company Common Stock were held in the Company’s treasury, of which 10,801,963 were Treasury Shares, (C) Company Options covering 4,669,490 shares of Company Common Stock were outstanding, with a weighted average exercise price per share of $30.5593, (D) Company RSU Awards covering 1,492,139 shares of Company Common Stock were outstanding, (E) Company PSU Awards covering 1,981,504 shares of Company Common Stock assuming target performance were outstanding, and (F) Company DSU Awards covering 647,388 shares of Company Common Stock were outstanding; (ii) 18,070,422 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans; (iii) 28,733,198 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP; and (iv) no shares of Company Preferred Stock were issued or outstanding. No shares of capital stock of the Company are held by any of the Company Subsidiaries. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as described above shall be, if issued in accordance with the respective terms thereof (to the extent permitted by this Agreement), duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. The Company has complied with the Repurchase Agreement in all material respects.

(b) Except as provided in the Rights Agreement or as set forth in Section 4.2(a) and other than the shares of Company Common Stock that have become outstanding after the Company Capitalization Date and prior to the date hereof that were reserved for issuance as set forth in Section 4.2(a)(ii) and issued in accordance with the terms of the applicable Company Equity Plan and Company Equity Award, in each case as of the date hereof: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any shares of capital stock or other equity interests of the Company or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, or (C) redeem or otherwise acquire any shares of capital stock or other equity interests of the Company. Except as set forth in Section 4.2(b) of the Company Disclosure Letter and in the Rights Agreement, there are no outstanding obligations of the Company (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company. Except as set forth in Section 4.2(b) of the Company Disclosure Letter and in the Rights Agreement, there are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, or (4) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company.

(c) Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(d) There are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge as of the date hereof, a Company

Stockholder) is a party with respect to the voting of the capital stock or other equity interests of the Company. There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person.

Section 4.3. Corporate Authority.

(a) Assuming the accuracy of Parent’s representations and warranties in Section 5.8, the Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. Assuming the accuracy of Parent’s representations and warranties in the second sentence of Section 5.8, the execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for (x) the receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement at the Company’s Stockholders’ Meeting (the “Company Stockholder Approval”) and (y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. On or prior to the date hereof, the Company Board of Directors has unanimously (i) determined that the terms of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein, and (iv) resolved to make the Company Board Recommendation. None of the foregoing actions by the Company Board of Directors have been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 6.3).

(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 4.4. Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Proxy Statement with the SEC and any amendments or supplements thereto, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act and other requisite clearances or approvals under other applicable requirements of other Antitrust Laws and (vi) any applicable requirements of NASDAQ, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company to consummate the Transactions, including the Merger, prior to the Outside Date.

(b) The execution and delivery by the Company of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof will not

(i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon the Company or any Company Subsidiary or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Company Governing Documents or (B) the organizational documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions, including the Merger, prior to the Outside Date.

Section 4.5. SEC Reports and Financial Statements.

(a) Since April 1, 2015, the Company has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of NASDAQ, and none of the Company SEC Documents contained (or, with respect to Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Company SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since April 1, 2015, neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received since April 1, 2015 written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

Section 4.6. Internal Controls and Procedures. The Company has established and maintains, and at all times since April 1, 2015 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since April 1, 2015, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the material circumstances of which (if any) have been made available to Parent prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since April 1, 2015, neither the Company nor any Company Subsidiary has received any material, unresolved, complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 4.7. No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of March 31, 2018 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case in the ordinary course of business consistent with past practice since March 31, 2018 (other than any liability for any breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8. Absence of Certain Changes or Events.

(a) From March 31, 2018 through the date hereof, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From March 31, 2018 through the date hereof, (i) except for events giving rise to and the discussion and negotiation of this Agreement, the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under clauses (ii), (vii), (viii), (ix), (x), (xvii), (xviii), (xix), (xx), (xxi), (xxiii), (xxvii) or (xxx) of Section 6.1(b) (in the case of clause (xxx) of Section 6.1(b), solely to the extent relating to any of the foregoing clauses of Section 6.1(b)).

Section 4.9. Compliance with Law; Permits.

(a) The Company and each Company Subsidiary are and have been since April 1, 2015 in compliance with and not in default under or in violation of any Laws (including Environmental Laws, employee benefits and labor Laws and Laws applicable to any of the Company Government Contracts) applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries are and have been since April 1, 2015 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since April 1, 2013, neither the Company nor any Company Subsidiary, in connection with the business of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any other third party (including the Company’s or the Company Subsidiaries’ respective Representatives) acting on behalf of the Company or any Company Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) offered, authorized, provided or given any payment or thing of value to any Person for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary in order to unlawfully induce such Person to act against the interest of his or her employer or principal.

(d) Since April 1, 2013, neither the Company nor any Company Subsidiary has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary or mandatory disclosures to any Governmental Entity involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws, except, with respect to any such actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, enforcement actions or voluntary disclosures arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has established and maintains a compliance program and reasonable internal controls and procedures intended to comply with the requirements of applicable Anti-Corruption Laws.

(e) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since April 1, 2014, the Company and the Company Subsidiaries have at all times conducted their businesses in all respects in accordance with United States economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and all other applicable Import Restrictions and Export Controls in any countries in which any of the Company and the Company Subsidiaries conduct business. Since April 1, 2014, the Company and the Company Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under the Import Restrictions and Export Controls.

(f) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since April 1, 2014, (i) neither the Company nor any Company Subsidiary has sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, Software, or technology (including products derived from or based on such technology) to any destination, entity, or Person prohibited by the Laws of the United States or any other country, without obtaining prior authorization from the competent Governmental Entities as required by those Laws, (ii) the Company and the Company Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or OFAC that is or has been in force since April 1, 2014 and (iii) except pursuant to valid licenses, license exceptions, or exemptions, the Company and the Company Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national for whom a license is required whether in the United States or abroad.

(g) Neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any director, officer, agent, employee or affiliate of the Company or any Company Subsidiary: (x) is, or is owned or controlled by, a Person or entity subject to the sanctions administered by OFAC or included on the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited Persons made publicly available or provided to the Company or any Company Subsidiary by any Governmental Entity (such entities, Persons or organizations collectively, the “Restricted Parties”) or (y) has, since April 1, 2014, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions in violation of applicable Law, or has otherwise been in violation of any such sanctions, restrictions or any similar Law. Neither the Company nor any Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity, except, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has, since April 1, 2014, received any written notice of material deficiencies in connection with any export controls, trade embargoes or economic sanctions matter from OFAC or any other Governmental Entity in its compliance efforts nor, since April 1, 2014, made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any material action being taken or any material penalty being imposed by a Governmental Entity against the Company or any Company Subsidiary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) The employees of the Company and its Subsidiaries hold such security clearances as are required to perform the Company Government Contracts. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance in all material respects with all applicable requirements of the Company Government Contracts relating to the safeguarding of and access to classified information and controlled unclassified information, and with all applicable provisions of the National Industrial Security Program

Operating Manual, DOD 5220.22-M (February 28, 2006), including any applicable provisions of supplements, amendments or revised editions thereof.

(i) The Company is in compliance in all material respects with the applicable listing and other rules and regulations of NASDAQ.

Section 4.10. Employee Benefit Plans.

(a) With respect to each material Company Benefit Plan, the Company will make available to Parent within thirty (30) days of the date hereof correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material filings and correspondence with any Governmental Entity and (v) all material related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company Benefit Plans has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder, (ii) all contributions or other amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards and (iii) as of the date hereof, there are no pending, or to the Company’s Knowledge, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

(c) No liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the Company’s Knowledge no condition exists that is likely to cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur any such liability. Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full.

(d) Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under “common control” (within the meaning of Section 4063 of ERISA).

(e) Except as set forth on Section 4.10(e) of the Company Disclosure Letter, no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law.

(f) Each Company Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.

(g) Except as set forth on Section 4.10(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) result in any payment (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan, if any, which is maintained outside of the United States (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meeting all requirements for such treatment and (iii) that is intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(i) Except as set forth on Section 4.10(i) of the Company Disclosure Letter, each Company Benefit Plan that is a defined benefit plan that is maintained outside of the United States is fully funded.

(j) The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section  409A of the Code.

Section 4.11. Labor Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or labor organization. Except as has not been and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) neither the Company nor any Company Subsidiary is (or has during the past two (2) years been) subject to a material labor dispute, strike or work stoppage, and (ii) there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Company’s Knowledge, threatened involving employees of the Company or any Company Subsidiary.

(b) The Company and each Company Subsidiary are and have been since April 1, 2015 in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12. Tax Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them, and all such Tax Returns are true, correct and complete.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them, and the financial statements of the Company and the Company Subsidiaries reflect adequate reserves in accordance with GAAP for Taxes of the Company or any Company Subsidiary as of the date thereof.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries (i) have timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity), and (ii) have otherwise complied with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(d) There is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or threatened in writing with respect to any material Taxes or Tax matters (including Tax Returns) of the Company or any Company Subsidiary or (ii) deficiency for material Taxes that has been assessed by any Governmental Entity against the Company or any Company Subsidiary with respect to any completed and settled examination or concluded litigation (and that has not been fully satisfied by payment), except, in each case, solely with respect to any such claim, litigation, audit, examination, investigation, other proceeding or deficiency arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Neither the Company nor any Company Subsidiary has waived or extended (except in either case in connection with any ongoing Tax claim, litigation, audit, examination, investigation or other proceeding) any statute of limitations with respect to the collection or assessment of any material Taxes, which waiver or extension has not since expired.

(f) Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(g) None of the Company or any Company Subsidiary (i) is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and the Company Subsidiaries), or (ii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor or otherwise by operation of Law.

(h) There are no Liens in respect of or on account of material Taxes upon any property or assets of the Company or any Company Subsidiary, other than statutory Liens for Taxes not yet due and payable or for which adequate reserves in accordance with GAAP are reflected on the financial statements of the Company and the Company Subsidiaries.

(i) Within the last six (6) years, no claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed income or franchise Tax Returns that the Company or any Company Subsidiary is or may be subject to material income or franchise Tax by, or required to file income or franchise Tax Returns with respect to material Taxes in, such jurisdiction.

(j) Neither the Company nor any Company Subsidiary is bound by, or party to, with respect to the current or any future taxable period, any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes.

(k) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

Section 4.13. Litigation; Orders. There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. There are no orders, judgments or decrees of or settlement agreements with any Governmental Entity that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.14. Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Letter lists for each item of Company Registered Intellectual Property: (i) the application or registration number, title, owners or registrants, and the jurisdiction of filing or application; and (ii) the status of such item. All necessary documents and certificates currently due for filing as of the date hereof in connection with any such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

(b) Each item of Company Registered Intellectual Property is subsisting and, to the Company’s Knowledge, is not invalid or unenforceable. No Proceeding to which the Company or one of its Subsidiaries is a party (other than office actions in connection with the application for, or prosecution of, any Company Registered Intellectual Property) is pending or, to the Knowledge of the Company, threatened, by or before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Registered Intellectual Property or other material Company Intellectual Property Rights.

(c) Other than Company Intellectual Property Rights that are exclusively licensed to the Company, the Company exclusively owns all Company Intellectual Property Rights free and clear of all Liens, other than Permitted Liens (where Permitted Liens include, for the purpose of this sentence only, all licenses, covenants not to assert, releases, agreements not to enforce or prosecute, or other similar immunities granted with respect to Company Intellectual Property Rights to any Person). All such Company Intellectual Property Rights are, and immediately following the Closing will be, fully transferable, alienable and licensable by the Surviving Company or Parent without restriction and without material payment of any kind to any third Person. Neither the Company nor any Company Subsidiary has granted or transferred (or is obligated to grant or transfer) to any Person or has permitted (or is obligated to permit) any Person to retain any ownership interest, including any joint ownership interest, or any exclusive rights in, any Intellectual Property Rights material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole. No Governmental Entity or educational institution has, as a result of funding provided by such Governmental Entity or educational institution, obtained any right to any Intellectual Property Rights material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole. For clarity, payment from a Governmental Entity or educational institution to the Company or a Company Subsidiary in consideration for purchase of, non-exclusive license to, or subscription to the Company Products will not be deemed “funding” under this Section 4.14(c).

(d) No Proceedings are pending, and, to the Company’s Knowledge, no Proceeding is threatened against the Company or any Company Subsidiary, alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property Rights of any Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) neither any Company Product (when used by or as authorized by the Company) nor the conduct of the business of the Company or any Company Subsidiary, as conducted at any time on or after April 1, 2015, has infringed, violated, or misappropriated any Intellectual Property Rights of any Person or constituted unfair competition or unfair trade practices, (ii) to the Company’s Knowledge, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property Rights and (iii) since April 1, 2015, neither the Company nor any Company Subsidiary has instituted or threatened in writing to institute any Proceeding against any Person alleging such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property Rights.

(e) In each case in which the Company or any Company Subsidiary has engaged or hired an employee, consultant or contractor who develops or creates for the Company or any Company Subsidiary any material Technology or Company Product, the Company or such Company Subsidiary has obtained, either by operation of Law or by valid assignment or transfer exclusive ownership of all Intellectual Property Rights in such Technology or Company Product except where the absence of that assignment or transfer would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. The Company and each Company Subsidiary have taken commercially reasonable actions to maintain (and continue to maintain), as confidential, and to reasonably protect, all Company Trade Secrets, except (i) where Company or a Company Subsidiary has made a reasonable business decision to no longer maintain a particular item of information or Technology as a Trade Secret, or (ii) except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. To the Company’s Knowledge, there has been no unauthorized disclosure or use of, or access to, Company Technology, information or materials that the Company maintains or intended to maintain as a Trade Secret except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(f) Without limiting the generality of Section 4.14(e), each employee of, or consultant or contractor to, the Company or any Company Subsidiary has executed a valid and binding agreement (i) if such individual has developed or created for the Company or any Company Subsidiary any material Technology or Company Product, assigning to the Company or the relevant Company Subsidiary all Intellectual Property Rights (except as limited by applicable Law) created by, or that arise as a result of the work of such employee of, or consultant or contractor to, the Company or any Company Subsidiary, and (ii) requiring such employee, consultant or contractor to maintain as confidential all confidential information and Trade Secrets of the Company (including confidential information or Trade Secrets disclosed to the Company or any Company Subsidiary by a third Person), except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has distributed any Software or database under an Open Source License in a manner that would require any Company Technology (other than Company Technology for which the Company has determined, in its reasonable business judgment, the confidential and proprietary nature thereof is not material to the Company or its Subsidiaries, taken as a whole) (i) to be disclosed or distributed in Source Code form, (ii) to be licensed for purposes of preparing derivative works or (iii) to be redistributed at no charge. The Company and the Company Subsidiaries are and have been in compliance with all Open Source Licenses to which they are subject except where a failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(h) Section 4.14(h) of the Company Disclosure Letter contains a complete and accurate list of, and the Company has made available to Parent or publicly filed with the SEC prior to the date hereof true and complete copies of all material Contracts pursuant to which the Company or any Company Subsidiary (i) grants any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Person under or to any Company Intellectual Property Rights, or (ii) is granted a license, covenant not to assert, release, agreement not to enforce or prosecute, or immunity to or under, any Person’s Intellectual Property Rights that, in the case of each of clauses (i) and (ii) above, is, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, and is not a Non-Scheduled License (the foregoing, the “IP Contracts”).

(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in (A) a breach, violation, modification, cancellation, termination, or suspension of any IP Contract, (B) the release of any Source Code or (C) the grant (or requirement to grant) to any Person of any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to or under any Company Intellectual Property Rights. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, by the terms of any Contracts to which the Company or any Company Subsidiaries is a party (but to which Parent and its affiliates are not) expressly result in the grant (or requirement to grant) to any Person of any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity by or on behalf of Parent or any of its Subsidiaries with respect to any Intellectual Property Rights of Parent or any of its Subsidiaries. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (x) all IP Contracts shall remain in full force and effect following the Closing in accordance with their terms (other than terminations or expirations occurring in the ordinary course of business) and (y) immediately after the Closing, the Company and the Company Subsidiaries will be entitled to exercise all of their respective rights under all IP Contracts to the same extent as prior to the Closing.

Section 4.15. Privacy and Data Protection.

(a) Since April 1, 2015, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company’s and each Company Subsidiary’s receipt, collection, monitoring, maintenance, hosting creation, transmission, use, analysis, disclosure, storage, disposal and security, as the case may be, of Protected Information and, to the Company’s Knowledge, any such activities performed or handled by authorized third parties on the Company’s or a Company Subsidiary’s behalf, have complied with, and (ii) neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in the Company, any Company Subsidiary, or the Surviving Company being in breach or violation of, (A) provisions governing privacy, data protection, or information security matters in any Contracts to which the Company or any Company Subsidiary is a party, (B) applicable Information Privacy and Security Laws, (C) all applicable policies and procedures adopted by the Company or a Company Subsidiary relating to privacy, data protection, or information security with respect to Protected Information, including the Privacy Statements and such policies and procedures relating to access control, vulnerability management, incident response and overall network security and (D) all applicable consents and authorizations that apply to Protected Information that have been obtained by the Company or a Company Subsidiary. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary have all rights, authority, consents and authorizations necessary to receive, access, use and disclose the Protected Information in their possession or under their control in connection with the operation of their business as presently conducted.

(b) Since April 1, 2015, to the Company’s Knowledge, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has been no (i) data security breach of, unauthorized access to, or malicious disruption of any Company Products or any Company or Company Subsidiary systems, networks or information technology that transmits or maintains Protected Information or other confidential information, or (ii) other incidents involving the unauthorized access, acquisition, use or disclosure of any Protected Information owned, used, hosted, maintained or controlled by or on behalf of the Company or the Company Subsidiaries, including any such unauthorized access, acquisition, use or disclosure of Protected Information that would constitute a breach for which notification by the Company or any Company Subsidiary to individuals and/or Governmental Entities is required under any applicable Information Privacy and Security Laws or Contracts to which the Company or a Company Subsidiary is a party. To the Company’s Knowledge, since April 1, 2015, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company’s or any Company Subsidiary’s material vendors, suppliers and subcontractors, have (i) suffered any security breach that resulted in any unauthorized access to or use of any Protected Information, (ii) breached any obligations relating to Protected Information in Contracts with the Company or any Company Subsidiary or (iii) violated any Information Privacy and Security Laws.

(c) The Company maintains and implements a reasonable written information security program covering the Company and each Company Subsidiary designed to (i) identify and address internal and external risks to the security of any confidential information in their possession, including Protected Information, (ii) implement, monitor and improve reasonable administrative, technical and physical safeguards to control these risks and (iii) maintain notification procedures in compliance in all material respects with applicable Information Privacy and Security Laws that require notification to any Person in the case of any breach of security compromising data containing Protected Information. In each of 2016 and 2017, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company has performed a security risk assessment covering the Company and each Company Subsidiary, as applicable, in each case, to the extent required under PCI DSS and used reasonable efforts to address and remediate all critical or high risk threats and deficiencies identified in those security risk assessments.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since April 1, 2014, no Person has, to the Company’s Knowledge as of the date hereof, (i) made any written claim against the Company or a Company Subsidiary or (ii) commenced any Proceeding by or before any Governmental Entity against the Company or a Company Subsidiary, in each case, with respect to (A) any alleged violation of Information Privacy and Security Laws by the Company, any Company Subsidiary or any third party in such third party’s collection, maintenance, storage, use, processing, disclosure, transfer or disposal of Protected Information for the Company or any Company Subsidiary pursuant to a Contract with the Company or any Company Subsidiary or (B) any of the Company’s or a Company Subsidiary’s privacy or data security practices with respect to Protected Information, including any loss, damage or unauthorized access, acquisition, use, disclosure, modification or other misuse of any Protected Information maintained by or on behalf of the Company or the Company Subsidiaries. As of the date hereof, to the Company’s Knowledge, since April 1, 2015, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Person has provided a complaint (written or otherwise) to the Company or a Company Subsidiary, nor, to the Company’s Knowledge, to any third party, regarding the improper disclosure of Protected Health Information (as defined in HIPAA) by the Company or a Company Subsidiary.

(e) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries have in place disaster recovery plans, procedures and facilities that satisfy applicable Law and the Company’s and the Company Subsidiaries’ obligations under Contracts with all customers, vendors, suppliers and subcontractors of the Company, and the Company Subsidiaries, and (ii) the Company and the Company Subsidiaries are in compliance therewith.

(f) To the Company’s Knowledge, no Software included in any Company Product contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities or other Software routines that has resulted in (i) any Person accessing without authorization or disabling or erasing any Company Product, (ii) a significant adverse effect on the functionality of any Company Product or (iii) unauthorized acquisition of or access to confidential or proprietary information created, received, maintained or transmitted through any Company Product, except as would not, in the case of (i), (ii),or (iii), reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.16. Real Property; Assets.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all real property owned by the Company or any Company Subsidiary (“Owned Real Property”).

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary owns good and valid title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens. To the Company’s Knowledge, there is no pending or threatened condemnation proceeding with respect to any of the Owned Real Property.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or occupancy agreement pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any real property (other than Contracts for ordinary course arrangements at “shared workspace” or “coworking space” facilities that are not material) (“Company Leases”) is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, the landlord thereunder exists with respect to any Company Lease, and (ii) the Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases, free and clear of all Liens, other than Permitted Liens.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 4.17. Material Contracts.

(a) Except for this Agreement, Section 4.17 of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described in this Section 4.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, other than any Company Benefit Plans (all Contracts of the type described in this Section 4.17(a), together with the IP Contracts, whether or not set forth on Section 4.17 of the Company Disclosure Letter, being referred to herein as “Material Contracts”):

(i) each Contract that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting in any material respect the Company, the Company Subsidiaries or affiliates (including Parent and its affiliates after the Effective Time) from the development, marketing or distribution of products and services, in each case, in any geographic area;

(ii) any material joint venture or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar Contract;

(iii) each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $1,000,000, in each case, excluding any (x) post-closing retention payments or equity awards, and (y) amounts retained pursuant to customary indemnity escrow or holdback arrangements;

(iv) each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary (excluding ordinary course commitments to purchase goods, products and off-the-shelf Technology) after the date hereof with consideration of more than $2,000,000;

(v) any Contract to put Source Code in escrow with a third Person on behalf of a licensee or contracting party;

(vi) any settlement or similar Contract with a Governmental Entity, other than those relating to (x) Taxes, or (y) any Governmental Entity in its capacity as a customer of the Company or any of its Subsidiaries;

(vii) except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, any settlement or similar Contract restricting in any respect the operations or conduct of the Company or any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time);

(viii) each Contract pursuant to which the Company or any Company Subsidiary has paid or received payments in excess of $5,000,000 in the fiscal year ended March 31, 2018, or is obligated to pay or entitled to receive payments in excess of $5,000,000 in the twelve (12)-month period following the date hereof, in each case, other than (A) Contracts solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries, (B) Contracts with customers, suppliers, vendors, resellers, global service providers, global systems integrators, managed services providers or global technology partners of the Company or any of its Subsidiaries, (C) Company Leases, and (D) Contracts otherwise described in any other subsection of this Section 4.17(a);

(ix) each Contract that is (1) a Material Customer Agreement, (2) a Material Supplier Agreement, or (3) a Material Reseller Agreement;

(x) except where the exercise of any such right or imposition of such limitation has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each Contract that grants any right of first refusal or right of first offer or that, other than with respect to non-exclusive licenses or other non-exclusive grants of rights to its products and services in, to or under Company Intellectual Property, limits the ability of the Company, any Company Subsidiary or any of its affiliates (including Parent or any of its affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or assets;

(xi) each Contract that contains any exclusivity rights or “most favored nations” provisions, in each case, that are material in any respect to the Company or its affiliates (including Parent or its affiliates after the Effective Time);

(xii) each Contract not otherwise described in any other subsection of this Section 4.17(a) evidencing outstanding Indebtedness (or commitments in respect thereof) of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $10,000,000 other than Contracts solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries;

(xiii) each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary, any beneficial owner, directly or indirectly, of more than five percent (5%) of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate, beneficial owner or family member;

(xiv) each Company Lease involving annual lease payments in excess of $3,000,000; and

(xv) any Contract not otherwise described in any other subsection of this Section 4.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company (other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K of the SEC).

(b) True and complete copies of each Material Contract in effect as of the date hereof have been made available to Parent or publicly filed with the SEC prior to the date hereof. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations and any expiration thereof in accordance with its terms existing as of the date hereof.

(c) True and materially complete copies of each Company Government Bid that, if accepted, would be reasonably expected to result in a Contract under which the Company would receive revenue during any future fiscal year in excess of $18,000,000 (each, a “Material Government Bid”) have been made available to Parent prior to the date hereof.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Government Contract was legally awarded, (ii) no Company Government Contract or proposal for the award of a Company Government Contract is, as of the date hereof, the subject of bid or award protest proceedings, and (iii) neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Government Contract. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since April 1, 2013, (A) all material facts set forth or acknowledged by any representations, certifications or statements made or submitted by or on behalf of the Company or any Company Subsidiary in connection with any Company Government Contract or Company Government Bid were true, accurate and complete as of the date of submission and made by an authorized representative of the Company or a Company Subsidiary, and (B) neither any Governmental Entity nor any prime contractor or higher-tier subcontractor has notified the Company or any Company Subsidiary in writing that the Company or any Company Subsidiary has, or is alleged to have, breached or violated in any material respect any Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Company Government Contract. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since April 1, 2013, (I) no costs incurred by the Company or any Company Subsidiary pertaining to any Company Government Contract have been deemed finally disallowed in writing by a Governmental Entity or, to the Company’s Knowledge, proposed for disallowance, and (II) no payment due to the Company or any Company Subsidiary pertaining to any Company Government Contract has been withheld or set off, nor, to the Company’s Knowledge, has any claim been made to withhold or set off any such payment.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since April 1, 2013, (i) none of the Company, any Company Subsidiary or, to the Company’s Knowledge, any of their respective other Principals (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended or excluded, or to the Company’s Knowledge, proposed for debarment, suspension or exclusion, from participation in or the award of Contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity, (ii) none of the Company or any Company Subsidiary has received any written request to show cause, (iii) none of the Company or any Company Subsidiary has been declared nonresponsible or ineligible, or otherwise excluded from participation in the award of any Contract with a Governmental Entity (excluding for this purpose ineligibility to bid on certain Contracts due to generally applicable bidding requirements), (iv) none of the Company or any Company Subsidiary is for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs, (v) neither the Company nor any Company Subsidiary, nor any of their respective directors or officers, nor to the Company’s Knowledge, any other employee is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to the award or performance of any Company Government Contract, the subject of any actual or, to the Company’s Knowledge, threatened in writing, “whistleblower” or “qui tam” lawsuit, audit (other than a routine contract audit) or investigation of the Company or any Company Subsidiary with respect to any Company Government Contract, including any material irregularity, misstatement or omission arising thereunder or relating thereto alleged in writing, and, to the Company’s Knowledge, there is no basis for any such investigation, indictment, lawsuit or audit, and (vi) neither the Company nor any Company Subsidiary has made any (A) voluntary disclosure to any Governmental Entity with respect to any alleged material irregularity, misstatement, omission, fraud or price mischarging, or other violation of Law, arising under or relating to a Company Government Contract or (B) mandatory disclosure, pursuant to Federal Acquisition Regulation 52.203-13, to any Governmental Entity and, to the Company’s Knowledge, there are no facts that would require mandatory disclosure thereunder.

Section 4.18. Environmental Matters. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is in violation of any Environmental Law, (b) none of the properties owned or occupied by the Company or any Company Subsidiary (or which the Company or any Company Subsidiary has a right to occupy) is contaminated with any Hazardous Substance, (c) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and the Company Subsidiaries are in compliance with such permits, licenses and other authorizations, and (d) no Proceeding is pending, or to the Company’s Knowledge, threatened, concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any liability arising under any Environmental Law upon the Company or any Company Subsidiary.

Section 4.19. Customers; Suppliers; Resellers.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a list of the customers of the Company and the Company Subsidiaries that have a Contract with the Company or a Company Subsidiary pursuant to which the Company or any Company Subsidiary received revenue for the fiscal year ended March 31, 2018 in excess of $18,000,000 (each, a “Material Customer” and each such contract, a “Material Customer Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate or not renew existing Contracts with the Company or the Company Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(b) Section 4.19(b) of the Company Disclosure Letter sets forth a list of the suppliers and vendors of the Company and the Company Subsidiaries with whom the Company and the Company Subsidiaries have spent at least $6,000,000 during the fiscal year ended March 31, 2018 (each, a “Material Supplier” and each Contract pursuant to which the Company or a Company Subsidiary paid those amounts to the applicable Material Supplier, a “Material Supplier Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier or vendor to the Company or that such Material Supplier intends to terminate existing Contracts with the Company or the Company Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(c) Section 4.19(c) of the Company Disclosure Letter sets forth a list of each reseller, global service provider, global systems integrator, managed servicer provider or global technology partner pursuant to which the Company or any Company Subsidiary received revenue for the fiscal year ended March 31, 2018 in excess of $18,000,000 (each, a “Material Reseller” and each Contract with each Material Reseller, a “Material Reseller Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Reseller that such Material Reseller shall not continue as a reseller, global service provider, global systems integrator, managed servicer provider or global technology partner, as applicable, to the Company or that such Material Reseller intends to terminate or not renew existing Contracts with the Company or the Company Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.20. Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current, insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination has been or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.21. Information Supplied. The information relating to the Company and the Company Subsidiaries to be contained in, or incorporated by reference in, the Proxy Statement (or any amendment or supplement thereto) will not, on the date the Proxy Statement is first mailed to the Company Stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement based upon information supplied by or on behalf of Parent or Merger Sub.

Section 4.22. Opinion of Financial Advisor. The Company Board of Directors has received an opinion of Qatalyst Partners LP (“Qatalyst”) to the effect that, as of the date of such opinion and based upon and subject to the various matters and limitations set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Common Stock other than Parent, the Company and their respective affiliates is fair, from a financial point of view, to such holders. A written copy of such opinion will be provided to Parent promptly following receipt by the Company for informational purposes only.

Section 4.23. State Takeover Statutes; Anti-Takeover Laws. Assuming the accuracy of Parent’s representations and warranties in the second sentence of Section 5.8, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement, the Voting Agreement and the Transactions (including, for the avoidance of doubt, the Sale and the Merger) Section 203 of the DGCL and any similar provisions in the Company Governing Documents and any other Takeover Statute. Other than the Rights Agreement, the Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 4.24. Rights Agreement. Prior to the execution of this Agreement, the Company and the Company Board of Directors, as the case may be, has (a) taken all necessary actions so that the execution and delivery of this Agreement and consummation of the Transactions will not result in the “Separation Time” (as defined in the

Rights Agreement) or in Parent or Merger Sub being an “Acquiring Person” (as defined in the Rights Agreement) and (b) amended the Rights Agreement to (i) render it inapplicable to this Agreement, the Voting Agreement and the Transactions, including the Sale and the Merger and (ii) provide that the Expiration Time (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time. As of the date hereof, no Person is an “Acquiring Person” and no “Separation Time” (each as defined in the Rights Agreement) has occurred.

Section 4.25. Related Party Transactions. Except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof, or any compensation or other employment arrangements entered into between the Company or any Company Subsidiary, on the one hand, and any director or officer thereof, on the other hand, in the ordinary course of business, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and (a) any affiliate (including any officer or director) thereof (but not including any wholly owned Subsidiary of the Company), on the other hand, or (b) any beneficial owner, directly or indirectly, of five percent (5%) or more of the shares of Company Common Stock, on the other hand.

Section 4.26. Finders and Brokers. Other than Qatalyst, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or a result of the consummation of the Merger or any of the other Transactions. A true and complete copy of the engagement letter with Qatalyst has been made available to Parent prior to the date hereof.

Section 4.27. No Other Representations. Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub or any of their respective Representatives makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as set forth below.

Section 5.1. Qualification, Organization, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date. Parent has filed with the SEC, prior to the date hereof, a complete and accurate copy of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”). The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.

Section 5.2. Corporate Authority.

(a) Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent or Merger Sub are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(b) This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

Section 5.3. Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Proxy Statement with the SEC and any amendments or supplements thereto, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws and (vi) any applicable requirements of NASDAQ, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 5.3(a), the consummation of the Transactions and compliance with the provisions hereof will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any Parent Subsidiary or to which any of them is a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Parent Governing Documents or (B) the organizational documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

(c) None of the Transactions, including the Merger, is a “covered transaction” (as defined in Section 721 of the Defense Production Act of 1950, as amended, including the implementing regulations thereof codified at 31 C.F.R. Part 800).

Section 5.4. Litigation; Orders. As of the date hereof, there are no Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date. There are no orders, judgments or decrees of or settlement agreements with any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

Section 5.5. Information Supplied. The information relating to Parent and Merger Sub to be contained in, or incorporated by reference in, the Proxy Statement (or any amendment or supplement thereto) will not, on the date the Proxy Statement is first mailed to the Company Stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 5.5, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement based upon information supplied by or on behalf of the Company.

Section 5.6. Financing.

(a) Parent has delivered to the Company true and complete copies of (i) the commitment letter, dated as of the date hereof, among Parent, Bank of America, N.A., Deutsche Bank Securities Inc. and Deutsche Bank AG New York Branch, including all exhibits, schedules and annexes to such letter in effect as of the execution and delivery of this Agreement and (ii) the fee letters related thereto (together, the “Debt Commitment Letter”, and, subject to the last sentence of Section 7.13(a), the provision of funds as set forth therein, the “Financing”) (it being understood that such fee letters have been redacted to remove fees, the rates and amounts in the “market flex”, if any, and other economic terms that would not adversely affect the amount, conditionality, availability or termination of the Financing). As of the execution and delivery of this Agreement, there are no side letters or other written agreements, contracts or arrangements that impose conditions or other contingencies related to the funding of the full amount of the Financing other than as expressly set forth in the Debt Commitment Letter. As of the execution and delivery of this Agreement, there are no conditions or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Debt Commitment Letter. The commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect prior to the date of this Agreement. As of the execution and delivery of this Agreement, the Debt Commitment Letter represents (A) a valid, binding and enforceable obligation of Parent and (B) to the knowledge of Parent, a valid, binding and enforceable obligation of each other party thereto, in the case of each of clauses (A) and (B), except as may be limited by the Enforceability Limitations. As of the execution and delivery of this Agreement, (i) the Debt Commitment Letter has not been amended, restated, supplemented or otherwise modified, or compliance with any of the terms waived, and (ii) no commitment under the Debt Commitment Letter has been withdrawn, terminated or rescinded in any respect. Parent or the Parent Subsidiaries have fully paid (or caused to be paid) any and all commitment fees and other amounts that are required to be paid pursuant to the terms of the Debt Commitment Letter on or prior to the execution and delivery of this Agreement, and will fully pay (or cause to be paid) any such amounts due on or before the Effective Time. As of the execution and delivery of this Agreement, no event has occurred, which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or default on the part of Parent or, to the knowledge of Parent, any other party to the Debt Commitment Letter. Assuming satisfaction of the conditions set forth in Article VIII, Parent has no reason to believe that any of the conditions to funding set forth in the Debt Commitment Letter will not be satisfied, nor does Parent have knowledge, as of the execution and delivery of this Agreement, that the Financing will not be made available to Parent on the Closing Date in accordance with the terms of the Debt Commitment Letter.

(b) Assuming the accuracy of the representations and warranties set forth in Article IV and the Company’s compliance with its obligations in this Agreement, the proceeds of the Financing, if funded, together with any available cash of Parent and the Parent Subsidiaries, shall constitute sufficient funds for Parent and Merger Sub to (i) make all cash payments contemplated to be made by them under this Agreement in connection with the Merger and the other Transactions (including the repayment or prepayment of the obligations under each of the Company Credit Agreements in an amount up to the obligations (other than obligations which, by the terms of the Company Credit Agreements (and any related loan documents), survive termination thereof) outstanding thereunder as of the date hereof plus any additional amounts permitted to be incurred thereunder after the date hereof in accordance with the terms of this Agreement), and (ii) pay all related fees and expenses required to be paid by them on the Closing Date.

Section 5.7. Finders and Brokers. Neither Parent nor any Parent Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission from the Company or any of the Company Subsidiaries in connection with this Agreement or upon consummation of the Merger or any of the other Transactions based on arrangements made by Parent or a Parent Subsidiary.

Section 5.8. Stock Ownership. Assuming the accuracy of the Company’s representations and warranties set forth in Section 4.23, Parent is not, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any Parent Subsidiary directly or indirectly owns as of the date hereof, and at all times for the past three (3) years through the date hereof, neither Parent nor any Parent Subsidiary has owned, beneficially or otherwise, any shares of Company Common Stock.

Section 5.9. No Merger Sub Activity. Since its date of formation, Merger Sub has not engaged in any activities other than in connection with this Agreement and the Transactions.

Section 5.10. No Other Representation. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, the Company Subsidiaries and their respective business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that, without limiting in any respect any of the representations and warranties contained in Article IV, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them. Accordingly, except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Representative of the Company makes, and each of Parent and Merger Sub acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

PENDING THE MERGER

Section 6.1. Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.1 of the Company Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company (a) shall, and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, (ii) keep available the services of its and their present officers and other key employees (other than where termination of such services is for cause) and (iii) preserve its and their present relationships with customers, suppliers, vendors, licensors, licensees, Governmental Entities, employees and other Persons with whom it and they have material business relations; and (b) shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(i) amend, modify, waive, rescind or otherwise change the Company’s or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents;

(ii) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), except for (A) dividends and distributions paid or made by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary in the ordinary course of business consistent with past practice and (B) regular quarterly cash dividends payable by the Company in respect of Company Common Stock in an amount not exceeding $0.255 per share in any fiscal quarter and with declaration date(s), record date(s) and payments date(s) consistent with past practice (any such regular quarterly cash dividend, a “Quarterly Dividend”);

(iii) enter into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its capital stock or other equity interests or any other securities;

(iv) split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests (other than repurchases of Company Common Stock in satisfaction of applicable Tax withholdings or the exercise price upon the exercise or vesting of any Company Equity Award), or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests or any rights, warrants or options to acquire any such shares of capital stock or other equity interests, except for any such transaction involving only wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(v) issue, deliver, grant, sell, dispose of or encumber, or authorize the issuance, delivery, grant, sale, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under any existing Company Equity Plan, other than (A) issuances of Company Common Stock in respect of any exercise of Company Options outstanding as of the date hereof or the vesting or settlement of Company Equity Awards outstanding as of the date hereof, in all cases in accordance with their respective terms, (B) the issuances of Company Common Stock pursuant to the terms of the Company ESPP in respect of the Current ESPP Offering Periods, or (C) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(vi) except as required by applicable Law or any Company Benefit Plan as in existence as of the date hereof and made available to Parent prior to the date hereof,(A) increase the compensation or benefits payable or to become payable to any of its directors, executive officers or employees; (B) grant to any of its directors, executive officers or employees any increase in severance or termination pay; (C) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of its directors, executive officers or employees; (D) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan, other than offer letters with new hire employees entered into in the ordinary course of business, on terms consistent with past practice that do not violate any other provision of this Section 6.1; (E) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan; (F) terminate the employment of any employee at the level of vice president or above, other than for cause; (G) hire any new employees at the level of vice president or above; or (H) provide any funding for any rabbi trust or similar arrangement;

(vii) acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for (x) any acquisitions of, any equity interests in or all or a material portion of the assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations or (y) acquisitions of material assets, except for, or with respect to, in each case, (A) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice, (B) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice, or (C) with respect to clause (y) only, capital expenditures permitted by Section 6.1(b)(xvi);

(viii) liquidate, dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization, or reorganization between or among any of the Company and/or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans, advances, or capital contributions solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice, in each case that do not involve the transfer of funds between the United States of America and another jurisdiction, (B) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice, (C) extensions of credit to customers in the ordinary course of business consistent with past practice and (D) pursuant to mandatory capital contribution obligations of any investment fund or joint venture entity to which the Company or any of its Subsidiaries are parties as of the date hereof (which Contracts providing for such mandatory contribution have been made available to Parent prior to the date hereof), so long as neither the Company nor any Company Subsidiary nor any of their respective Representatives have caused or directed such mandatory capital contribution;

(x) sell, lease, license, assign, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties, rights or assets (including shares in the capital of the Company Subsidiaries), except (A) dispositions of used, obsolete, damaged, worn-out or surplus equipment or property no longer necessary in the conduct of the business or other immaterial equipment or property, in each case, in the ordinary course of business consistent with past practice, (B) leases or subleases of real property or interests therein not used for the conduct of the Company’s or the Company Subsidiaries’ business, as currently conducted, in each case in the ordinary course of business consistent with past practice, (C) non-exclusive licenses or other non-exclusive grants of rights in, to or under Company Intellectual Property in the ordinary course of business consistent with past practice, (D) amendments and modifications, in each case, to existing exclusive, limited distribution rights for Company Products made or entered into in the ordinary course of business consistent with past practice; (E) pursuant to the exercise of creditor rights under any Company Credit Agreement or other Contract providing for outstanding Indebtedness in each case in effect on the date hereof and made available to Parent prior to the date hereof (so long as the Company and its Subsidiaries have used reasonable best efforts to exhaust all other avenues of relief), and (F) pursuant to transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(xi) allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any Company Registered Intellectual Property, except as would have occurred in the ordinary course of business consistent with past practice;

(xii) terminate or materially amend or modify any written policies or procedures with respect to the use or distribution by the Company or any Company Subsidiaries of any Open Source Software;

(xiii) enter into or become bound by, or amend, modify, terminate or waive any Contract related to the acquisition or disposition or granting of any license with respect to Intellectual Property Rights, other than amendments, modifications, terminations or waivers in the ordinary course of business consistent with past practice, or otherwise encumber any Intellectual Property Rights (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than the non-exclusive license of Intellectual Property in the ordinary course of business consistent with past practice and amendments and modifications, in each case, to existing exclusive, limited distribution rights for Company Products made or entered into in the ordinary course of business consistent with past practice;

(xiv) (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, (B) materially modify, materially amend, extend or terminate any Material Contract, (C) waive or release any material rights or claims under any Material Contract or (D) assign any material rights or claims under any Material Contract, other than (x) in the case of clauses (A) and (B), solely with respect to the types of Contracts described in clauses (ix) and (xiv) of the definition of Material Contract, in the ordinary course of business consistent with past practice, or (y) in the case of clause (C), in the ordinary course of business consistent with past practices (so long as such waiver or release is not material to the Company and the Company Subsidiaries, taken as whole); provided, that (I) any actions of a nature contemplated by and to the extent permitted by clause (vii)(y) (acquisitions) or (xvi) (capital expenditures) of this Section 6.1(b) shall not require approval under this clause (xiv) for any types of Contracts described in clauses (iii) or (viii) of the definition of Material Contract, (II) any actions of a nature contemplated by and to the extent permitted by clause (x) (dispositions) of this Section 6.1(b) shall not require approval under this clause (xiv) for any types of Contracts described in clauses (iv) and (viii) of the definition of Material Contract, and (III) any actions of a nature contemplated by and to the extent permitted by clause (xxiii) (Indebtedness) of this Section 6.1(b) shall not require approval under this clause (xiv) for any types of Contracts described in clause (xii) of the definition of Material Contract;

(xv) modify, amend or terminate, or waive or release or assign any rights under any Material Government Bid or submit any new Company Government Bid that would have been considered a Material Government Bid if it were submitted prior to the date hereof, other than in the ordinary course of business consistent with past practice;

(xvi) make any capital expenditure, enter into agreements or arrangements providing for capital expenditure or otherwise commit to do so, except for (A) capital expenditures contemplated by and consistent with the annual capital budget approved by the Company Board of Directors prior to the date hereof and set forth in Section 6.1(b)(xvi) of the Company Disclosure Letter, or (B) capital expenditures not to exceed $1,000,000 in the aggregate incurred in the ordinary course of business consistent with past practice;

(xvii) compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of claims, litigations, investigations or proceedings: that (x) (A) are for an amount (in excess of insurance proceeds) for each such compromise or settlement that is, individually, less than $3,000,000 and for all such compromises or settlements that is, in the aggregate, less than $10,000,000, (B) does not impose any injunctive relief on the Company or any of the Company Subsidiaries (other than insignificant non-monetary restrictions that are customary and ancillary to the monetary relief granted) and does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors, (C) does not provide for the license of any Company Intellectual Property to a third-party that did not otherwise already license such Company Intellectual Property and (D) do not relate to claims, litigations, investigations or proceedings brought by Governmental Entities, other than solely in their capacities as customers of the Company’s or its Subsidiaries’ products and services, or (y) are Tax audits, claims, litigations, investigations, or other proceedings (it being understood such audits, claims, litigations, investigations, or other proceedings are subject to the restrictions contained in clause (xxii) below);

(xviii) make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, in each case, except as required by GAAP, International Financial Reporting Standards or other recognized accounting standards or principles in non-U.S. jurisdictions applicable to the Company Subsidiaries, or applicable Law;

(xix) amend or modify any Privacy Statement of the Company or any Company Subsidiary in any material respect, except as required by applicable Law;

(xx) enter into any collective bargaining agreement or any material agreement with any labor organization, works council, trade union, labor association or other employee representative, except as required by applicable Law;

(xxi) implement any plant closings or employee layoffs that do not comply with the Worker Adjustment and Retraining Notification Act of 1988, as amended;

(xxii) make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, amend any material Tax Return, settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund of Taxes, request any material ruling from any Governmental Entity with respect to Taxes, or, except in the ordinary course of business consistent with past practice, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xxiii) redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), or repay the Company’s 2.875% Senior Notes due 2018, except for (A) the repayment at maturity of the Company’s 2.875% Senior Notes due 2018 using cash on hand, (B) the incurrence of any Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries, (C) guarantees by the Company of Indebtedness of wholly owned Company Subsidiaries or guarantees by wholly owned Company Subsidiaries of Indebtedness of the Company or any other wholly owned Company Subsidiary, which Indebtedness is incurred prior to the date of this Agreement or otherwise in compliance with this clause (xxiii), (D) the incurrence of Indebtedness consisting of revolving loans borrowed under the Company Revolving Credit Agreement as in effect as of the date hereof not in excess of an aggregate amount equal to $5,000,000; provided, in the case of this clause (D), that such Indebtedness shall not be incurred, nor the proceeds therefrom applied, to finance the repayment in whole or in part of the Company’s 2.875% Senior Notes due 2018, (E) the incurrence of other Indebtedness not to exceed, at any time outstanding, an aggregate amount equal to $5,000,000; provided, in the case of this clause (E), that (1) the material terms and conditions of any such Indebtedness are customary and reasonable market terms, (2) such Indebtedness is prepayable or redeemable at any time (subject to customary notice requirements) without premium or penalty (other than customary eurocurrency rate breakage), (3) none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or to be consummated in connection herewith shall conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under or any loss of a material benefit of the Company or any Company Subsidiary under, or result in the creation of any Lien under such Indebtedness, or would reasonably likely require the preparation or delivery of separate financial statements of the Company and/or any Company Subsidiaries following the Closing, (4) such Indebtedness is not comprised of debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), and (5) such Indebtedness shall not be incurred, nor the proceeds therefrom applied, to finance the repayment in whole or in part of the Company’s 2.875% Senior Notes due 2018, (F) Indebtedness of the type described in clauses (f) and (i) of the definition of Indebtedness incurred in the ordinary course of business consistent with past practice, (G) Indebtedness in connection with cash pooling agreements in effect as of the date hereof (which agreements have been provided to Parent prior to the date hereof) and other cash pooling agreements entered into after the date hereof in the ordinary course of business and consistent with past practice; provided that the net balance in any pooled accounts subject to any such agreement is not less than zero, and (H) Indebtedness of the type described in clause (j) of the definition of Indebtedness in connection with cash flow and balance sheet foreign exchange hedging of intercompany transactions in the ordinary course of business consistent with past practice and for non-speculative purposes;

(xxiv) enter into any transactions or Contracts with (A) any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC, or (B) any Person who beneficially owns, directly or indirectly, more than five percent (5%) of the outstanding shares of Company Common Stock;

(xxv) cancel any of the Company’s material insurance policies or fail to pay the premiums on the Company’s material insurance policies such that such failure causes a cancellation of such policy, other than in the ordinary course of business, consistent with past practice, or fail to use commercially reasonable efforts to maintain in the ordinary course the Company’s insurance policies;

(xxvi) (A) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) for annual rent payments in excess of $500,000, (B) materially modify or amend or exercise any right to renew any Company Lease or other lease or sublease of real property, or waive any term or condition thereof or grant any consents thereunder, (C) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any real property leased by the Company, or any interest therein or part thereof (other than any Permitted Liens), or (D) make any material changes in the construction or condition of any such property, in the case of each of clauses (B) through (D), other than in the ordinary course of business consistent with past practice;

(xxvii) voluntarily terminate, materially modify or waive in any material respect any material right under any material Company Permit;

(xxviii) adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement, or amend, modify or waive any provision under the Rights Agreement;

(xxix) fail to comply, in any material respect, with the Repurchase Agreement; or

(xxx) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 6.2. Notification of Certain Matters; Other Matters.

(a) The Company shall give prompt written notice to Parent: (i) of any notice or other communication received by the Company or any Company Subsidiary from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, (ii) of any Proceeding commenced or, to the Company’s knowledge, threatened against the Company or any Company Subsidiaries or affiliates or otherwise relating to, involving or affecting the Company or any Company Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to the Company or any Company Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.2(a) shall not cure any breach of any representation or warranty hereunder or otherwise limit the remedies available hereunder to any Party.

(b) The Company shall take the actions specified in Section 6.2(b) of the Company Disclosure Letter.

Section 6.3. No Solicitation by the Company.

(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company agrees that it, the Company Board of Directors (including any committee thereof) and the Company’s officers shall not, and the Company shall cause the Company’s other controlled affiliates not to, and the Company shall cause its and their other respective Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or could be reasonably expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to the Company or any Company Subsidiary in connection with an actual or potential Acquisition Proposal, other than solely to state that the Company and their Representatives are prohibited hereunder from engaging in any such discussions or negotiations, (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal, (iv) withdraw, change, amend, modify or qualify, or otherwise publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (v) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within ten (10) business days after Parent’s written request that the Company do so (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) business day period (or, with respect to any Acquisition Proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last ten (10) business days prior to the then-scheduled Company Stockholders’ Meeting, fail to take the actions referred to in this clause (v), with references to the applicable ten (10) business day period being replaced with three (3) business days), (vi) fail to include the Company Board Recommendation in the Proxy Statement, (vii) approve or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.3) (a “Company Acquisition Agreement”) or (viii) commit or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi), (vii) and/or (viii) (to the extent related to the foregoing clauses (iii), (iv), (v), (vi) or (vii)), a “Change of Recommendation”). The Company, the Company Board of Directors (including any committee thereof) and the Company’s officers shall, and the Company shall cause the Company’s other controlled affiliates to, and the Company shall cause its and their other respective Representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any Persons (or provision of any nonpublic information to any Persons) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. Promptly after the date hereof (and in any event within three (3) business days following the date hereof), the Company shall (A) request in writing that each Person (other than Parent) that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal within three (3) years prior to the date hereof promptly destroy or return to the

Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement, unless such request had been made by or on behalf of the Company prior to the execution and delivery of this Agreement, and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such Person and its Representatives. The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision, or other provision with similar effect, would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law, the Company may, with prior written notice to Parent, waive such standstill provision, or other provision with similar effect, solely to the extent necessary to permit the applicable Person (if it has not been solicited in violation of this Section 6.3(a)) to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, conditioned upon such Person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 6.3. For purposes of this Section 6.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives. Except with respect to Parent, Merger Sub, this Agreement and the Transactions, unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall not (x) terminate (or permit the termination of), waive or amend any provision of the Rights Agreement, (y) redeem any rights under the Rights Agreement or (z) take any action with respect to, or make any determination under, the Rights Agreement that would interfere with Parent and Merger Sub consummating the Transactions. For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.3 by the Company Board of Directors (including any committee thereof), by any of the Company’s officers, by any of the Company’s other controlled affiliates or by any of their respective Representatives shall be a breach of this Section 6.3 by the Company. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, any notices required to be made to Parent pursuant to this Section 6.3 shall not, in and of themselves, be deemed to be a Change of Recommendation so long as such notices are delivered privately to Parent, except if any such notice would constitute a Change of Recommendation pursuant to the definition thereof.

(b) Notwithstanding the limitations set forth in Section 6.3(a), if the Company receives, prior to obtaining the Company Stockholder Approval, a bona fide written Acquisition Proposal that did not result from a breach of Section 6.3(a), which the Company Board of Directors determines in good faith (i) after consultation with the Company’s outside legal counsel and financial advisors constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and (ii) after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law, then the Company may take the following actions: (x) furnish nonpublic information with respect to the Company to the Person making such Acquisition Proposal (and its Representatives (and its debt financing sources)), if, and only if, prior to so furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such Person or its Representatives, any non-public information furnished to such other Person or its Representatives that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such Person (and its Representatives (and its debt financing sources)) with respect to such Acquisition Proposal.

(c) The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent of any receipt by any director or officer of the Company or by any of the Company’s controlled affiliates, or its or their respective Representatives, of any Acquisition Proposal or any proposals or inquiries that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any Person who has made or could reasonably be expected to make any an Acquisition Proposal. Such notice shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, proposals or offers, including proposed agreements received by the Company or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting the Company’s other obligations under this Section 6.3, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto. Without limiting the Company’s other obligations under this Section 6.3, the Company shall promptly provide (and in any event within the earlier of (i) forty-eight (48) hours and (ii) one (1) business day) to Parent any material nonpublic information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.3(b). Unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall not take any action to exempt any Person other than Parent or Merger Sub from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Governing Documents, or otherwise cause such restrictions not to apply. The Company agrees that it will not, directly or indirectly, enter into any agreement with any Person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.3(c).

(d) Notwithstanding anything in this Section 6.3 to the contrary, but subject to Section 6.3(e), at any time prior to obtaining the Company Stockholder Approval, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 6.3(a)(iv), Section 6.3(a)(vi) or Section 6.3(a)(viii) (to the extent related to Section 6.3(a)(iv) or Section 6.3(a)(vi))) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law or (ii) make a Change of Recommendation and cause the Company to terminate this Agreement pursuant to and in accordance with Section 9.1(g) in order to enter into a definitive agreement providing for an Acquisition Proposal (that did not result from a breach of Section 6.3(a)), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a Superior Proposal, but only if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law; provided that, notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 9.1(g). “Intervening Event” means any event, change or development first occurring or arising after the date hereof that is material to the Company and the Company Subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to the Company Board of Directors as of the date hereof; provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Company Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded), (C) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices) or (D) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof.

(e) Prior to the Company taking any action permitted (i) under Section 6.3(d)(i), the Company shall provide Parent with four (4) business days’ prior written notice advising Parent it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four (4) business day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such four (4) business day period the Company Board of Directors again makes all of the required determinations under Section 6.3(d)(i) (after in good faith taking into account any amendments proposed by Parent) or (ii) under Section 6.3(d)(ii), the Company shall provide Parent with four (4) business days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such four (4) business day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such four (4) business day period the Company Board of Directors again makes all of the required determinations under Section 6.3(d)(ii) (after in good faith taking into account the amendments proposed by Parent). With respect to Section 6.3(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal), the Company shall comply again with Section 6.3(e)(ii) with references to the applicable four (4) business day period being replaced by two (2) business days.

(f) Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal; provided that any “stop, look and listen” statement, or any such similar statement, also includes an express reaffirmation of the Company Board Recommendation. For the avoidance of doubt, this Section 6.3(f) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation except to the extent expressly permitted by Section 6.3(d) and Section 6.3(e).

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1. Access; Confidentiality; Notice of Certain Events.

(a) From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request (including information for purposes of transition and integration planning). Notwithstanding the foregoing, the Company shall not be required by this Section 7.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof (provided, however, that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which would violate applicable Law (provided, however, that the Company shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which would cause the loss of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its reasonable best efforts to allow for such disclosure to the maximum extent that does not result in a loss of such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to counsel for Parent to the extent reasonably required for the purpose of obtaining required approvals or consents, or making filings or providing notices, subject to prior execution of a common interest or joint defense agreement in customary form. Parent and the Company will cooperate to minimize to the extent reasonably practicable any unnecessary disruption to the businesses of the Company and the Company Subsidiaries that may result from the requests for access, data and information hereunder. Any access to any properties or facilities of the Company or any Company Subsidiary shall be subject to the Company’s reasonable security measures and shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including, without limitation, any Phase I or Phase II environmental assessments.

(b) Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c) Promptly following the date hereof, Parent and the Company shall establish a transition and integration planning team (the “Integration Committee”), comprised of (i) the Chief Executive Officer and/or Chief Financial Officer of Parent, (ii) one or two other senior executives of Parent designated by the Chief Executive Officer of Parent, (iii) the Chief Executive Officer and/or Chief Financial Officer of the Company and (iv) one or two other senior executives of the Company designated by the Chief Executive Officer of the Company. The chair of the Integration Committee will be the Chief Executive Officer of Parent or such other Person as designated by the Chief Executive Officer of Parent. Subject to applicable Law, the Integration Committee shall discuss and plan for a transition and integration planning process concerning the combination of the operations of Parent, the Company and their respective Subsidiaries after the Closing (the “Integration Plan”), and shall meet from time to time, as reasonably requested by the Chief Executive Officer of Parent. Notwithstanding anything in this Section 7.1(c) to the contrary and without limiting any of the obligations of the Company or any Company Subsidiary contained elsewhere in this Agreement, prior to the Effective Time, none of the Company nor any of the Company Subsidiaries shall be obligated to take any action, or to refrain from taking any action, as a result of any of the discussions or meetings of the Integration Committee or otherwise in connection with the Integration Plan or otherwise, unless such actions are contingent upon the occurrence of the Closing.

Section 7.2. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Merger, as promptly as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions, including the Merger, as promptly as practicable after the date hereof, and (ii) taking all steps as may be necessary, subject to the limitations in this Section 7.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals as promptly as practicable after the date hereof. In furtherance and not in limitation of the foregoing, each Party agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within ten (10) business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, (y) make an appropriate filing with the European Commission with respect to the Transactions as promptly as practicable after the date hereof, and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested by the European Commission pursuant to Antitrust Laws and, subject to the terms and conditions of this Agreement, to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or obtain consents under such Antitrust Laws and (z) make all other necessary filings as promptly as practicable after the date hereof, and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested under any Antitrust Laws. Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub or any of their respective Subsidiaries shall be required to, and the Company may not and may not permit any Subsidiary to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Company, Parent, Merger Sub or any Subsidiary of any of the foregoing, (B) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company, the Surviving Company, Parent, Merger Sub or any Subsidiary of any of the foregoing in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Company, Parent, Merger Sub or any Subsidiary of any of the foregoing; provided that if requested by Parent, the Company or its Subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or its Subsidiaries in the event the Closing occurs.

(b) Each of Parent and the Company shall, in connection with and without limiting the efforts referenced in Section 7.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements existing as of the date hereof and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.2(b) as “Antitrust Counsel Only Material.” Without limiting Parent’s cooperation obligations described in Section 7.2(a) and this Section 7.2(b) (including, for the avoidance of doubt, Parent’s obligation to use reasonable best efforts to take all steps as may be necessary, subject to the limitations in this Section 7.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals as promptly as practicable after the date hereof), Parent will control the ultimate strategy for securing approvals and expiration of relevant waiting periods under the Antitrust Laws.

(c) In connection with and without limiting the foregoing, the Company shall give any notices to third parties required under Contracts, and the Company shall use, and cause each of the Company Subsidiaries to use, its reasonable best efforts to obtain any third party consents to any Contracts that are necessary, proper or advisable to consummate the Transactions, including the Merger. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of the Company, if requested by Parent and either (a) reimbursed or indemnified for by Parent or (b) subject to the occurrence of the Effective Time).

Section 7.3. Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that (a) neither Party shall be required by this Section 7.3 to provide any such review or comment to the other in connection with the Company’s receipt of (and the existence of) an Acquisition Proposal or a Change of Recommendation and matters directly related thereto and (b) the Parties shall not be required by this Section 7.3 to provide any such review or comment to the other Party to the extent that such release, announcement or disclosure relates to any dispute between the Parties relating to this Agreement; provided, further, that each Party and their respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.3.

Section 7.4. D&O Insurance and Indemnification.

(a) For six (6) years from and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs (including reasonable attorneys’ fees) and expenses (including advancing costs (including reasonable attorneys’ fees) and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding, whether civil, criminal, administrative or investigative process, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving or having served as an officer, director, employee or other fiduciary of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Company Subsidiary, to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Persons in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement. The Parties agree that the foregoing rights to indemnification and advancement shall also apply with respect to any action to enforce this provision and that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Company on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 7.4, the provisions of this Section 7.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b) For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions).

(c) At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than two hundred fifty percent (250%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase as much coverage as reasonably practicable for the Base Amount.

(d) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.4. The rights and obligations under this Section 7.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 7.4, each of whom may enforce the provisions thereof.

Section 7.5. Takeover Statutes. The Company shall use its reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to this Agreement, the Voting Agreement or any of the Transactions (including, for the avoidance of doubt, the Sale and the Merger), and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger, the other Transactions (including, for the avoidance of doubt, the Sale) and the transactions contemplated by the Voting Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on this Agreement, the Voting Agreement and the Transactions (including, for the avoidance of doubt, the Sale and the Merger). No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to this Agreement, the Voting Agreement or any of the Transactions (including, for the avoidance of doubt, the Sale and the Merger).

Section 7.6. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 7.7. Employee Matters.

(a) Parent shall, or shall cause its Subsidiaries to, assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended if and as permitted pursuant to the terms of such Company Benefit Plans and this Agreement. Effective as of the Effective Time and for a period of twelve (12) months thereafter, Parent shall provide, or shall cause the Surviving Company to provide, to each employee of the Company or any Company Subsidiary who continues to be employed by Parent or the Surviving Company or any Subsidiary thereof (the “Continuing Employees”), (i) at least the same wage rate or base salary as in effect for such Continuing Employee immediately prior to the Effective Time, (ii) target incentive compensation opportunities (including cash and equity compensation) and health and welfare benefits (excluding severance) that are no less favorable, in the aggregate, than as in effect for such Continuing Employee immediately prior to the Effective Time, and (iii) severance benefits that are no less favorable than the severance benefits for which such Continuing Employee was eligible under the Company Benefit Plans in effect as of the date of this Agreement as set forth on Section 7.7(a) of the Company Disclosure Letter.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time (including, for avoidance of doubt, any service credit provided by the Company or its Subsidiaries to such Continuing Employee in connection with acquisitions occurring prior to the Effective Time); provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plan is of the same type as the Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent or its applicable Subsidiary shall use its commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents and (B) Parent and its applicable Subsidiary shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) If, at least twenty (20) business days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall terminate any and all

401(k) plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence reasonably satisfactory to Parent that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors at least two (2) business days prior to the day on which the Effective Time occurs; provided that prior to terminating the Company’s 401(k) plan, the Company shall provide Parent with the form and substance of any applicable resolutions for review (and the Company shall consider any of Parent’s comments in good faith). If the Company 401(k) plan is terminated pursuant to this Section 7.7(c), then as soon as practicable following the 401(k) Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in the Company 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan, and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan, except to the extent that accepting such transfers would adversely affect the tax-qualified status of Parent’s 401(k) plan or as may be prohibited by Parent’s 401(k) plan.

(d) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee, or any collective bargaining agreement or similar labor agreement with any labor organization, work council or trade union covering such Continuing Employee. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Section 7.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or Merger Sub, and (ii) create any third party rights in any current or former employee or other service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 7.8. Rule 16b-3. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.9. Stockholder Litigation. The Company shall provide Parent prompt notice of any litigation brought by any stockholder of the Company or purported stockholder of the Company against the Company, any of its Subsidiaries and/or any of their respective directors or officers relating to the Merger or any of the other Transactions or this Agreement, and shall keep Parent informed on a prompt and timely basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Parent and its affiliates (including the Surviving Company and its Subsidiaries) with respect to all liabilities, causes of action and claims arising out of, or related to, the claims asserted in such litigation or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its affiliates (including the Surviving Company and its Subsidiaries). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.9 and Section 6.1 or Section 7.2, the provisions of this Section  7.9 shall control.

Section 7.10. Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NASDAQ and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until at or after the Effective Time.

Section 7.11. Director Resignations. Prior to the Closing, the Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time, and the Company shall cooperate with Parent in preparing for the replacement, upon the Effective Time, of directors and officers of the Company Subsidiaries with those Persons designated by Parent.

Section 7.12. Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable, and no later than ten (10) business days following the date of this Agreement, the Company shall prepare, in consultation with Parent, and file with the SEC the preliminary Proxy Statement. Subject to Section 6.3(d), the Company and the Board of Directors shall include the Company Board Recommendation in the proxy statement to be filed with the SEC in connection with seeking Company Stockholder Approval (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”). Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each of the Company and Parent covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it or any amendment or supplement thereto is filed with the SEC or mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to holders of Shares and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by Parent in good faith. The Company will cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable, and in no event more than five (5) business days, after the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or the date on which the Company learns the SEC staff has no further comments on the Proxy Statement. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and correct such information, and the Company shall file an appropriate amendment or supplement describing such information with the SEC.

(b) Unless this Agreement is terminated in accordance with its terms, and notwithstanding any Change of Recommendation, the Company shall, as promptly as practicable, and in no event more than thirty (30) days after the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or the date on which the Company learns the SEC has no further comments on the Proxy Statement, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”) with a record date and meeting date to be selected after reasonable consultation with Parent, and, subject to a Change of Recommendation in accordance with Section 6.3(d), the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Within three (3) business days after the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than one time every two weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Stockholders’ Meeting that is twenty (20) business days after the date of such “broker search.” Notwithstanding anything to the contrary contained herein, the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent; provided, that if at any time following the dissemination of the Proxy Statement, either the Company or Parent reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders’ Meeting, including due to an absence of quorum, then on no more than two occasions (for each of the Company and Parent) and prior to the vote contemplated having been taken, each of the Company and Parent shall have the right to require an adjournment or postponement of the Company Stockholders’ Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, further, that no such adjournment or postponement shall delay the Company Stockholders’ Meeting by more than seven (7) days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the Outside Date. Notwithstanding the foregoing, the Company may postpone or adjourn the Company Stockholders’ Meeting if (i) the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Law, or (ii) the Board of Directors or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholders’ Meeting in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to such holders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Change of Recommendation) (in each case so long as any such information or disclosure was made in compliance with this Agreement); provided that the Company shall be permitted to postpone or adjourn the Company Stockholders’ Meeting pursuant to this clause (ii) on no more than two occasions and no such adjournment or postponement shall delay the Company Stockholders’ Meeting by more than five (5) days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the Outside Date. Notwithstanding any Change of Recommendation, unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall submit this Agreement to the stockholders of the Company for adoption at the Company Stockholders’ Meeting and shall not submit any Acquisition Proposal for approval by the stockholders of the Company.

Section 7.13. Financing Cooperation.

(a) Financing Cooperation. Prior to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide all customary cooperation and all customary financial information, in each case, that is reasonably requested by Parent or Merger Sub in connection with the Financing, including furnishing to Parent (i) audited consolidated balance sheets and related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for the Company for each of the three most recently completed fiscal years of the Company ended at least sixty (60) days prior to the Closing Date prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year and (ii) unaudited condensed consolidated balance sheets and related condensed consolidated statements of operations, comprehensive income and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for the Company for the fiscal quarter ended June 30, 2018 and each subsequent fiscal quarter ended on a date that is at least forty (40) days before the Closing Date, in each case, to the extent it would not unreasonably interfere with the Company’s and the Company Subsidiaries’ business or operations. Notwithstanding anything to the contrary in this Section 7.13 and Section 7.14, neither the Company nor any Company Subsidiary shall pursuant to this Section 7.13 or Section 7.14 (I) be required to incur any fees, expenses or other liabilities prior to the Effective Time for which it is not previously or promptly reimbursed or simultaneously indemnified, (II) be required to cause any director, officer, member, partner, accountant, legal counsel, employee or other Representative of the Company or any Company Subsidiary to take any action that would reasonably be expected to result in such Person incurring any personal liability, (III) be required to waive or amend any terms of this Agreement, (IV) be required to provide any information that is prohibited or restricted from being provided by applicable Law or contractual obligation existing as of the date hereof or is legally privileged (provided, however, that the Company shall use its commercially reasonable efforts to provide an alternative means of disclosing or providing such information to the maximum extent permitted by Law or such contractual obligation or to the maximum extent that does not result in a loss of such legal privilege, as applicable, and in the event that the Company or any

Company Subsidiary does not provide access or information in reliance on this clause, the Company shall provide notice to Parent that information is being withheld), (V) be required to, nor shall any of their directors, employees, officers, members, partners or managers be required to, adopt resolutions or consents to approve or authorize the execution of the agreements, documents and instruments pursuant to which the Financing is obtained or to execute, deliver or enter into, or perform any agreement, document or instrument (other than customary authorization letters or as set forth in Section 7.14), including any credit or other agreements, guarantees, pledge or security documents or certificates in connection with the Financing, in each case, that would be effective prior to the Effective Time and any such action, authorization, consent, approval, execution, delivery or performance will only be required of the respective directors, employees, officers, members, partners or managers of the Company and the Company Subsidiaries who retain their respective positions as of, and immediately after, the Effective Time (except in each case with respect to customary authorization letters or as set forth in Section 7.14), (VI) be required to (or be required to cause their Representatives to) enter into or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Effective Time (except as set forth in Section 7.14), (VII) be required to (or be required to cause their Representatives to) provide any indemnity prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (VIII) be required to (or be required to cause their Representatives to) take any action that would conflict with or violate any charter or other organizational documents, (IX) be required to (or be required to cause their Representatives to) take any actions that would cause any representation or warranty in this Agreement to be breached by the Company or any Company Subsidiary or that would cause any condition set forth in Article VIII to fail to be satisfied (in each case unless Parent waives such breach or failure prior to the Company or any Company Subsidiary taking such action), (X) be required to (or be required to cause their Representatives to) prepare pro forma financial statements or any financial statements (other than those described in the first sentence of this Section 7.13(a)) that are not prepared in the ordinary course of its financial reporting practice, (XI) be required to (or be required to cause their Representatives to) deliver for inclusion in any syndication or offering materials any financial information with respect to a fiscal period that has not yet ended, or (XII) be required to (or be required to cause their Representatives to) provide opinions of internal or external counsel (except as set forth in Section 7.14). All non-public or otherwise confidential information regarding the Company or the Company Subsidiaries obtained by Parent, Merger Sub or their respective Representatives pursuant to this Section 7.13(a) or by them otherwise from or on behalf of the Company shall be kept confidential in accordance with the Confidentiality Agreement; provided that, notwithstanding anything to the contrary herein or in the Confidentiality Agreement, such information may be disclosed (i) to prospective lenders, underwriters, initial purchasers, dealer managers and agents during syndication and marketing of the Financing that enter into confidentiality arrangements customary for financing transactions of the same type as the Financing (including customary “click-through” confidentiality undertakings) and (ii) on a confidential basis to rating agencies. Any reference in this Agreement to the “Financing” (other than in Section 5.6) shall include any financing that Parent, Merger Sub and/or other Subsidiaries of Parent elects to obtain for the purpose of financing the transactions contemplated hereby or any transaction undertaken in connection herewith, whether or not pursuant to the Debt Commitment Letter.

(b) Use of Logos. The Company hereby consents to the reasonable use of the Company’s and the Company Subsidiaries’ logos solely in connection with the marketing of the financing for the Transactions; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or the Company Subsidiaries.

(c) Reimbursement. Promptly upon written request by the Company, Parent will reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred by the Company, the Company Subsidiaries and their respective Representatives in connection with the cooperation contemplated by this Section 7.13 or Section 7.14, other than to the extent any such costs and expenses are incurred as a result of the gross negligence, bad faith or willful misconduct of the Company, any Company Subsidiary or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing.

(d) Indemnification. The Company, the Company Subsidiaries and its and their respective affiliates and Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Financing pursuant to this Agreement, the provision of information utilized in connection therewith (other than written information provided by or on behalf of the Company) and the cooperation contemplated by Section 7.14, other than to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of the Company, any Company Subsidiary or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing. This indemnification shall survive the termination of this Agreement.

(e) No Financing Condition. Each of Parent and Merger Sub hereby acknowledge and agree that obtaining the Financing is not a condition to the Merger, and that if the Financing is not obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VIII and the other terms hereof, to consummate the Merger.

Section 7.14. Treatment of Company Indebtedness.

(a) Credit Agreements. The Company shall, and shall cause the Company Subsidiaries to, deliver all notices and take all other actions reasonably requested by Parent that are required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under each of the Company Credit Agreements, the repayment in full of all obligations, if any, outstanding thereunder, the release of all Liens, if any, securing such obligations, and the release of guarantees in connection therewith on the Closing Date as of the Effective Time (such termination, repayment and releases, the “Credit Facility Terminations”). In furtherance and not in limitation of the foregoing, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to deliver to Parent at least two (2) business days prior to the Closing Date (with drafts being delivered in advance as reasonably requested by Parent), executed payoff letters, in each case, with respect to each of the Company Credit Agreements (each, a “Payoff Letter”) in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and the Company Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable Payoff Letter on the Closing Date as of the Effective Time, be released and terminated. Notwithstanding anything herein to the contrary, in no event shall this Section 7.14(a) require the Company or any of the Company Subsidiaries to cause the Credit Facility Terminations to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the Company or the Company Subsidiaries funds (or Parent has directed the Company or any of the Company’s Subsidiaries to use funds on their balance sheet) to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under each Company Credit Agreement.

(b) Company Notes. Upon written request of Parent, the Company shall, and shall cause the Company Subsidiaries to, as applicable, (i) execute and deliver, or cause to be executed and delivered, in each case, to the trustee under the indenture (the “Indenture” ) at or prior to the Effective Time, such documents or instruments required to comply with the requirements of Sections 5.1, 10.4 and 10.5 of the Indenture applicable to each series of the Company’s outstanding senior notes (the “Company Notes”) in connection with the Merger, and (ii) provide all assistance reasonably requested by Parent in connection with obtaining the execution of such instruments by the other parties required to execute such instruments and take any other actions reasonably requested by Parent (which shall not require any payment by the Company or the Company Subsidiaries) that are customary or necessary in connection therewith, including the execution and delivery by the Company, the Company Subsidiaries or their Representatives (as applicable) of customary officers’ certificates, supplemental indentures and legal opinions, respectively, to the trustee under the applicable Indenture, to the extent such certificates, supplemental indentures and opinions are required thereby. Notwithstanding the foregoing, neither Company nor the Company Subsidiaries shall be required to execute and deliver any document or instrument (or cause any document or instrument to be executed or delivered) (i) that would be inaccurate in light of the facts and circumstances at the time delivered, or (ii) not conditioned on or delivered substantially concurrently with the occurrence of the Effective Time.

Section 7.15. Quarterly Dividends. For the avoidance of doubt, following the Effective Time, the Surviving Company shall remain responsible for the payment of, and Parent shall cause the Surviving Company to pay, the applicable Quarterly Dividend declared by the Company Board of Directors in compliance with this Agreement and applicable Law and that has a record date prior to the Effective Time and a payment date after the Effective Time so long as the Company had sufficient legally available funds to pay such Quarterly Dividend prior to the Effective Time; provided that nothing in this Section 7.15 shall permit the Company or the Company Board of Directors from taking any action prohibited by Section 6.1(b)(ii).

Section 7.16. Sale and Purchase of Treasury Shares.

(a) Sale and Purchase. Immediately prior to, and subject to the occurrence of, the Effective Time, the Company shall issue and sell to Parent, and Parent shall purchase, all of the Treasury Shares for per share consideration equal to the Merger Consideration, payable by Parent to the Company either (at Parent’s election) in cash or a promissory note in the form attached hereto as Annex B (the “Sale”).

(b) Reports. The Company shall provide to Parent written reports, on each of the first (1st) and fifteenth (15th) day of every month and on the second (2nd) business day prior to the anticipated Closing Date, setting forth the number of Treasury Shares as of the date immediately prior to the date of such report, including a reasonably detailed explanation of the changes to the number of Treasury Shares from the prior report.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by written agreement of Parent, Merger Sub and the Company, to the extent permitted by applicable Law:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

(c) Antitrust Approval. (i) Any waiting period (and extensions thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated or (ii) any other required approvals, consents, or clearances under any Antitrust Laws of the jurisdictions set forth in Section 8.1(c) of the Company Disclosure Letter shall have been obtained.

Section 8.2. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent or Merger Sub:

(a) Representations and Warranties. (A) The representations and warranties of the Company set forth in Section 4.1(a) (other than the second sentence thereof), Section 4.1(c) (solely with respect to the first two sentences thereof), Section 4.2(c), Section 4.2(d) (other than the second sentence thereof), Section 4.3, Section 4.22, Section 4.23, Section 4.24, Section 4.25(b) and Section 4.26 shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of the Company set forth in Section 4.2(a) and Section 4.2(b) shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (C) the representations and warranties of the Company set forth in Section 4.8(a) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made on and as of the Closing; and (D) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date hereof or shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (D), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations. The Company shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d) Company Officer’s Certificate. Parent and Merger Sub shall have received from the Company a certificate, dated as of the Closing Date and signed by the Company’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e) Completion of the Sale. The Sale shall have been consummated in accordance with Section 7.16(a).

Section 8.3. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article V (without giving effect to any qualification as to materiality contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except where any failures of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

(b) Performance of Obligations. Parent and Merger Sub shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c) Parent Officers’ Certificate. The Company shall have received from the Parent a certificate, dated as of the Closing Date and signed by Parent’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX

TERMINATION

Section 9.1. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned, at any time before the Effective Time, as follows (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by the Company, in the event that (i) the Company is not then in material breach of this Agreement and (ii) (A) Parent and/or Merger Sub shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement, or (B) any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall have become inaccurate, and in either case of clauses (A) or (B) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) to be satisfied, and (II) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent or Merger Sub, as applicable, before the earlier of (x) the business day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;

(c) by Parent, in the event that (i) neither Parent nor Merger Sub is then in material breach of this Agreement and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clause (A) or (B) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) to be satisfied, and (II) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the business day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent or Merger Sub of such breach, failure to perform, violation or inaccuracy;

(d) by either Parent or the Company, in the event that the Effective Time has not occurred on or before the date that is six (6) months after the date hereof (the “Outside Date”); provided that (i) if, on the Outside Date, all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(b) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law) or Section 8.1(c) and those conditions that by their nature are to be on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the Outside Date shall automatically be extended for all purposes hereunder by a period of two (2) months and (ii) the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Effective Time to occur by the Outside Date and such action or failure to act constitutes a material breach of this Agreement;

(e) by Parent, if, (i) prior to obtaining the Company Stockholder Approval, a Change of Recommendation has occurred or (ii) the Company has materially breached Section 6.3;

(f) by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(g) by the Company, prior to obtaining the Company Stockholder Approval, in order to effect a Change of Recommendation and substantially concurrently enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied with Section 6.3 and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.2(b)(iv); or

(h) by either Parent or the Company, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained.

Section 9.2. Effect of Termination.

(a) In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 9.2 and Section 10.3 through Section 10.12 shall survive such termination; provided that nothing herein shall relieve any Party from liability for fraud or willful breach of this Agreement prior to such termination. For purposes of this Agreement, “willful breach” shall mean a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement.

(b) Termination Fee.

(i) If (A) Parent or the Company terminates this Agreement pursuant to Section 9.1(h), (B) after the date hereof and prior to the date of such termination, an Acquisition Proposal is publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least three (3) business days prior to the Company Stockholders’ Meeting, and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into, on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent a fee of $566,000,000 in cash (the “Termination Fee”).

(ii) If (A) after the date hereof and prior to the termination of this Agreement, an Acquisition Proposal is made to the Company Board of Directors or the Company’s management or becomes publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least three (3) business days prior to such termination, (B) (I) Parent or the Company terminates this Agreement pursuant to Section 9.1(d) or (II) Parent terminates this Agreement pursuant to (x) Section 9.1(c)(ii)(A) due to a breach of, or a failure to perform or comply with, one or more covenants or agreements under this Agreement following the making of such Acquisition Proposal, or (y) Section 9.1(e)(ii) and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into, on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent the Termination Fee.

(iii) If Parent terminates this Agreement pursuant to (A) Section 9.1(e)(i) or (B) Section 9.1(e)(ii) (in the case of this clause (B) if the Company has materially and willfully breached Section 6.3), within two (2) business days after such termination, the Company shall pay to Parent the Termination Fee.

(iv) If the Company terminates this Agreement pursuant to Section 9.1(g), substantially concurrently with or prior to (and as a condition to) such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(v) In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii), (iii) or (iv), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. Parent shall promptly provide wire transfer instructions in writing to the Company upon request (and in any event with sufficient time to allow the Company to pay or cause to be paid to Parent any Termination Fee payable hereunder within the time periods required by this Section 9.2(b)). For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(vi) Solely for purposes of Section 9.2(b)(i) and Section 9.2(b)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that all references to “fifteen percent (15%)” and “eighty-five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”

(c) Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement. Each Party further acknowledges that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.2(b), then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Parent interest on the amounts payable pursuant to Section 9.2(b) from and including the date payment of such amounts was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, upon Parent’s receipt of the full Termination Fee (and any other amounts contemplated by this Section 9.2(c)) pursuant to this Section 9.2 in circumstances in which the Termination Fee is payable, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for fraud or willful breach (as defined in Section 9.2(a)).

ARTICLE X

MISCELLANEOUS

Section 10.1. Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b) At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, Merger Sub or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. No failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.2. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.3. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 10.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by facsimile transmission or electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Broadcom Inc.

1320 Ridder Park Drive

San Jose, California 95131

Email:           mark.brazeal@broadcom.com

Attention:     Mark Brazeal, Chief Legal Officer

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Email:           dckarp@wlrk.com

                       rcchen@wlrk.com

Facsimile:     (212) 403-2000

Attention:      David C. Karp

                      Ronald C. Chen

if to the Company, to:

CA, Inc.

3965 Freedom Circle, Suite 1100

Santa Clara, California 95054

Email:            ava.hahn@ca.com

Attention:      Ava Hahn, Executive Vice President,

                      General Counsel and Corporate Secretary

with copies to:

CA, Inc.

520 Madison Avenue, 22nd Floor

New York, New York 10022

Email:            mike.gregoire@ca.com

Attention:      Mike Gregoire, Chief Executive Officer

and

Wilson Sonsini Goodrich & Rosati P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, California 94105

Email:           mringler@wsgr.com

                       dliu@wsgr.com

Facsimile:     (415) 947-2099

Attention:      Michael Ringler

                      Derek Liu

Section 10.5. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.6. Counterparts. This Agreement may be executed manually or by facsimile or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.7. Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except as provided in Section 7.4 and Section 10.13, nothing in this Agreement (including the Company Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 10.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

Section 10.9. Governing Law; Jurisdiction.

(a) This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may directly or indirectly result from, arise out of, be in connection with or relating to this Agreement or the other agreements delivered in connection herewith, or the execution or performance of this Agreement or such other agreements, or the Merger or the other Transactions (the “Relevant Matters”) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Relevant Matter or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9(b) in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 10.10. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE RELEVANT MATTERS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11. Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.12. Enforcement; Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and to any further equitable relief.

(c) The Parties’ rights in this Section 10.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 10.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 10.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 10.13. Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, the Company Subsidiaries and each of its controlled affiliates hereby: (a) agrees that any Proceedings, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to this Agreement, the Financing or any of the agreements (including any applicable commitment letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any Federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such Proceedings to the exclusive jurisdiction of such court; (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable commitment letter or other applicable definitive document relating to the Financing; (c) agrees not to bring or support or permit any of its controlled affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Federal or state court in the Borough of Manhattan, New York, New York; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceedings in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceedings brought against the Financing Parties in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that neither the Company nor any of the Company Subsidiaries nor any of their respective affiliates or Representatives (in each case, other than Parent, Merger Sub and their respective Subsidiaries) shall have any rights or claims against any Financing Party in connection with this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby; (g) agrees that none of the Financing Parties will have any liability to the Company or any of the Company Subsidiaries or any of their respective affiliates or Representatives (in each case, other than Parent, Merger Sub and their respective Subsidiaries) relating to or arising out of this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and (h) agrees that (and each other Party hereto agrees that) the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 10.13, and such provisions and the definition of “Financing Parties” shall not be amended in any way materially adverse to the Financing Parties without the prior written consent of the Financing Entities.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BROADCOM INC.

By	/s/ Thomas H. Krause, Jr.
Name: Thomas H. Krause, Jr.
Title: Chief Financial Officer

COLLIE ACQUISITION CORP.

By	/s/ Thomas H. Krause, Jr.
Name: Thomas H. Krause, Jr.
Title: Chief Financial Officer and Treasurer

CA, INC.

By	/s/ Michael P. Gregoire
Name: Michael P. Gregoire
Title: Chief Executive Officer

Annex B

July 11, 2018

Board of Directors

CA, Inc.

520 Madison Avenue

New York, New York 10022

Members of the Board:

We understand that CA, Inc., a Delaware corporation (the “Company”), Broadcom Inc., a Delaware corporation (“Parent”), and Collie Acquisition Corp., a Delaware corporation and a wholly owned direct or indirect subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of July 11, 2018 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). The Company will be the surviving entity in the Merger, and from and after the effective time of the Merger, will be a wholly owned subsidiary of Parent. Pursuant to the Merger, each share of common stock, $0.10 par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger, other than any Remaining Shares, Converted Shares, Dissenting Shares or Company Restricted Shares (each as defined in the Merger Agreement), will be converted into the right to receive $44.50 per share in cash, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock, other than Parent, the Company and their respective affiliates (the “Holders”), is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed the Merger Agreement, certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We also have assumed that the Merger will be

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

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consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the Company.

We have been engaged by the Company to provide financial advisory services and have acted as financial advisor to the Board of Directors of the Company in connection with the Merger. We will receive a fee for our services, a portion of which has been earned in connection with our engagement and paid during the two-year period prior to the date hereof, and a further portion of which will become payable upon rendering of this opinion. We will also receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates and Parent pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we would expect to receive compensation.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration.

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders is fair, from a financial point of view, to such Holders.

Yours faithfully,

Qatalyst Partners LP

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)

In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

Execution Version

July 11, 2018

Broadcom Inc.

Collie Acquisition Corp.

1320 Ridder Park Drive

San Jose, California 95131

Ladies and Gentlemen:

The undersigned (each a “Stockholder”) understands that Broadcom Inc. (“Broadcom”), Collie Acquisition Corp. (“Merger Sub”) and CA, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for Broadcom to acquire the Company for consideration of $44.50 per share of common stock of the Company (“Company Common Stock”), to be effected through the merger of Merger Sub with and into the Company, with the Company being the surviving entity of the merger (the “Merger”). We further understand that it is a condition to, and an inducement for, Broadcom and Merger Sub to enter into the Merger Agreement, that each Stockholder has agreed to enter into this letter agreement (together with Annex A and Schedule A hereto, this “Agreement”).

Each Stockholder hereby irrevocably and unconditionally agrees that, at any annual or special meeting of the stockholders of the Company, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, in each case: (a) appear at each such meeting or otherwise cause all of such Stockholder’s Subject Shares (as defined in Annex A) to be counted as present thereat for purposes of determining a quorum and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of such Stockholder’s Subject Shares: (i) in favor of (A) the adoption of the Merger Agreement and (B) any proposal to adjourn or postpone any such meeting of stockholders of the Company to a later date if there are not sufficient votes to adopt the Merger Agreement; and (ii) against any action, proposal agreement or transaction (including any alternative to the Merger) involving the Company that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone or prevent the consummation of the Merger. Each Stockholder further agrees not to, directly or indirectly, take any action that would have the effect of preventing, impairing or materially delaying such Stockholder from performing any of its obligations under this Agreement or that would, or would reasonably be expected to, have the effect of preventing, impairing or materially delaying, the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

Each Stockholder hereby irrevocably appoints Broadcom as its attorney and proxy with full power of substitution and resubstitution, to the full extent of such Stockholders’ voting rights with respect to all such Stockholders’ Subject Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the Delaware General Corporation Law) to vote, and to execute written consents with respect to, all such Stockholders’ Subject Shares solely on the matters described in the immediately preceding paragraph, and in accordance therewith. Each Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Each Stockholder shall retain at all times the right to vote such Stockholder’s Subject Shares in such Stockholder’s sole discretion in all other respects and shall not, directly or indirectly, (i) create or permit to exist any Encumbrance (as defined in Annex A) on any of such Stockholder’s Subject Shares or (ii) transfer, sell, assign, gift, hedge, distribute, pledge or otherwise dispose of (including, for the avoidance of doubt, by depositing, submitting or otherwise tendering any such Subject Shares into any tender or exchange offer), or enter into any derivative arrangement with respect to, any of such Stockholder’s Subject Shares, or any right or interest therein (or agree to any of the foregoing).

Each Stockholder and each of Broadcom and Merger Sub agrees to the foregoing and to the additional terms and conditions, and makes the applicable representations, set forth in Annex A hereto.

[signature pages follow]

Sincerely,

Careal Property Group AG

By:	/s/ Martin Haefner and Eva Maria Bucher-Haefner
Name: Martin Haefner and Eva Maria Bucher-Haefner
Title: Chairman

BigPoint Holding AG

By:	/s/ Martin Haefner
Name: Martin Haefner
Title: Chairman

/s/ Martin Haefner
Martin Haefner

/s/ Eva Maria Bucher-Haefner
Eva Maria Bucher-Haefner

ACKNOWLEDGED AND AGREED:

Broadcom Inc.

By	/s/ Thomas H. Krause, Jr.
Name: Thomas H. Krause, Jr.
Title: Chief Financial Officer

Collie Acquisition Corp.

By	/s/ Thomas H. Krause, Jr.
Name: Thomas H. Krause, Jr.
Title: Chief Financial Officer and Treasurer

ANNEX A

With respect to a Stockholder, the term “Subject Shares” shall mean the number of shares of Company Common Stock set forth opposite such Stockholder’s name on Schedule A, together with any After Acquired Shares. The term “After Acquired Shares” shall mean any shares of Company Common Stock or other voting equity securities of the Company that are hereafter issued to or otherwise directly or indirectly acquired or beneficially owned by such Stockholder prior to the valid termination of this Agreement.

Each Stockholder represents and warrants as to such Stockholder, on a several basis, to Broadcom and Merger Sub that (1) this Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Broadcom and Merger Sub, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms; (2) such Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act), as set forth in Schedule A, of all of such Stockholder’s Subject Shares and, with respect to Careal Property Group AG and BigPoint Holding AG, has good and marketable title to all of such Stockholder’s Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements, or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), and the Subject Shares constitute all of the shares of Company Common Stock and any other securities of the Company beneficially owned by such Stockholder as of the date hereof; and (3) such Stockholder has sole or shared voting power, as applicable and as set forth on Schedule A, with respect to all of such Stockholder’s Subject Shares and, subject to the shared voting powers described in Schedule A, full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Subject Shares.

Each Stockholder forever and irrevocably waives and agrees not to exercise any appraisal rights or dissenters’ rights pursuant to Section 262 of the Delaware General Corporation Law or otherwise in respect of such Stockholder’s Subject Shares that may arise in connection with the Merger. Each party to this Agreement shall not, and shall cause its controlled affiliates (other than the Company and its Subsidiaries, in the case of each Stockholder) and its and their respective representatives not to, make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed) except as may be required by applicable law; provided that Broadcom and Merger Sub may disclose this Agreement or a description of its contents in all documents filed with any governmental entity or securities exchange, or any press release or other disclosure that Broadcom or Merger Sub reasonably determines to be necessary or advisable in connection with the transactions contemplated by the Merger Agreement or this Agreement.

This Agreement shall terminate automatically upon the valid termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that nothing set forth in this paragraph shall relieve any party from liability for any material breach of this Agreement prior to termination hereof, and the provisions of this paragraph and the following four paragraphs shall survive any termination of this Agreement.

The parties agree that irreparable damage would occur in the event that any Stockholder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Broadcom and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon Broadcom and Merger Sub will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon Broadcom or Merger Sub, and the exercise by Broadcom or Merger Sub of any one remedy will not preclude the exercise of any other remedy.

Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, and the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

Each Stockholder agrees to execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law, to perform its obligations under this Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and this agreement may not be assigned by any party (including by operation of law, by merger or otherwise).

This Agreement and the agreements, including the irrevocable proxy, contained in this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other jurisdiction. Each Stockholder hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each Stockholder hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each Stockholder agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each Stockholder irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this paragraph in the manner provided for notices in this Agreement. Nothing in this Agreement will affect the right of Broadcom or Merger Sub to serve process in any other manner permitted by applicable law. EACH STOCKHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH STOCKHOLDER CERTIFIES AND ACKNOWLEDGES THAT (A) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, AND (B) IT MAKES SUCH WAIVERS VOLUNTARILY.

Schedule A

Name of Stockholder	Address for Notices	Number of Shares of Company Common Stock

Careal Property Group AG		65,513,380 owned of record (sole voting and dispositive power)

BigPoint Holding AG		38,300,000 owned of record (sole voting and dispositive power)

Martin Haefner		38,300,000 owned beneficially (sole voting and dispositive power)
65,513,380 owned beneficially (shared voting and dispositive power)

Eva Maria Bucher-Haefner		65,513,380 owned beneficially (shared voting and dispositive power)

Annex E

AMENDMENT NO. 1 TO

STOCKHOLDER PROTECTION RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO THE STOCKHOLDER PROTECTION RIGHTS AGREEMENT (this “Amendment”) is dated as of July 11, 2018 (the “Effective Date”) and amends that certain Stockholder Protection Rights Agreement, dated as of November 30, 2015 (the “Rights Agreement”), as amended, by and between CA, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined herein have the meaning given to such terms in the Rights Agreement.

RECITALS

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger, dated as of July 11, 2018 (the “Merger Agreement”), with Broadcom Inc. (“Parent”) and Collie Acquisition Corp. (“Merger Sub”), pursuant to which, among other things, and subject to the terms and conditions of the Merger Agreement, (a) Merger Sub shall be merged with and into the Company (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving Company (the “Surviving Company”) and a direct or indirect wholly owned subsidiary of Parent, (b) each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement), other than any Remaining Shares, Converted Shares, Dissenting Shares or Company Restricted Shares (each as defined in the Merger Agreement), will be automatically converted into and thereafter represent the right to receive the Merger Consideration (as defined in the Merger Agreement) and (c) immediately prior to the Effective Time (as defined in the Merger Agreement), the Company will issue and sell to Parent the Treasury Shares (as defined in the Merger Agreement);

WHEREAS, prior to the execution and delivery of the Merger Agreement, pursuant to resolutions adopted on July 11, 2018 (the “Board Resolutions”), the board of directors of the Company (the “Board”) adopted and approved the Merger Agreement and the transactions contemplated thereby, including the Sale (as defined in the Merger Agreement) and the Merger;

WHEREAS, pursuant to, and in accordance with, Section 5.4 of the Rights Agreement, (i) prior to the Flip-in Date, the Company and the Rights Agent may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights, and (ii) the Rights Agent is obligated to duly execute and deliver any supplement or amendment to the Rights Agreement requested by the Company in writing, provided, that the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment complies with the terms of the Rights Agreement;

WHEREAS, pursuant to, and in accordance with, Section 2.11(e) of the Rights Agreement, and by accepting any Rights, each holder of Rights has consented and agreed that the Rights Agreement may be supplemented or amended from time to time in accordance with its terms;

WHEREAS, prior to the execution and delivery of this Amendment, no Flip-in Date has occurred;

WHEREAS, pursuant to the Board Resolutions, and in connection with entering into the Merger Agreement and the execution and delivery of the Voting Agreement, the Board has unanimously determined that an amendment to the Rights Agreement is advisable, fair to and in the best interests of the Company and its stockholders;

WHEREAS, the Company has delivered to the Rights Agent a certificate stating that this Amendment complies with the terms of the Rights Agreement, including Section 5.4 thereof; and

WHEREAS, the Rights Agent is hereby requested and directed to execute and deliver to the Company this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth herein, the parties hereby agree as follows:

1. Amendment of the Rights Agreement.

A. Section 1.1 of the Rights Agreement is hereby amended by adding the following additional definitions, each to be included in alphabetical order with all other definitions contained in Section 1.1 of the Rights Agreement:

“Effective Time” has the meaning ascribed to such term in the Merger Agreement.

“Merger” has the meaning ascribed to such term in the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of July 11, 2018, by and among Parent, Merger Sub and the Company.

“Merger Sub” has the meaning ascribed to such term in the Merger Agreement.

“Parent” has the meaning ascribed to such term in the Merger Agreement.

“Sale” has the meaning ascribed to such term in the Merger Agreement.

“Transactions” has the meaning ascribed to such term in the Merger Agreement.

“Voting Agreement” has the meaning ascribed to such term in the Merger Agreement.

B. The following is added as a new Section 5.20 of the Rights Agreement:

“5.20 Exception for Merger Agreement and Voting Agreement. Notwithstanding anything to the contrary in this Agreement, none of (a) the approval, execution, delivery or performance of the Merger Agreement and/or the Voting Agreement, or (b) the consummation of the Sale, the Merger or any of the other Transactions or the transactions contemplated by the Voting Agreement shall (i) result in the occurrence of a Separation Time, Flip-in Date, or Stock Acquisition Date, or in any way permit any Rights to be exercised pursuant to Section 2.3, or otherwise, for consideration or exchanged pursuant to Section 3.1, or otherwise in any respect give rise to any provision of this Agreement becoming effective; (ii) constitute a Flip-Over Transaction or Event, Qualifying Offer within the meaning of Rule 14d-2(a) under the Exchange Act, or any other event described in Section 5.1; (iii) cause any of Parent, Merger Sub or their respective Affiliates or Associates (each, a “Parent Exempt Person”) to be deemed to be, and no Parent Exempt Person shall be, an “Acquiring Person” for any purpose in this Agreement; or (iv) cause any officer, director or employee of any Parent Exempt Person to be deemed to be, solely by reason of such Person’s status or authority as such, the “Beneficial Owner” of or to “beneficially own” any securities that are “beneficially owned” by a Parent Exempt Person, including in a fiduciary capacity. Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with the execution, delivery or performance of the Merger Agreement or the Voting Agreement, or the consummation of the Sale or the Merger or any of the other Transactions or the transactions contemplated by the Voting Agreement. Notwithstanding anything to the contrary in this Agreement, the Expiration Time shall be deemed to have occurred as of immediately prior to the Effective Time and, at such time, without any further action by the Rights Agent, the Company, Parent, Merger Sub or any current or former holder of Rights, this Agreement, the Rights, and any right to exercise the Rights provided for hereunder shall terminate and be void and of no further force or effect.”

2. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

3. Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile, PDF or other electronic means) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

4. Severability. If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable; provided, that if any such excluded term or provision shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

5. Descriptive Headings. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

6. Further Assurances. Each of the parties to this Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts entered into, made within, and to be performed entirely within such State, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of laws of any jurisdiction other than such State; provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into, made within, and to be performed entirely within such State.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

CA, INC.

By:	/s/ Ava Hahn
Name:	Ava Hahn
Title:	Executive Vice President, General Counsel and Corporate Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Kathleen Whelply
Name:	Kathleen Whelply
Title:	Manager

[Signature Page to Amendment No. 1 to Stockholder Protection Rights Agreement]

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